AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 1996.
                                                     Registration No. 333-_____
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    ---------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                             GOLDEN BEAR GOLF, INC.
                                ----------------
             (Exact name of registrant as specified in its charter)

           FLORIDA                            7999                  APPLIED FOR
         ----------                         -------                   --------
(State or other jurisdiction of  (Primary Standard Industrial    (I.R.S. Employer
 incorporation or organization)   Classification Code Number)  Identification Number)

                              11780 U.S. HIGHWAY #1
                         NORTH PALM BEACH, FLORIDA 33408
                            TELEPHONE (407) 626-3900
                           --------------------------
                   (Address, including Zip Code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                              RICHARD P. BELLINGER
                      PRESIDENT AND CHIEF OPERATING OFFICER
                             GOLDEN BEAR GOLF, INC.
                              11780 U.S. HIGHWAY #1
                         NORTH PALM BEACH, FLORIDA 33408
                            TELEPHONE (407) 626-3900
                                 --------------
                       (Name, address, including Zip Code,
                              and telephone number,
                   including area code, of agent for service)

                  Please send copies of all communications to:

     ALISON W. MILLER, ESQ.                          VALERIE FORD JACOB, ESQ.
    STEVEN D. RUBIN, ESQ.                        FRIED, FRANK, HARRIS, SHRIVER
STEARNS WEAVER MILLER WEISSLER                            & JACOBSON
   ALHADEFF & SITTERSON, P.A.                          ONE NEW YORK PLAZA
    150 WEST FLAGLER STREET                        NEW YORK, NEW YORK, 10004
          SUITE 2200                                    (212) 859-8000
     MIAMI, FLORIDA  33130
        (305) 789-3200

         Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [_] .

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering [_].

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering [_].

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [_].

                         CALCULATION OF REGISTRATION FEE
==============================================================================================================
           Title of each class of                     Proposed maximum aggregate              Amount of
         securities to be registered                     offering price(1)(2)             registration fee
- --------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01 per share                $33,120,000                      $11,421
==============================================================================================================

(1)      Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o)
         under the Securities Act of 1933.
(2)      Includes shares of Common Stock which may be purchased by the Underwriters pursuant to an over-allotment option.

                                 --------------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                             GOLDEN BEAR GOLF, INC.

         Cross-Reference Sheet Pursuant to Item 501(b) of Regulation S-K showing the location in the Prospectus of the Responses to the Items of Part I of Form S-1.

FORM S-1
ITEM NO.                 ITEM CAPTION                                   LOCATION IN PROSPECTUS
- --------                 ------------                                   ----------------------
  1.       Forepart of the Registration Statement and Outside Front     Forepart of the Registration Statement and
           Cover Page of Prospectus................................     Outside Front Cover Page of Prospectus

  2.       Inside Front and Outside Back Cover Pages of                 Inside Front and Outside Back Cover Pages
           Prospectus..............................................     of Prospectus

  3.       Summary Information, Risk Factors and Ratio of Earnings      Prospectus Summary; Risk Factors
           to Fixed Charges........................................

  4.       Use of Proceeds.........................................     Use of Proceeds

  5.       Determination of Offering Price.........................     Underwriting

  6.       Dilution................................................     Dilution

  7.       Selling Security Holders................................     Not Applicable

  8.       Plan of Distribution....................................     Underwriting

  9.       Description of Securities to be Registered..............     Description of Capital Stock

  10.      Interests of Named Experts and Counsel..................     Not Applicable

  11.      Information with Respect to the Registrant..............     Prospectus Summary; Risk Factors; The Company;
                                                                        Capitalization; Selected Historical Combined Financial and
                                                                        Operating Data; Management's Discussion and Analysis of
                                                                        Financial Condition and Results of Operations; Business;
                                                                        Principal Shareholders; Management; Certain Relationships
                                                                        and Related Transactions; Description of Capital Stock;
                                                                        Shares Eligible for Future Sale; Underwriting; Combined
                                                                        Financial Statements

  12.      Disclosure of Commission Position on
           Indemnification for Securities Act Liabilities.........      Not Applicable

PROSPECTUS                    SUBJECT TO COMPLETION

                    PRELIMINARY PROSPECTUS DATED JUNE 7, 1996

                                1,800,000 SHARES

[LOGO]                       GOLDEN BEAR GOLF, INC.

                              CLASS A COMMON STOCK

                                   ----------

         All of the 1,800,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock") of Golden Bear Golf, Inc. (the "Company") offered hereby are being offered by the Company.

         Each share of Class A Common Stock entitles its holder to one vote. The Company also has authorized and outstanding shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), which are held by Nicklaus Family Members (as hereinafter defined). Each share of Class B Common Stock entitles the holder to ten votes. The Class A Common Stock and the Class B Common Stock are collectively referred to herein as the "Common Stock." After consummation of the Offering, Nicklaus Family Members will beneficially own shares having approximately % of the combined voting power of the Company's Common Stock and % of the Company's outstanding Common Stock. Each share of Class B Common Stock will automatically convert into one share of Class A Common Stock upon the transfer of such shares to any person other than a Nicklaus Family Member. All of the Class B Common Stock will convert into Class A Common Stock if the total number of shares of Class B Common Stock outstanding falls below 20% of the aggregate number of shares of Common Stock outstanding. Except for voting and conversion rights, the Class A Common Stock and the Class B Common Stock are identical.

         Prior to the Offering, there has been no public market for the Class A Common Stock. It is currently anticipated that the initial public offering price for the Class A Common Stock will be between $14 and $16 per share. See "Underwriting" for a discussion of various factors considered in determining the initial public offering price.

         The Company intends to file an application for approval of the Class A Common Stock for quotation on the NASDAQ National Market under the symbol "JACK."

         SEE "RISK FACTORS," BEGINNING ON PAGE 7, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE CLASS A COMMON STOCK OFFERED HEREBY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
 THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

===============================================================================
                           PRICE TO          UNDERWRITING         PROCEEDS TO
                            PUBLIC            DISCOUNT(1)          COMPANY(2)
- -------------------------------------------------------------------------------
PER SHARE..........      $                  $                     $
- -------------------------------------------------------------------------------
TOTAL(3)...........      $                  $                     $
===============================================================================
(1)      The Company and Golden Bear International, Inc. have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2)      Before deducting expenses of the Offering payable by the Company
         estimated to be $             .
(3)      The Company has granted the Underwriters a 30-day option to purchase up
         to      additional shares of Class A Common Stock, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be
         $            , $            and $           , respectively. See
         "Underwriting."

         The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offers and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made in New York, New York on or about , 1996.

                                   ----------

MERRILL LYNCH & CO.

                             WILLIAM BLAIR & COMPANY

                                                      DEAN WITTER REYNOLDS INC.

                                   ----------

            THE DATE OF THIS PROSPECTUS IS                , 1996

                                    [PICTURE]



IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

         The Company intends to furnish its shareholders with annual reports containing audited financial statements examined and reported upon, with an opinion expressed by independent certified public accountants, and quarterly reports containing unaudited financial information for the first three quarters of each year.

         NICKLAUS, JACK NICKLAUS and GOLDEN BEAR are registered trademarks of Golden Bear International, Inc., a privately held Florida corporation, which have been licensed to the Company.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, (I) ALL INFORMATION IN THIS PROSPECTUS ASSUMES THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED AND (II) ALL REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" OR "GOLDEN BEAR" REFER TO GOLDEN BEAR GOLF, INC., A FLORIDA CORPORATION AND ITS SUBSIDIARIES, AFTER GIVING EFFECT TO THE REORGANIZATION, AS MORE FULLY DESCRIBED UNDER "THE COMPANY-THE REORGANIZATION," AND TO THE TRANSFER OF THE ASSETS AND STOCK TO AND THE ASSUMPTION OF THE RELATED LIABILITIES BY THE COMPANY IN THE REORGANIZATION, AS IF SUCH ASSETS AND STOCK HAD BEEN TRANSFERRED TO AND OPERATED BY, AND RELATED LIABILITIES HAD BEEN OBLIGATIONS OF, THE COMPANY FOR THE PERIODS PRESENTED HEREIN.

                                   THE COMPANY

         Golden Bear Golf, Inc. ("Golden Bear" or the "Company") is a diversified, international brand name golf products and services company engaged in the development, marketing and management of golf-related businesses, including the licensing, ownership and operation of golf practice and instruction facilities, the construction and renovation of golf courses, the marketing of golf course design services and the licensing, distribution and sale of golf-related consumer products. Through its two divisions, the Golf Division and the Marketing Division, the Company provides high quality products and services in over 40 countries primarily under the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR brand names. From 1993 to 1995, the Company realized an increase in revenues and operating income from $11.8 million to $31.5 million and from $0.1 million to $3.3 million, respectively.

         The Company's Golf Division is involved in the licensing, ownership and operation of golf practice and instruction facilities under the JACK NICKLAUS GOLF CENTER, JACK NICKLAUS ACADEMY OF GOLF and GOLDEN BEAR GOLF CENTER brand names. The Company believes the highly fragmented golf range industry represents advantageous opportunities to acquire, upgrade and renovate golf centers over the next five years. The Company's golf centers are designed to provide affordable golf practice and instruction facilities to a large golfer population, to attract new participants to the game and to create an environment of family entertainment. The Company believes that its golf facilities are differentiated from its competitors on the basis of the consumer's recognition of the high quality of the products and services associated with the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR brand names, the quality of its facilities and its unique and individualized golf instruction programs designed by Jack W. Nicklaus and Jim Flick, a world renowned instructor.

         The Company currently operates two golf practice and instruction facilities and has entered into a purchase agreement for a third facility. As part of its growth strategy to focus its efforts on the ownership and operation of facilities, the Company has identified approximately 60 to 70 markets within the United States which it believes can support one or more golf practice and instruction facilities of the type operated by the Company. While the Company's plan is to acquire an additional seven facilities by the end of 1996 and an additional twelve facilities by the end of 1997, there is no assurance any such facilities will be acquired. In addition to the two golf practice and instruction facilities it currently operates, the Company currently licenses for operation by third parties 24 golf instruction and practice facilities, 17 of which are currently in operation under the JACK NICKLAUS GOLF CENTER, JACK NICKLAUS ACADEMY OF GOLF and GOLDEN BEAR GOLF CENTER brand names. The Company intends to continue to support its existing licensee base.

         The Company's Golf Division also is involved in the marketing of golf course designs on behalf of designers and directly provides technical construction services in connection with the construction and renovation of golf courses. Since 1983, such services have been provided throughout the world in the development of over 40 golf courses, most of which were designed by Mr. Nicklaus through Golden Bear International's ("GBI") golf course design division, Nicklaus Design ("Nicklaus Design"). In addition, the Company provides club management and consulting services to golf course owners, with five Nicklaus designed courses currently under management in the United States and one in Asia.

         Through its Marketing Division, the Company licenses NICKLAUS, JACK NICKLAUS and GOLDEN BEAR branded consumer products and operates its Nicklaus/Flick Golf Schools. The Company believes that, based upon estimated mark-ups of wholesale prices or factory costs, retail sales of the Company's licensed products, including apparel and accessories, were approximately $320 million worldwide in such year, generating approximately $5.1 million of licensing revenue for the Company. The Company also operates in its Marketing Division high-end golf schools under the Nicklaus/Flick Golf School brand name. The Company has also developed innovative teaching methods which are offered at the Nicklaus/Flick Golf Schools throughout the United States and serve as the basis for instruction at the Company's golf practice and instruction facilities worldwide.

         The Company's strategy is to increase its worldwide revenue and operating income by capitalizing on the growth and popularity of golf and Mr. Nicklaus' reputation, image and accomplishments as one of the greatest golfers ever to play the game. Specific components of the Company's growth strategy include (i) acquiring, leasing or entering into joint ventures for well-located golf ranges and golf practice facilities that have the potential for improvement under the Company's management and with improved or expanded facilities; (ii) developing new golf practice facilities in locations where suitable acquisition opportunities are not available; (iii) capitalizing on the demand for the construction of new golf courses and the renovation of existing courses; and
(iv) broadening the Company's base of branded consumer product offerings under the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR brand names. The Company also believes that cross-marketing of its products and services will provide it with opportunities to maximize its operating performance. It is anticipated that the acquisition and development of new golf practice and instruction facilities will provide the Company with opportunities to market its Nicklaus/Flick Golf School programs and to sell licensed products at retail pro shops established at such golf practice and instruction facilities.

         The Company and its predecessors have been controlled by Mr. Nicklaus since their founding. Immediately after the Offering, Mr. Nicklaus will be the Chairman of the Board of the Company and Nicklaus Family Members (as defined) will beneficially own shares having approximately % of the voting power of the Company's Common Stock and % of the Company's aggregate outstanding Common Stock.

                               RECENT ACQUISITIONS

         Consistent with its business strategy of increasing its ownership and operation of golf practice and instruction facilities, the Company has entered into purchase, lease and management agreements relating to three facilities. Two of the golf practice and instruction facilities are located in the greater Pittsburgh, Pennsylvania area and the third facility is located in southern New Jersey. On April 15, 1996, the Company assumed operation of one of the Pittsburgh golf practice and instruction facilities pursuant to a long-term lease agreement with an option to purchase; on May 1, 1996, the Company assumed operation of the New Jersey facility pursuant to a management agreement with the intent to execute a lease agreement for the property and a purchase agreement for the assets within the next 60 days; and in June, 1996 the Company entered into an agreement to purchase the second Pittsburgh golf practice and instruction facility. Consummation of the lease and purchase of the New Jersey facility and the second Pittsburgh facility, respectively, are subject to the satisfaction of certain conditions and there is no assurance that the transactions will be consummated. While there can be no assurance that any such additional facilities will be acquired, the Company's strategy is to seek to acquire an additional seven golf practice facilities in 1996 and an additional twelve facilities by the end of 1997. See "The Company-Recent Acquisitions." Assuming the transactions were consummated at the beginning of the year, the Company's 1995 pro forma revenues and operating income would have been $33.7 million and $3.3 million, respectively.

                                  THE OFFERING
Class A Common Stock offered:                        1,800,000

Common Stock to be outstanding after the Offering:
         Class A Common Stock                        _____ shares(1)
         Class B Common Stock                        _____ shares(2)

                  Total..........................          shares
                                                     =====

Voting Rights     ...............................    The Class A Common Stock and Class B Common
                                                     Stock vote as a single class on all matters, except as
                                                     otherwise required by law, with each share of Class A
                                                     Common Stock entitling its holder to one vote and
                                                     each share of Class B Common Stock entitling its
                                                     holder to ten votes.

Use of Proceeds..................................    The net proceeds from the Offering, estimated to be
                                                     approximately $       million, will be used for working
                                                     capital and general corporate purposes, including the
                                                     acquisition and development of golf practice and
                                                     instruction facilities and to repay approximately $1.0
                                                     million of indebtedness to Mr. Nicklaus incurred by
                                                     the Company in connection with the Acquisitions.  See
                                                     "The Company-The Reorganization" and "Use of
                                                     Proceeds."

Proposed NASDAQ National Market Symbol...........    JACK

- ----------
(1)      Does not include an aggregate of up to           shares of Class A
         Common Stock reserved for issuance upon exercise of stock options which will be outstanding upon consummation of the Offering under the Company's 1996 Stock Option Plan. See "Management - Executive Compensation."

(2) Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock and will convert automatically into Class A Common Stock upon a transfer to anyone other than a Nicklaus Family Member or on the record date of any meeting of shareholders if the total number of shares of Class B Common Stock outstanding is less than 20% of the aggregate number of shares of Common Stock outstanding. In addition, shares of Class B Common Stock owned by Nicklaus Family Members are subject to certain transfer restrictions. See "Certain Relationships and Related Transactions" and "Description of Capital Stock."

                                  RISK FACTORS

         Prospective purchasers of the Class A Common Stock offered hereby should consider the factors set forth in "Risk Factors," as well as the other information set forth in this Prospectus, before making an investment in the Class A Common Stock.

                             SUMMARY FINANCIAL DATA

         The summary historical financial information presented below is derived from the Company's Combined Financial Statements as of the date and for the periods indicated. The combined financial and operating data include the financial statements of two affiliated companies owned by Nicklaus Family
Members: Golden Bear Golf Centers, Inc. ("Golf Centers") and Paragon Golf Construction, Inc. ("Paragon") (collectively, the "Operating Subsidiaries"), Golden Bear Club Services, Inc. ("Club Services") and certain divisions of Golden Bear International, Inc. ("GBI"). The Operating Subsidiaries, Club Services and the divisions of GBI are hereinafter sometimes collectively referred to as the "Predecessor Companies." As a result of the Reorganization described under "The Company-The Reorganization," the Predecessor Companies will be acquired by the Company. The summary historical financial information should be read in conjunction with the Company's Combined Financial Statements and the related notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "The Company-The Reorganization."

                                                                                          THREE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,              MARCH 31,
                                                     --------------------------------    --------------------
                                                       1993        1994        1995        1995        1996
                                                     --------    --------    --------    --------    --------
                                                            (Dollars in thousands except per share data)
STATEMENT OF OPERATIONS DATA
Revenues:
  Golf division                                      $  3,699    $  7,504    $ 21,475    $  1,799    $  2,590
  Marketing division                                    8,069       9,121      10,070       2,453       2,382
                                                     --------    --------    --------    --------    --------
Total revenues                                         11,768      16,625      31,545       4,252       4,972

Operating costs and expenses:
  Golf division                                         4,227       7,703      19,389       1,780       2,392
  Marketing division                                    4,169       4,790       5,533       1,258       1,307
  Corporate overhead                                    2,994       3,051       3,121         714         751
  Depreciation and amortization                           243         199         233          53          72
                                                     --------    --------    --------    --------    --------
Total costs and expenses                               11,633      15,743      28,276       3,805       4,522

Operating income                                          135         882       3,269         447         450
Other income (expense)                                      2         (10)         (1)         (4)          4
                                                     --------    --------    --------    --------    --------
Income before income taxes and
  minority interest                                       137         872       3,268         443         454
Foreign tax provision                                     616         699       1,010         178          96
Minority interest(a)                                      925       1,038       1,024         203         325
                                                     --------    --------    --------    --------    --------
Income (loss) before pro forma
  income taxes                                       $ (1,404)   $   (865)   $  1,234    $     62          33
                                                     ========    ========    ========    ========    ========
Pro forma income tax (benefit)                           (923)       (764)       (135)        (84)        (46)
                                                     --------    --------    --------    --------    --------
Pro forma net income (loss)                          $   (481)   $   (101)   $  1,369    $    146          79
                                                     ========    ========    ========    ========    ========
Pro forma net income (loss) per share
  of common stock                                                            $                       $
                                                                             ========                ========
Weighted average number of common
  stock and common stock equivalents
  outstanding                                                                ========                ========

BALANCE SHEET DATA (AT PERIOD END)
  Working capital (deficit)                          $    609    $   (139)   $    535      (1,289)   $   (664)
  Total assets                                          3,676       4,841       8,906       4,016       7,888
  Long-term debt                                         --           113          44          96          25
  Shareholders' equity                                  1,110         256       1,030        (652)        280

INDUSTRY OVERVIEW
  Total commercial golf ranges open at year-end         1,588       1,731       1,932
  Golf course openings                                    358         381         468
  Golf courses under construction at year-end             671         769         820
  Total golf courses open at year-end                  14,648      14,939      15,390

- ----------------------
(a) Reflects minority interest of the Company's partner in Jack Nicklaus Apparel International, the partnership operating the apparel licensing activities of the Company outside the United State and Europe.

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BEFORE INVESTING IN THE CLASS A COMMON STOCK OFFERED HEREBY.

DEPENDENCE ON LICENSED TRADEMARKS

         In connection with the Reorganization, GBI, a private company controlled by Mr. Nicklaus, has, pursuant to a thirty-year renewable license agreement (the "License Agreement"), granted the Company an exclusive (except for certain exceptions described below) royalty-free license to utilize and sublicense all major trademarks and service marks owned or developed by GBI, including the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR trademarks (the "Licensed Marks"), and the right, subject to the approval of GBI (which shall not be unreasonably withheld), to obtain the registration of additional trademarks and service marks related to the Nicklaus name in connection with the future expansion of the Company. However, there is no assurance that GBI will grant any approvals sought by the Company. Further, GBI and its affiliates have retained the exclusive right to utilize and license the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR names and symbols in connection with their continuing businesses, which are currently limited to golf course design and consulting, the development of residential communities and daily fee golf courses, the manufacture and marketing of golf clubs and equipment, the creation, production and marketing of golf and other sporting events and the creation, development and editing of books, articles and print media creative works. Pursuant to the License Agreement, the Company has agreed not to enter into any of these businesses in the future without the prior written consent of GBI. Although the License Agreement requires GBI and its other licensees to adhere to certain quality requirements, there is no assurance that GBI or any of its licensees will observe such quality requirements and the failure to do so could have a material adverse effect on the Company and the value of the Company's rights to the Nicklaus brand names. Additionally, by virtue of a Memorandum of Understanding among predecessors of the Company and Suntory Limited, a Japanese corporation, the Company will be required to offer to Suntory a right of first refusal to participate in any business or licensing arrangement in which the Company proposes to engage in Japan or South Korea utilizing any of the Licensed Marks. Such arrangement could significantly deter the Company's ability to expand its business into those territories in the future. See "The Company-The Reorganization" and "Certain Relationships and Related Transactions-Reorganization-Trademark License."

         The License Agreement imposes certain obligations on the Company with respect to the quality of the products sold and services offered which bear the Licensed Marks and the sales and promotional materials used in connection with products bearing the Licensed Marks and services offered in connection therewith. The License Agreement also provides that it may be terminated by GBI upon a material breach of the License Agreement which is not cured after receipt of notice, including a violation by the Company of the quality control provisions of the License Agreement. In addition, the License Agreement will terminate in the event that the Company elects to abandon its use of all or substantially all of the Licensed Marks in all or substantially all of the countries in which the Company has the right to use the Licensed Marks. Further, there are risks associated with the financial condition of GBI, which are beyond the control of the Company. In the event that a case under the Federal bankruptcy laws is commenced by or against GBI in the future, the trustee in the bankruptcy case or GBI, as debtor-in-possession, may have the right to reject the License Agreement. In the event of any such termination or rejection, the Company would lose its right to use the Licensed Marks, which would have a material adverse effect on the Company. Moreover, the trustee in bankruptcy or GBI, as the debtor-in-possession, could reject the rights granted to the Company pursuant to the terms of the License Agreement to acquire the Licensed Marks in certain circumstances. See "The Company-The Reorganization" and "Certain Relationships and Related Transactions-Reorganization-Trademark License." GBI has granted to the Company a security interest in the Licensed Marks. Such security interest was given for the purpose of securing any damages that the Company may incur in the event of the rejection of the License Agreement. However, the security interest does not give the Company any right to the continued use of the License Marks or assure that the Company will receive compensation for any damages it may incur.

         Under the License Agreement, the Company is required to devote resources to the registration, maintenance, and protection of the Licensed Marks. There can be no assurance that the actions taken by the Company to establish and protect its rights to the Licensed Marks and other proprietary rights will prevent imitation of its products or infringement of its trademarks by others, prevent the loss of revenue or other damages caused thereby or prevent third parties from challenging the Licensed Marks. As a result of the Company offering new products, utilizing new trademarks, and selling its products in foreign countries, the Company is in the process of expanding its trademark rights. There can be no assurance that all such efforts will be successful or that others will not resist such efforts or seek to block sales of the Company's products as violative of their trademark and proprietary rights. In addition, the laws of certain foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. See "Business-Intellectual Property Rights."

         The Company may transfer its rights under the license agreement, without the consent of GBI, only by assignment or by operation of law to an entity which acquires all or substantially all of the business developed by Licensee under the License Agreement and which agrees in writing to accept and be bound by all of the terms and conditions of the agreement to the extent such undertaking is not made by operation of law.

USE OF THE NICKLAUS, JACK NICKLAUS AND GOLDEN BEAR NAMES AND SYMBOLS

         The NICKLAUS, JACK NICKLAUS and GOLDEN BEAR names and symbols and the image and reputation of Mr. Nicklaus serve to distinguish the Company and its activities from its competitors and are important to the Company's ultimate success and results. The Company derives significant earnings from the use of such names and related trademarks and servicemarks, including licensing fees paid by third parties. Accordingly, the occurrence of any event which diminishes the reputation or visibility of Mr. Nicklaus and the related trademarks and servicemarks could materially adversely affect the Company and its prospects. Further, the Company and GBI have granted licenses to third parties to use the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR trademarks. Any action which has an adverse impact on the value of the trademarks could have a material adverse effect on the Company and the value of its brand names.

EXPANSION STRATEGY AND ADDITIONAL FINANCING REQUIREMENTS

         The Company is a newly formed entity that has never operated as a stand-alone company. The Company's ability to increase its revenues and operating cash flow will depend in part on (i) the development or acquisition of additional golf practice and instruction facilities, (ii) the Company's ability to obtain additional golf course construction contracts and (iii) the expansion of the markets for its licensed products. There is no assurance that opportunities will be available or that the Company will be in a position to take advantage of such opportunities if presented. Additionally, the Company will be required to raise additional capital in the future in order to meet its expansion plan through 1997. Such capital may be raised by the issuance of additional equity or the incurrence of indebtedness. In addition, in appropriate situations, the Company may seek financing from other sources or may enter into joint ventures and other collaborative or licensing arrangements for the acquisition and operation of additional golf practice and instruction facilities. The Company may not be able to obtain additional capital in a timely manner, on favorable terms or at all. The Company's growth and profitability will further depend on its ability to implement expanded operating controls and information systems, hire and train additional personnel and integrate these employees and any additional employees and businesses acquired by the Company with its existing businesses. There can be no assurance that the Company will be able to accomplish the foregoing in a timely or profitable manner. See "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

ACQUISITION OF ADDITIONAL GOLF CENTERS AND LIMITED HISTORY OF DIRECT OPERATIONS

         While the Company currently intends to seek to acquire or develop approximately 19 additional golf practice and instruction facilities by the end of 1997, the ability of the Company to make acquisitions or develop sites in accordance with its business plan will be affected by the ability of the Company to locate appropriate acquisitions or suitable sites for development and obtain financing and may also be affected by required compliance with zoning and environmental regulations. If the Company is unable to meet its contemplated opening schedules and successfully integrate new centers into its ongoing business, the Company's results of operations may be materially adversely affected. Additionally, while the Company has been licensing golf practice and instruction facilities under the names JACK NICKLAUS GOLF CENTER, JACK NICKLAUS ACADEMY OF GOLF and GOLDEN BEAR GOLF CENTER for over four years, the Company has only limited experience in the acquisition and direct ownership and operation of golf centers. There can be no assurance that the Company will make additional acquisitions or locate suitable sites for development or that any golf centers acquired or developed by the Company will operate profitably.

COMPETITION

         The Company faces intense competition in its golf operations and licensing activities, including competition from traditional golf ranges and golf courses, as well as other golf centers, golf course construction companies, golf schools and licensed apparel products. Competition associated with the Company's golf centers primarily relates to the location, the quality of facilities and service offered, marketing of the centers and the proximity to other golf centers. The Company also faces competition from other leisure and recreational activities and accordingly, the Company's revenues will also be affected by the demand for golf in general and the availability of alternative forms of recreation and changing consumer preferences. Competition associated with the Company's licensed products and services primarily relates to styling, quality, price, brand recognition and service. The Company's revenues from licensed products in particular will depend upon its licensees' ability to introduce innovative, well-received products and there is no assurance that the Company's licensees will be able to do so. Innovations by the Company's competitors could have a material adverse effect on the sales of one or more of the Company's lines of licensed products. While the Company believes that its trademarks and brand name recognition distinguish it from its competition, the Company may face imitation and other forms of competition. Moreover, many of the Company's existing and potential competitors may have considerably greater experience and financial resources than the Company. See "Business-Competition."

DEPENDENCE UPON JACK W. NICKLAUS; DEPENDENCE ON KEY EMPLOYEES

         The Company's success will depend, in large part, on the continued visibility and reputation of Mr. Nicklaus. Further, any diminution in Mr. Nicklaus' involvement in or the success of Mr. Nicklaus' independent golf course design company could materially adversely affect the opportunities available to the Company to perform construction services with respect to Nicklaus designed courses as well as to receive marketing fees for developing design opportunities for Mr. Nicklaus. The Company is also dependent on the active participation of the Company's principal executive officers and the Company's ability to continue to attract and retain highly capable management personnel. The loss of the services of any of the Company's current executive officers could materially adversely affect the Company. The Company has entered into employment agreements with terms ranging from 3 1/2 to 5 years with Mr. Nicklaus, Chairman of the Board; Mr. Richard P. Bellinger, President and Chief Executive Officer; Mr. Mark
F. Hesemann, Senior Vice President; Mr. Thomas P. Hislop, Senior Vice President; and Mr. Jack P. Bates, Senior Vice President and Chief Financial Officer. The Company maintains key man life insurance in the amount of $5 million and $300,000 on the lives of Mr. Nicklaus and Mr. Bellinger, respectively. See "Management-Employment Agreements."

POTENTIAL CONFLICTS OF INTEREST

         Mr. Nicklaus, the Chairman of the Board of the Company, is engaged in, and after the Offering will continue to be engaged in, activities other than those related to the Company. In particular, Mr. Nicklaus is also the principal shareholder of GBI, a private company, and affiliated companies which, after the Offering, will continue to be involved in or affiliated with the businesses of
(i) golf course design and consulting, (ii) residential community development,
(iii) sponsorship, promotion and management of golf tournaments, (iv) daily fee golf course development, (v) the manufacture and marketing of golf clubs and equipment, (vi) the creation, production and marketing of golf and other sporting events, and (vii) the creation, development and editing of books, articles and print media creative works. GBI will own ___% of the Common Stock of the Company after the Offering. Further, GBI has retained the exclusive rights to utilize and license the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR names and symbols in connection with their existing businesses and has a right to approve their use in connection with any new business opportunities which the Company wishes to pursue. However, such approval may not be unreasonably withheld. The Company is restricted from entering any of the businesses currently operated by GBI without the prior written consent of GBI, regardless of whether the Company desires to utilize any of the Licensed Marks in connection with such businesses.

         Mr. Richard P. Bellinger, the President and Chief Executive Officer of the Company, and Mr. Jack P. Bates, a Senior Vice President and the Chief Financial Officer of the Company, also perform services for GBI and other entities controlled by Mr. Nicklaus. Accordingly, GBI may compete with the Company for the management time of Messrs. Nicklaus, Bellinger and Bates. In this connection, Messrs. Bellinger and Bates have agreed to devote at least 80% of their business time to the affairs of the Company. The remainder may be spent on management of other entities controlled by Mr. Nicklaus. Pursuant to Mr. Nicklaus' employment agreement with the Company, Mr. Nicklaus will only be required to spend two days of personal services or appearances on behalf of the Company for each licensing contract or arrangement of the Company, up to a maximum of ten days per year.

         In connection with the Reorganization, the Company has entered into a Trademark License Agreement, Design Services Management Agreement, Golf Equipment Marketing Support Agreement, Sublease and Sharing Agreement, Office Staff and Equipment Service Agreement, and Personal Services Management Agreement (each as defined and collectively, the "Intercompany Agreements"). The terms of the Intercompany Agreements were established by Mr. Nicklaus and management of GBI and are not the result of arm's-length negotiations. There is no assurance that these agreements are on terms as favorable as those which could have been obtained in arm's-length transactions. Further, GBI will have the right to terminate any of the Intercompany Agreements in the event of the breach of any such agreement by the Company and may terminate the License Agreement in the event that the Company elects to abandon its use of all or substantially all of the Licensed Marks in all or substantially all of the jurisdictions in which the Company has the right to use the Licensed Marks. As officers of both GBI (the largest shareholder of the Company) and the Company, Messrs. Nicklaus, Bellinger and Bates will have an inherent conflict of interest in making any determination relative to (i) approval of new uses for the Licensed Marks and (ii) the Intercompany Agreements, including the Company's compliance with the terms of the agreements and in connection with the termination or renewal thereof. The factors and procedures to be utilized by Messrs. Nicklaus, Bellinger and Bates in making such decisions have not yet been determined and will be determined in the future on a case-by-case basis.

RISKS ASSOCIATED WITH ACTIVITIES OUTSIDE THE UNITED STATES; RISK OF CURRENCY FLUCTUATION

         The Company has historically derived a significant amount of revenue from sources outside the United States. The Company's arrangements with its customers, suppliers, manufacturers, licensees and distributors are subject to various risks associated with conducting business outside the United States, including political uncertainty and instability. The imposition of additional regulations relating to imports (including quotas, duties or other taxes or charges on imports) possible work stoppages and other factors could have a material adverse effect on the Company's results of operations and financial condition. Additionally, because a substantial portion of the revenues of the Company's overseas licensees are generated in foreign currencies, fluctuations in the values of these currencies relative to the United States dollar could have a material adverse effect on the Company's profitability. Royalty payments received by the Company relating to foreign licensing arrangements are generally based on the exchange rate at the time of payment. The Company does not currently utilize any hedging arrangements to reduce its risks relating to currency fluctuations, but may do so in the future. Further, since the prices of the Company's products and services are generally denominated in United States dollars, the competitiveness of the pricing of the Company's products and services may be affected by fluctuations in exchange rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Currency Fluctuations."

CONSUMER SPENDING AND TRENDS

         The amount spent by consumers on discretionary items, such as those offered by the Company, has historically been dependent upon levels of discretionary income which may be adversely affected by general economic conditions. A decrease in consumer spending on golf-associated activities could have a material adverse effect on the Company's financial condition and results of operations. Additionally, the success of the Company's licensed apparel products is substantially dependent upon the ability of the Company and its licensees to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner. Failure by the Company and its licensees to identify and respond appropriately to changing consumer demands and fashion trends could adversely affect consumer acceptance of NICKLAUS, JACK NICKLAUS and GOLDEN BEAR products.

VARIABILITY OF QUARTERLY OPERATING RESULTS; UNCERTAINTY OF FUTURE OPERATING RESULTS

         The Company's quarterly operating results may be subject to significant variation due to factors such as the inherent seasonality of participation in golf and golf-related activities, weather conditions affecting the level of participation in golf and golf-related activities and the progress of golf construction projects, opening of new golf practice and instruction facilities, the mix of business activities in the particular period and exchange rate fluctuations. Accordingly, comparisons of the Company's quarterly information may not be indicative of the Company's ongoing performance or of future results. Moreover, poor weather conditions and unforeseen natural events may have an adverse effect on the Company's ability to complete the construction of golf courses in a timely manner and may result in reduced utilization of the Company's golf practice and instruction facilities. There can be no assurance that poor weather conditions will not materially adversely effect the Company's operations or the utilization of its facilities.

CONSTRUCTION CONTRACTS

         A significant portion of the Company's revenues and earnings are generated through fixed price contracts for the construction of golf courses.
In 1995, the dollar amount of the Company's construction contracts ranged from $200,000 to $8 million. Such fixed price contracts expose the Company to the risks of cost overruns and inflation as well as the credit risks of the customer and, as a result, any of these construction projects may be unprofitable. The Company recognizes revenues and expenses on a percentage-of-completion basis whereby revenue and expenses, and thereby profit, in a given period are determined based on the Company's estimates as to the status of and the costs remaining to complete a particular project. To the extent that the Company underestimates the remaining cost to complete a project, it may overstate the revenues and profit in a particular period. Also, certain of the Company's construction contracts require that the Company, at its sole cost and expense, correct and remedy to the satisfaction of the golf course owner, any structural, aesthetic or functional defects which may appear in the work within a designated period of time. Additionally, the Company has entered into construction agreements which specify that the Company will be liable for penalties if such construction projects are not completed within a specified period of time. The Company may enter into additional contracts containing guarantees of this type or other types in the future. There can be no assurance that expenses relating to any guarantees given by the Company will not have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Note 8 to the Combined Financial Statements."

ZONING AND ENVIRONMENTAL REGULATIONS

         The construction of golf courses for third parties and the development of golf practice and instruction facilities involve compliance with land use planning, zoning and environmental regulations including regulations applicable to wetland development. Regulations governing the use and development of real estate may prevent the Company from acquiring or developing prime locations for golf facilities, substantially delay or complicate the process of developing locations acquired by the Company or constructing golf courses on locations owned by others, or materially increase the cost of planning, engineering or constructing golf facilities.

         Further, the operation and management of golf practice and instruction facilities (whether pursuant to direct ownership, lease or a management contract) involve the use and limited storage of certain hazardous materials such as herbicides, pesticides, fertilizers, motor oil, gasoline and paint. The Company will be required to obtain various environmental permits and licenses in connection with its operations and activities and comply with various health and safety regulations adopted by federal, state and local authorities governing the use and storage of such hazardous materials. Under various federal, state and local laws, ordinances and regulations, an owner, operator or manager of real property is generally liable for the costs of removal or remediation of such hazardous substances that are released on or in its property even if such releases were by former owners or occupants. Such laws often impose liability regardless of whether a property owner or operator knew of, or was responsible for, the release of hazardous materials. The Company believes that it is in substantial compliance with all such laws, ordinances and regulations applicable to its properties or operations. Although the Company usually hires environmental consultants to conduct environmental studies, including invasive procedures such as soil sampling or ground water analysis on golf facilities or properties it owns, operates or intends to acquire or develop, in some cases only limited invasive procedures are conducted on such properties. Accordingly, there may be potential environmental liabilities or conditions of which the Company is not aware.

CONTROL BY CURRENT SHAREHOLDERS AND ANTI-TAKEOVER EFFECT OF DUAL CLASSES OF
STOCK

         Holders of the Company's Class A Common Stock are entitled to one vote per share and holders of the Company's Class B Common Stock are entitled to ten votes per share. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock. Following the completion of the Offering, Nicklaus Family Members will beneficially own or control, directly or indirectly, all of the outstanding shares of the Company's Class B Common Stock which will represent approximately % of the outstanding shares of Common Stock and % of the combined voting power of such stock. The Nicklaus Family Members will, therefore, initially have the ability to elect all of the directors of the Company and to control the outcome of all issues submitted to a vote of the shareholders of the Company. See "Principal Shareholders."

         Voting control by Nicklaus Family Members may discourage certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Class A Common Stock might receive a premium for their shares over prevailing market prices.

DILUTION

         Upon the completion of the Offering, investors in the Offering will experience immediate dilution in the per share net tangible book value of their Class A Common Stock of $_____ from the initial public offering price of $_____ per share. See "Dilution."

ABSENCE OF PUBLIC MARKET AND VOLATILITY

         Prior to the Offering, there has been no public market for the Class A Common Stock. Although the Company intends to apply to have the Class A Common Stock approved for quotation on the NASDAQ National Market, there is no assurance that the shares will be approved for quotation, that any trading market therefor will develop, or, if any such market develops, that it will be sustained. Accordingly, purchasers of the Class A Common Stock may experience difficulty selling or otherwise disposing of their shares. The initial public offering price of the Class A Common Stock offered hereby will be determined through negotiations among the Company and the Underwriters and may not be indicative of the market price for the Class A Common Stock after the Offering. Moreover, the market price for the Class A Common Stock after the Offering may be volatile and will be affected by, among other things, the Company's performance, industry related factors and general market conditions. See "Underwriting" for information relating to the method of determining the initial public offering price of the Class A Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

         Upon consummation of the Offering, the Company will have outstanding a total of ____ shares of Class A Common Stock, _____ shares of Class B Common Stock and approximately _____ shares of Class A Common Stock subject to stock options granted under the Company's 1996 Stock Option Plan. See "Management - Executive Compensation." Of such shares, the _____ shares of Class A Common Stock being sold in the Offering (together with any shares sold upon exercise of the Underwriters' over-allotment options) and shares issued upon exercise of stock options will be immediately eligible for sale in the public market without restriction, except for shares purchased by or issued to any "affiliate" of the Company (within the meaning of the Securities Act of 1933, as amended (the "Securities Act")). All _____ shares of Class B Common Stock (which may be converted into Class A Common Stock at any time) will be beneficially owned by Nicklaus Family Members. All of such shares will be "restricted securities" as such term is defined under Rule 144 under the Securities Act ("Rule 144") in that such shares were issued in private transactions not involving a public offering. See "Shares Eligible for Future Sale." Certain Nicklaus Family Members and management have been granted registration rights with respect to their shares of Common Stock. However, all Nicklaus Family Members and management who are currently shareholders of the Company have agreed not to exercise such rights or sell or otherwise dispose of any shares of Class A Common Stock without the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 180 days after the date of this Prospectus. The transfer of shares of Class B Common Stock held by Nicklaus Family members (other than Mr. Nicklaus) and Class A Common Stock held by Messrs. Bellinger, Hesemann, Hislop and Bates at the time of the Offering, are subject to restrictions contained in certain shareholder agreements. See "Shares Eligible for Future Sale," "Certain Relationships and Related Transactions-Registration Rights" and "-Shareholders' Agreements."

         No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Class A Common Stock prevailing from time to time. Sales of substantial amounts of Class A Common Stock (including shares issuable upon conversion of Class B Common Stock and upon the exercise of stock options), or the perception that such sales could occur, could materially adversely affect prevailing market prices for the Class A Common Stock.

POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS; PREFERRED STOCK

         Certain provisions of the Company's Articles and Bylaws, such as the Company's staggered board, the advance notice requirements for the nomination of directors and limits on the ability of the shareholders to call a special meeting, have anti-takeover effects and may delay, defer or prevent a takeover of the Company. In addition, Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders or approved by resolution of the Board of Directors. A "control share acquisition" is an acquisition, directly or indirectly, by any person or ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding, "control shares" of a publicly-held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect of which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges:
(a) at least 20% but less than 33-1/3% of all voting power; (b) at least 33-1/3% but less than a majority of all voting power; or (c) a majority or more of all voting power. See "Description of Capital Stock."

         The Company's Articles authorize the issuance of 20 million shares of "blank check" preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could materially adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. The application of any such provisions or the issuance of preferred stock could prevent shareholders from realizing a premium upon the sale of their shares of Class A Common Stock. See "Description of Capital Stock."

                                   THE COMPANY

         The Company is a diversified, international brand name golf products and services company engaged in the development, marketing and management of golf-related businesses, including the licensing, ownership and operation of golf practice and instruction facilities, the construction and renovation of golf courses, the marketing of golf course design services and the licensing, distribution and sale of golf-related consumer products. Through its two divisions, the Golf Division and the Marketing Division, the Company offers high quality products and services in over 40 countries primarily under the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR brand names. The Company was incorporated in 1996, its principal executive offices are located at 11780 U.S. Highway One, North Palm Beach, Florida 33408 and its telephone number is (407) 626-3900.

THE REORGANIZATION

         The Company was organized in connection with the Offering. Prior to the Offering, the Company's business was conducted through GBI, Club Services and the Operating Subsidiaries. GBI has agreed, concurrent with the consummation of the Offering, to contribute to the Company its businesses and operations relating to its: (i) trademark licensing and marketing activities; (ii) development and operation of golf practice and instruction facilities; (iii) club management and consulting activities; and (iv) development and operation of golf instruction programs, in exchange for shares of the Company's Class B Common Stock and the assumption by the Company of the liabilities related to such businesses and operations. Concurrent with the consummation of the Offering, the shareholders of the Operating Subsidiaries will contribute their shares in the Operating Subsidiaries to the Company in exchange for shares of the Company's Class A Common Stock and Class B Common Stock, and the Operating Subsidiaries will become wholly-owned subsidiaries of the Company. The Company will acquire all of the capital stock of Club Services from the shareholders of Club Services for nominal consideration. The foregoing contribution and exchange will be made pursuant to the terms of an Agreement and Plan of Reorganization (the "Reorganization Agreement") among GBI, the Company and the shareholders of the Operating Subsidiaries. Such contribution and exchange are referred to as the "Reorganization." Upon the effectiveness of the Registration Statement (of which this Prospectus is a part) the assets and stock to be contributed to the Company in connection with the Reorganization will be placed into escrow pending the consummation of the Offering.

         GBI and Mr. Nicklaus will also grant to the Company the exclusive right to utilize and license various trademarks and other intellectual properties which were used by the contributed business operations and additional rights which were formerly licensed by GBI and Mr. Nicklaus to the Operating Subsidiaries in connection with their respective business activities. See "Certain Relationships and Related Transactions-Reorganization-Trademark License." Prior to the Reorganization (i) Nicklaus Family Members owned all of the issued and outstanding capital stock of GBI and Paragon; (ii) Richard P. Bellinger and John G. Hines owned all of the issued and outstanding capital stock of Club Services and (iii) Mr. Bellinger, Mark F. Hesemann, Thomas P. Hislop, Jack P. Bates, Mr. Nicklaus and certain other Nicklaus Family Members, owned all of the issued and outstanding capital stock of Golf Centers. In connection with the above transactions, Nicklaus Family Members will receive an aggregate of ______ shares of the Company's Class B Common Stock, which will represent approximately _____% of the outstanding voting power of the Company's Common Stock after the Offering and ___% of the Company's outstanding Common Stock.

         The Common Stock that the Company agreed to issue in the Reorganization and the value of the businesses and operations and capital stock interests exchanged or contributed to the Company was determined by Nicklaus Family Members and management of GBI without any independent third party valuation. The value assigned to such businesses and operations and capital stock interests may not represent and should not be deemed to be indicative of their respective fair market values.

RECENT ACQUISITIONS

         The Company has entered into the following purchase, lease and management agreements pursuant to which it recently acquired a golf practice and instruction facility pursuant to a long-term lease and will acquire, subject to the satisfaction of certain conditions, two other existing golf practice facilities one of which it currently manages (together, the "Acquisitions").

         McDAIN GOLF CENTER

         On April 15, 1996, the Company entered into a long-term lease agreement with McDain Golf Center of Monroeville, a Pennsylvania limited partnership, for the lease of an existing golf practice and instruction facility in the greater Pittsburgh area and has begun operating the facility as a GOLDEN BEAR GOLF CENTER. The lease is for a term of twenty-nine years and calls for annual payments of $325,000 with annual cost of living increases commencing after the fifth year. The Company has been granted an option to purchase the leased premises for $2,000,000 in 2001. The Company has not yet determined whether it will acquire the leased premises pursuant to the option.

         COOL SPRINGS GOLF CENTER

         In June, 1996, the Company entered into agreements with Cool Springs, Inc., and William T. Duckworth regarding the purchase of 40.833 acres of land in Pittsburgh, Pennsylvania on which there is an existing golf practice and instruction facility. The purchase price for the land and assets will be $2.9 million. The Company has made non-refundable deposits of $300,000 pursuant to a letter agreement entered into prior to the execution of the definitive purchase and sale agreements, which deposits are to be credited against the purchase price at closing. Pursuant to the agreements, the purchase and sale of the facility is scheduled to be concluded on or before June 17, 1996. Consummation of this acquisition is subject to a number of conditions, including the rezoning of the property and the completion of due diligence by the Company. There is no assurance that this transaction will be consummated.

         TOMS RIVER GOLF CENTER

         On April 26, 1996, the Company entered into an agreement, subject to certain conditions, with First Sports Capital Development Associates, Ltd. ("FSCDA") to lease certain real property and to purchase certain assets utilized in connection with an existing golf practice and instruction facility located in Toms River, New Jersey. The lease is for a term of 20 years and may be extended for two five-year terms. The purchase price for the assets is $1.9 million dollars, of which $500,000 will be paid at closing with the remainder of the purchase price to be evidenced by a promissory note for a term of three years at an interest rate equal to the prime rate of interest, plus one and one half percent (1-1/2%).

         The Company has entered into an interim management agreement with FSCDA on April 26, 1996 to manage the facility pending closing of the above-described transaction. In the event this transaction is not consummated, the Company has agreed to enter into a GOLDEN BEAR GOLF CENTER franchise agreement with FSCDA with respect to the facility. The consummation of this transaction is subject to a number of conditions, including the satisfactory completion of due diligence by the Company. There is no assurance that this transaction will be consummated.

                                 USE OF PROCEEDS

         The net proceeds to be received from the sale of the 1,800,000 shares of Class A Common Stock by the Company in the Offering (after deducting the estimated underwriting discounts) are estimated to be approximately $_________ million, based on an assumed initial public offering price of $15.00 per share (which is the midpoint of the estimated range of the initial public offering price), and $_________ million if the Underwriters' over-allotment option is exercised in full with the Company. The Company intends to use the net proceeds of the Offering for working capital and general corporate purposes, which may include the acquisition and development of golf practice and instruction facilities and additional advertising and expansion of the Company's product development efforts, both domestically and internationally, and to repay approximately $1 million of indebtedness to Mr. Nicklaus for a bridge loan provided to the Company in connection with the Acquisitions. See "Certain Relationships and Related Transactions-Reorganization." Pending utilization of the funds, the funds will be invested in short term United States government securities.

                                 DIVIDEND POLICY

         The Company has not paid any cash dividends on its capital stock since its inception. The Company currently intends to retain any earnings to finance the development and expansion of the Company's business and does not anticipate paying any cash dividends in the foreseeable future. The declaration and payment of dividends by the Company are subject to the discretion of the Board of Directors of the Company. The Class A Common Stock and the Class B Common Stock will share pro rata in dividends and other distributions. Any future determination to pay dividends will depend on the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the Board of Directors.

                                    DILUTION

         The net tangible book value of the Common Stock, assuming the consummation of the Reorganization, as of March 31, 1996 was $2.1 million, or $____________ per share of Common Stock. Net tangible book value per share represents the total tangible assets of the Company, reduced by the amount of its total liabilities and divided by the number of shares of Common Stock outstanding (__________ at March 31, 1996, as adjusted). After giving effect to the sale by the Company of the 1,800,000 shares of Class A Common Stock offered in the Offering (based on an assumed initial public offering price of $15.00 per share which is the midpoint of the estimated range of the initial public offering price) and after deducting the estimated underwriting discounts and offering expenses, the pro forma net tangible book value of the Company as of March 31, 1996 would have been $_________, or $__________ per share of Common Stock. This represents an immediate increase in net tangible book value of $______ per share to existing shareholders and an immediate dilution of $______ per share to new investors purchasing Class A Common Stock at the assumed initial public offering price. The following table illustrates this per share dilution:

Assumed initial public offering price of Class A Common Stock(1)....   $________
  Net tangible book value per share of
    Common Stock before the Offering................................   $________
  Increase in net tangible book value per
    share of Common Stock attributable to new investors.............    ________

  Pro forma net tangible book value per
    share of Common Stock after the Offering........................    ________

  Dilution in net tangible book value per
    share of Common Stock to new investors(2).......................   $
                                                                        ========
- ----------
(1) Before deduction of estimated underwriting discounts and offering expenses.

(2) Dilution is determined by subtracting pro forma net tangible book value per share of Common Stock after the Offering from the initial public offering price of the Class A Common Stock.

         The following table summarizes on a pro forma basis as of March 31, 1996, after giving effect to the sale by the Company of _________ shares of Class A Common Stock in the Offering, the differences between existing shareholders and new investors with respect to the number of shares of Common Stock purchased from the Company and the total and average consideration paid per share (without ascribing any discount to the shares purchased prior to the Offering to reflect their relative illiquidity.).

                                             SHARES PURCHASED            TOTAL CONSIDERATION         AVERAGE PRICE
                                            --------------------       -----------------------       -------------
                                            NUMBER       PERCENT         AMOUNT        PERCENT         PER SHARE
                                            ------       -------       --------        -------         ---------
Existing shareholders(1)(2).........        ______       ______%       $_______        ______%         $________
New investors(3)....................        ______       ______%       $_______        ______%         $________
    Totals..........................                           %       $                     %         $
                                            ======       ======         =======        ======           ========

(1) As of the date of this Prospectus (and assuming consummation of the Reorganization), there are ___ shares of Class A Common Stock and ____ shares of Class B Common Stock outstanding. All of the outstanding Class B Common Stock is held of record by Nicklaus Family Members. Shares of Class B Common Stock are convertible at any time into Class A Common Stock and convert automatically into Class A Common Stock upon a transfer to anyone other than a Nicklaus Family Member.

(2) Does not reflect the possible exercise of options to purchase _______ shares of Class A Common Stock granted under the Company's 1996
      Stock Option Plan.

(3) Assumes an initial public offering price of $15.00 per share of Class A Common Stock (the midpoint of the estimated range of the initial public offering price) and that the Underwriters' over-allotment option is not exercised. Sales by the Company pursuant to the exercise by the Underwriters of the over-allotment option will cause the total number of shares, percent of shares held by new investors, total consideration paid by new investors, percent of total consideration paid by new investors and average price per share for all investors to increase to __________, ________%, $___________, __________% and $___________, respectively.

                                 CAPITALIZATION

      The following table sets forth, as of March 31, 1996, (i) the capitalization of the Company as if the Reorganization had occurred on such date, (ii) the pro forma capitalization of the Company as adjusted to reflect the Acquisitions and (iii) the pro forma capitalization of the Company as adjusted to reflect the sale of Class A Common Stock offered in the Offering (at an assumed initial public offering price of $15.00 per share, which represents the midpoint of the estimated range of the initial public offering price). The following table should be read in conjunction with the combined financial statements of the Company and notes thereto included elsewhere in this Prospectus.

                                                                                         MARCH 31, 1996
                                                                                         --------------
                                                                                                             PRO FORMA
                                                                                         PRO FORMA            OFFERING
                                                                           ACTUAL       ACQUISITIONS      AND ACQUISITIONS
                                                                           ------       ------------      ----------------
                                                                                (in thousands, except share data)
Short-term debt:
  Current portion of notes payable............................         $  674          $     674
                                                                         ====            =======

Long-term debt................................................         $   25          $   4,225
                                                                         ----            -------
Shareholders' equity(1):
  Preferred Stock, $.01 par value, 20,000,000 shares
    authorized, no shares issued and outstanding..............             --                --
  Class A Common Stock, $.01 par value, 70,000,000
    shares authorized, 80 shares issued
    and outstanding, actual; ______ shares issued
    and outstanding, as adjusted..............................             --                --
  Class B Common Stock, $.01 par value, 10,000,000
    shares authorized, 920 shares issued
    and outstanding, actual; _______ shares issued
    and outstanding, as adjusted..............................             --                --
  Additional paid-in-capital..................................          2,670              2,670
  Retained earnings (accumulated deficit).....................           (590)              (590)
                                                                        -----            -------
      Total shareholders' equity..............................          2,080              2,080
                                                                        -----            -------
           Total capitalization...............................         $2,779             $6,979
                                                                        =====            =======

(1)      Does not include the reservation of up to ______ shares of Class A Common Stock that may be issued upon the exercise of options granted under the Company's 1996 Stock Option Plan.  See "Management -
         Compensation of Executive Officers."

                   SELECTED HISTORICAL COMBINED FINANCIAL DATA

         Set forth below are the selected combined financial data of the Company for each of the years in the five year period ended December 31, 1995 and for the three month periods ended March 31, 1996 and 1995. The combined financial data include the financial statements of the Predecessor Companies. The statement of operations and balance sheet data as of and for the three months ended March 31, 1996 and 1995 and the years ended December 31, 1991 and 1992 have been derived from the unaudited books and records of the Predecessor Companies. The statement of operations data and balance sheet data as of and for the years ended December 31, 1993, 1994 and 1995 have been derived from the Combined Financial Statements of the Predecessor Companies which have been audited by Arthur Andersen LLP as indicated in their reports included elsewhere in this Prospectus. The selected financial data for the three months ended March 31, 1996 and 1995 include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to prevent fairly the financial position and results of operations of the Predecessor Companies for such periods. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of results for a full fiscal year. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as the Combined Financial Statements of the Predecessor Companies and the related Notes thereto, included elsewhere in this Prospectus.

                                                                                                    FOR THE THREE
                                                                                                        MONTHS
                                                FOR THE YEARS ENDED DECEMBER 31,                    ENDED MARCH 31,
                                    --------------------------------------------------------    --------------------
                                      1991        1992        1993        1994        1995        1995        1996
                                    --------    --------    --------    --------    --------    --------    --------
                                                    (Dollars in thousands except per share data)
STATEMENT OF OPERATIONS DATA
Revenues:
  Golf division                     $  4,500    $  2,764    $  3,699    $  7,504    $ 21,475    $  1,799    $  2,590
  Marketing division                   7,197       7,232       8,069       9,121      10,070       2,453       2,382
                                    --------    --------    --------    --------    --------    --------    --------
Total revenues                        11,697       9,996      11,768      16,625      31,545       4,252       4,972

Operating costs and expenses:
  Golf division                        2,564       1,853       4,227       7,703      19,389       1,780       2,392
  Marketing division                   3,547       4,194       4,169       4,790       5,533       1,258       1,307
  Corporate overhead                   3,915       3,315       2,994       3,051       3,121         714         751
  Depreciation and
    amortization                         244         265         243         199         233          53          72
                                    --------    --------    --------    --------    --------    --------    --------
Total costs and expenses              10,270       9,627      11,633      15,743      28,276       3,805       4,522

Operating income                       1,427         369         135         882       3,269         447         450
Other income (expense)                    84          27           2         (10)         (1)         (4)          4
                                    --------    --------    --------    --------    --------    --------    --------
Income before income taxes
  and minority interest                1,511         396         137         872       3,268         443         454
Foreign tax provision                    447         568         616         699       1,010         178          96
Minority interest(a)                     951         921         925       1,038       1,024         203         325
                                    --------    --------    --------    --------    --------    --------    --------
Income (loss) before pro
  forma income taxes                $    113    $ (1,093)   $ (1,404)   $   (865)   $  1,234    $     62    $     33
                                    ========    ========    ========    ========    ========    ========    ========

Pro forma income tax (benefit)          --          --          (923)       (764)       (135)        (84)        (46)
                                    --------    --------    --------    --------    --------    --------    --------
Pro forma net income (loss)         $    113    $ (1,093)   $   (481)   $   (101)   $  1,369    $    146    $     79
                                    ========    ========    ========    ========    ========    ========    ========
Pro forma net income (loss)
  per share of common stock                                                         $                       $
                                                                                    ========                ========
Weighted average number of
  common stock and common
  stock equivalents outstanding                                                     ========                ========

BALANCE SHEET DATA (AT
  PERIOD END)
  Working capital (deficit)         $  1,549    $    709    $    609    $   (139)   $    535      (1,289)   $   (664)
  Total assets                         2,866       2,599       3,676       4,841       8,906       4,016       7,888
  Long-term debt                        --          --          --           113          44          96          25
  Shareholders' equity                 1,893       1,439       1,110         256       1,030        (652)        280

- ----------
(a) Reflects minority interest of the Company's partner in Jack Nicklaus Apparel International, the partnership operating the apparel licensing activities of the Company outside the United States and Europe.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following is a discussion of the financial condition and results of operations of the Company for the three month periods ended March 31, 1996 and 1995, and the years ended December 31, 1995, 1994 and 1993. This discussion and analysis should be read in conjunction with the Selected Historical Combined Financial Data and the audited combined financial statements of the Company and the related notes thereto which are included elsewhere in this Prospectus.

OVERVIEW

         The Company was organized in connection with the Offering. Prior to the Offering, the Company's business was conducted through the Predecessor Companies. The Company operates its business through two principal groups: the Golf Division and the Marketing Division. The Golf Division owns, operates and licenses the Company's golf practice and instruction facilities, provides technical construction services in connection with the construction and renovation of golf courses, is involved in the marketing of golf course designs on behalf of designers and provides golf course management and consulting services throughout the world. The Marketing Division is involved primarily in the licensing of NICKLAUS, JACK NICKLAUS and GOLDEN BEAR branded products and services throughout the world and the operation of the NICKLAUS/FLICK GOLF SCHOOLS.

         The Company's revenues have historically been generated primarily through the licensing of golf practice and instruction facilities under the JACK NICKLAUS GOLF CENTER, JACK NICKLAUS ACADEMY OF GOLF and GOLDEN BEAR GOLF CENTER brand names, the construction of golf courses, most of which were designed by Mr. Nicklaus, the marketing of golf course design services, the sale of licensed NICKLAUS, JACK NICKLAUS, and GOLDEN BEAR branded consumer products and the operation of high-end golf schools under the NICKLAUS/FLICK GOLF SCHOOL brand name. The Company has achieved significant growth in revenues, operating income and net income over the past three years. The Company's revenues increased to $31.5 million in 1995 from $11.8 million in 1993 while operating income increased to $3.3 million in 1995 from $0.1 million in 1993. Net income (after giving pro forma effect to income taxes) has increased to a profit of $1.4 million in 1995 from a loss of $0.5 million in 1993. Management believes that the Company's financial performance has benefitted from the increase in the number of golf practice and instruction facilities licensed by the Company, an increase in golf course construction and renovation projects worldwide, the increase in the licensed product offerings under NICKLAUS, JACK NICKLAUS and GOLDEN BEAR brand names and growth in international demand for the Company's products and services. The improvement in the Company's operating margins to 10.4% in 1995 from 1.2% in 1993 resulted primarily as a consequence of improved profitability of the Company's golf course construction activities, increased marketing fees relating to the sale of Nicklaus Design services, increased licensing revenues from golf practice and instruction facilities and a reduction in corporate overhead as a percentage of revenues.

         Consistent with the Company's strategy to increase its ownership and operation of golf practice and instruction facilities, the Company recently entered into purchase, lease and management agreements pursuant to which it began to operate two existing golf practice and instruction facilities and agreed to acquire one additional facility. The Company currently operates one of the facilities pursuant to a long-term lease and another facility pursuant to a management contract pending the consummation of the acquisition. The Company is seeking to acquire an additional seven facilities by the end of 1996 and an additional twelve facilities by the end of 1997. While there is no assurance that any such additional facilities will be acquired, the Company believes the Golf Division's revenues will continue to increase relative to Marketing Division revenues. In addition, the Company believes that as its currently operated and future acquired golf practice and instruction facilities are converted to the GOLDEN BEAR brand name, revenues and operating income from such facilities may increase based on improved marketing and increased customer awareness, expanded facilities and amenities such as pro shops, batting cages, miniature golf courses and revenues associated with golf lessons. Such increases may be partially offset by initial losses from pre-opening costs and potential initial operating losses associated with new golf practice and instruction facilities.

         Historically, the Company's revenues attributable to golf practice and instruction facilities have been derived from license agreements with third parties who operate such facilities under the JACK NICKLAUS GOLF CENTER, JACK NICKLAUS ACADEMY OF GOLF and GOLDEN BEAR GOLF CENTER brand names. While the Company plans to continue to support its domestic and international licensees, the Company's current domestic strategy of owning and operating golf practice and instruction facilities directly is expected to result in less emphasis on the licensing of domestic golf practice and instruction facilities in the future. In implementing the Company's growth strategy, the Company may purchase or lease land, purchase, lease or construct facilities or enter into joint ventures for the operation of golf practice and instruction facilities.

         The Company's golf course construction, shaping and consulting services revenues increased to $19.2 million in 1995 from $2.2 million in 1993. This increase was primarily attributable to the increased number of, and amount of work performed under, construction and renovation projects, the increased demand for golf course development and construction throughout Southeast Asia and increased construction and renovation projects in the United States. The Company believes that domestic and international demand for new and renovated golf courses will provide continuing growth opportunities. In addition, the Company believes that its position as the exclusive marketing agent for Nicklaus Design and its familiarity with Nicklaus Design golf course projects will provide it with a competitive advantage in obtaining new construction contracts relating to Nicklaus Design assignments as well as help the Company market its construction services to non-Nicklaus designed courses.

         The Company has realized consistent growth in revenues over the past three years from licensed products utilizing the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR brand names, including apparel and accessories. The apparel licensing activities of the Company outside the United States and Europe are conducted through its subsidiary, Jack Nicklaus Apparel International ("JNAI"), a general partnership between the Company and an affiliate of Hartmarx Corporation. The operations and balance sheet of JNAI are consolidated with the Company and the Company's operating results are reduced to reflect the minority interest of its partner. Under licensing agreements, JNAI receives royalties based on a percentage of net sales of licensed products. JNAI's license income increased to $3.8 million in 1995 from $3.5 million in 1993. As part of its strategy, the Company expects to continue to broaden its base of branded product offerings under the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR brand names.

         The Company expects that 1996 will be a transition year as it focuses its efforts on acquiring golf practice and instruction facilities, invests in management information systems and personnel to support its growth strategy and substitutes a new licensee in connection with its branded products.

RESULTS OF OPERATIONS

         The following table sets forth the pro forma operating results (as a percentage of net revenues) for the periods indicated by each item reflected in the Company's combined statement of operations. Pro forma operations reflect adjustments to historical operating results for federal and state income taxes as if the Predecessor Companies had been taxed as C corporations rather than S corporations.


                                                                                 FOR THE THREE MONTHS
                                              FOR THE YEARS ENDED DECEMBER 31,     ENDED MARCH 31,
                                              --------------------------------   --------------------
                                               1993        1994        1995        1995        1996
                                              ------      ------      ------      ------      ------
Revenues:
    Golf Division                              31.4%       45.1%       68.1%       42.3%       52.1%
    Marketing Division                         68.6        54.9        31.9        57.7        47.9
                                              ------      ------      ------      ------      ------
Total Revenues                                100.0       100.0       100.0       100.0       100.0

Operating Costs and Expenses:
    Golf Division                              35.9        46.3        61.5        41.9        48.1
    Marketing Division                         35.4        28.8        17.5        29.6        26.3
    Corporate Overhead                         25.4        18.4         9.9        16.8        15.1
    Depreciation and Amortization               2.1         1.2         0.7         1.2         1.5
                                              ------      ------      ------      ------      ------
Total Costs and Expenses                       98.8        94.7        89.6        89.5        91.0

Operating Income                                1.2         5.3        10.4        10.5         9.0

Other Income (Expense)                          0.0        (0.1)        0.0        (0.1)        0.1
                                              ------      ------      ------      ------      ------
Income before Income Taxes and
    Minority Interest                           1.2         5.2        10.4        10.4         9.1
Foreign Tax Provision                           5.2         4.2         3.2         4.2         1.9
Minority Interest Expense                       7.9         6.2         3.3         4.8         6.5
                                              ------      ------      ------      ------      ------
Income (Loss) before pro forma income taxes   (11.9)       (5.2)        3.9         1.4         0.7
                                              ======      ======      ======      ======      ======
Pro Forma Income Tax Benefit                   (7.8)       (4.6)       (0.4)       (2.0)       (0.9)
Pro Forma Net Income (Loss)                    (4.1)%      (0.6)%       4.3%        3.4%        1.6%
                                              ======      ======      ======      ======      ======

THREE MONTHS ENDED MARCH 31, 1996 COMPARED WITH THREE MONTHS ENDED MARCH 31,
1995

         Total revenues increased 16.9% to approximately $5.0 million in the three months ended March 31, 1996 from $4.3 million in the comparable period of 1995, an increase of approximately $0.7 million. The increase in total revenues was principally the result of an increase of Golf Division revenues to $2.6 million from $1.8 million. This increase was primarily attributable to increased revenue in golf course construction activities to $2.1 million in the three months ended March 31, 1996 compared to $1.4 million in the comparable period of 1995. Golf Division revenues also improved due to increased revenues from the licensing of golf practice and instruction facilities to $0.2 million in the three months ended March 31, 1995 from $0.1 million in the comparable period of 1996, attributable primarily to an increase in the number of opened licensed facilities to sixteen during the quarter ended March 31, 1996 from eleven during the quarter ended March 31, 1995. The Company's Marketing Division revenues remained relatively constant at approximately $2.4 million in 1996 and $2.5 million in 1995.

         Operating income (after corporate overhead) remained relatively constant at approximately $0.5 million for the three months ended March 31, 1996 and March 31, 1995. Operating income (after corporate overhead) as a percentage of total revenues decreased to 9.0% in the three months ended March 31, 1996 from 10.5% in the comparable period of 1995, primarily as a result of lower operating margins (before corporate overhead) in the Marketing Division of 45.1% compared to 48.7%, respectively. The decline in the Marketing Division's operating margins (before corporate overhead) was primarily the result of decreased revenue from NICKLAUS/FLICK GOLF SCHOOLS. The decline in the Marketing Division's operating margins (before corporate overhead) was partially offset by the improved operating margins (before corporate overhead) in the Golf Division of 7.6% in the three months ended March 31, 1996 compared to 1.1% in the comparable period of 1995. The improved operating margins (before corporate overhead) in the Golf Division resulted primarily from improved profitability of the Company's marketing of golf course design activities, increased construction activities in the first quarter of 1996 and increased licensing revenues from golf practice and instruction facilities.

         Corporate overhead, consisting primarily of corporate headquarters rent and occupancy costs, as well as corporate management and employees, remained relatively constant at approximately $0.8 million in the three months ended March 31, 1996 compared to $0.7 million in the three months ended March 31, 1995. The Company was able to achieve improved operating efficiencies in overhead during the first quarter of 1996 as the higher level of total revenues were spread over relatively constant levels of corporate overhead expense. The Company believes it has the senior management resources in place to grow its business for the foreseeable future, however the Company plans to upgrade its management information systems and add additional accounting and finance personnel in 1996 in order to support its growth strategy. Management anticipates that corporate overhead will increase due to the aforementioned systems upgrade and additions to personnel as well as the increased costs associated with operating the Company as a separate public company and the expansion of the Company's business.

         The provision for foreign income taxes was $0.1 million in the three months ended March 31, 1996 compared to $0.2 million for the comparable period in 1995. The relatively constant foreign income tax provision resulted from the relatively constant operating income from foreign operations of $0.8 million in the three months ended March 31, 1996 compared to $0.9 million in the comparable period of 1995. As S corporations, the Predecessor Companies have historically only paid foreign income taxes and have not paid United States federal income taxes. Because the Company will be a C corporation, a pro forma income tax benefit of $45,600 for the three months ended March 31, 1996 and $84,502 for the comparable period of 1995 has been included in the Company's combined statements of operations for informational purposes as if the domestic operations of the Predecessor Companies were C corporations during the years presented. The Company expects to recognize tax credits for foreign taxes paid against its United States income tax obligation. The pro forma United States income taxes reflect an approximate effective rate of 39%.

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

         Total revenues increased 89.7% to $31.5 million in 1995 from $16.6 million in 1994. The $14.9 million increase in total revenues was principally the result of an increase of Golf Division revenues to $21.5 million from $7.5 million. This increase was primarily attributable to increased revenue in golf course construction activities to $19.2 million in 1995 from $5.6 million in 1994. Golf Division revenues also improved due to increased revenues from licensed golf practice and instruction facilities to $0.9 million in 1995 from $0.7 million in 1994, attributable primarily to an increase in the number of licensed facilities. In addition, the Company experienced an increase in Marketing Division revenues to $10.1 million in 1995 from $9.1 million in 1994, principally due to increased sales of branded consumer products and services and increased revenues generated by the Company's NICKLAUS/FLICK GOLF SCHOOLS.

         Operating income (after corporate overhead) increased to $3.3 million in 1995 from $0.9 million in 1994 and the achievement of operating efficiencies in overhead in 1995 as the higher level of total revenues were spread over a relatively stable level of corporate overhead. Operating income (after corporate overhead) as a percentage of total revenues increased to 10.4% in 1995 from 5.3% in 1994, primarily as a result of improved 1995 operating margins (before corporate overhead) in the Golf Division of 9.7% as compared to (2.7)% in 1994. The improved operating margins (before corporate overhead) in the Golf Division om 1995 resulted primarily from improved profitability of the Company's construction activities. The Marketing Division's operating margins (before corporate overhead) declined to 45.1% in 1995 from 47.5% in 1994, primarily due to increased expenses of $0.2 million incurred in connection with the establishment of the Jack Nicklaus International Club.

         Corporate overhead, consisting primarily of corporate headquarters rent and occupancy costs, as well as corporate management and employees, remained constant at approximately $3.1 million in 1995 and 1994.

         The provision for foreign income taxes was $1.0 million in 1995 compared to $0.7 million in 1994. The increase in the foreign income tax provision resulted from increased operating income from foreign operations to $4.7 million in 1995 from $3.7 million in 1994, attributable principally to additional Far East golf course construction projects and increased foreign licensing revenues. As S corporations, the Predecessor Companies have historically paid only foreign income taxes and have not paid United States federal income taxes. Because the Company will be a C corporation, a pro forma income tax benefit of $0.1 million for 1995 and $0.8 million for 1994 has been included in the Company's combined statements of operations for informational purposes as if the domestic operations of the Predecessor Companies were C corporations during the years presented. The pro forma United States income taxes reflect an approximate effective rate of 39%.

YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993

         Total revenues increased 41.3% to $16.6 million in 1994 from $11.8 million in 1993, an increase of $4.8 million. The increase in total revenues was principally the result of an increase of Golf Division revenues to $7.5 million from $3.7 million. This increase was primarily attributable to increased revenue in golf course construction activities to $5.6 million in 1994 from $2.2 million in 1993. Golf Division revenues also improved due to increased revenues from licensing golf practice and instruction facilities, from $0.5 million in 1993 to $0.7 million in 1994, primarily attributable to an increase in the number of licensed facilities. In addition, the Company experienced an increase in Marketing Division revenues to $9.1 million in 1994 from $8.1 million in 1993, principally due to increased sales of branded consumer products and services and increased revenues generated by the Company's NICKLAUS/FLICK GOLF SCHOOLS.

         Operating income (after corporate overhead) increased to $0.9 million in 1994 from $0.1 million in 1993. Operating income (after corporate overhead) as a percentage of total revenues increased to 5.3% in 1994 from 1.2% in 1993, generally as a result of improved 1994 operating margins (before corporate overhead) in the Golf Division to (2.7)% from (14.3)% in 1993. The improved operating margins (before corporate overhead) in the Golf Division resulted primarily from improved profitability of the Company's construction activities in 1994. The Marketing Division's operating margins (before corporate overhead) decreased to 47.5% in 1994 from 48.3% in 1993 due principally to increased expenses of $0.1 million incurred in connection with the establishment of the Jack Nicklaus International Club.

         Corporate overhead, consisting primarily of corporate headquarters rent and occupancy costs, as well as corporate management and employees, increased to approximately $3.1 million in 1994 from $3.0 million in 1993. The increase in corporate overhead was primarily attributable to salary increases, and increased personnel.

         The provision for foreign income taxes was $0.7 million in 1994 compared to $0.6 million in 1993. The increase in the foreign income tax provision resulted from increased operating income from foreign operations to $3.7 million in 1994 from $2.6 million in 1993, attributable principally to additional golf course construction projects in the Far East. As noted above, the Predecessor Companies have historically only paid foreign income taxes and have not paid United States federal income taxes. Because the Company will be a

C Corporation, a pro forma income tax benefit of $0.8 million for 1994 and $0.9 million for 1993 has been included in the Company's combined statements of operations for informational purposes as if the domestic operations of the Predecessor Companies were C Corporations during the years presented. The pro forma United States income taxes reflect an approximate effective rate of 39%.

LIQUIDITY AND CAPITAL RESOURCES

         Historically, the Company relied primarily upon internally generated funds from operations supplemented by borrowings as needed to finance its operations. The cash provided by operating activities totalled approximately $0.5 million for the three months ended March 31, 1996, $2.2 million in the year ended December 31, 1995 and $0.5 million in the year ended December 31, 1994. Cash used by the Company's investing activities totalled approximately $0.3 million in the three months ended March 31, 1996, $1.9 million in the year ended December 31, 1995 and $1.3 million in the year ended December 31, 1994, primarily representing distributions to minority investors related to JNAI's licensing activities outside the United States and Europe. Cash used in financing activities totalled $0.3 million in the three months ended March 31, 1996 and $0.4 million in the year ended December 31, 1995, principally related to transfers to GBI. Cash provided by financing activities totalled $0.2 million in the year ended December 31, 1994 principally related to capital contributions to Paragon. At December 31, 1995 and March 31, 1996, the Company had working capital (deficit) of $0.5 million and $(0.7) million, respectively, and $0.4 million and $0.3 million, respectively in cash and cash equivalents.

         Capital expenditures totalled approximately $0.1 million in the three months ended March 31, 1996, approximately $0.2 million in the year ended December 31, 1995 and approximately $0.2 million in the year ended December 31, 1994. The Company currently estimates that planned capital expenditures for 1996 will be approximately $0.5 million, including $0.2 million for an upgraded management information system and $0.1 million for leasehold improvements at the Company's corporate headquarters. The Company also intends to expend approximately $15 million to $20 million in 1996 for the acquisition of golf practice and instruction facilities. The Company plans to finance capital expenditures and acquisitions of facilities in 1996 primarily with net proceeds from the Offering and mortgage financing secured by the facilities acquired. The Company may also enter into operating leases for new facilities which may not require a significant initial cash outlay. Actual expenditures will depend on, among other things, the availability of funds, the availability of suitable facilities, the location and status of the acquired facilities (i.e. whether significant capital improvements are necessary), whether the Company acquires or leases the related land, competitive developments and strategic marketing decisions.

         To provide for additional liquidity, the Company is seeking to obtain a $15 to $20 million line of credit from a bank or other financial institution. Such credit facility is expected to require customary representations and warranties and covenants with respect to the conduct of the Company's business and require the maintenance of various financial ratios, which could limit amounts available to be borrowed under the facility. There can be no assurance that the Company will obtain this credit facility or as to the amount or terms of any such facility.

         The Company believes that the net proceeds from the Offering, together with cash provided by operations will be sufficient to meet its operating needs and anticipated capital expenditure and acquisition requirements through February 1997. If the Company obtains the line of credit financing described in the prior paragraph, it would have sufficient funds through 1997. Beyond this period, the Company will be required to raise additional capital in order to meet its planned acquisition and expansion strategy. Such capital may be raised by the issuance of additional equity or the incurrence of additional indebtedness. There is no assurance that the Company will be able to obtain additional capital in a timely manner on favorable terms or at all. To the extent that the Company is not able to obtain additional capital, the Company may be required to delay or reduce its planned acquisition and expansion strategy. In addition, in appropriate situations, the Company may seek financing from other sources or may enter into joint ventures and other collaborative or licensing arrangements for the acquisition and operation of additional golf practice and instruction facilities.

CURRENCY FLUCTUATIONS

         Although substantially all of the Company's contracts are denominated in United States dollars, fluctuations in the value of foreign currencies relative to the United States dollar impact the Company's results of operations. For 1995, approximately 30% of the Company's total revenues and approximately 74% of the Company's licensing revenues were generated overseas, primarily in Japan. A substantial portion of the revenues of the Company's overseas licensees are generated in foreign currencies and accordingly, fluctuations in the values of these currencies relative to the United States dollar could have a material adverse effect on the Company's profitability. Royalty payments received by the Company relating to foreign licensing arrangements are generally based on the exchange rate at the time of payment. In addition, the Company's construction contracts are also denominated in dollars and so the effective cost to customers for construction services performed overseas will increase or decrease as foreign currencies fluctuate relative to the United States dollar, unless the Company changes its United States dollar prices to reflect the fluctuations in currency. Approximately 23% of the Company's construction revenues in 1995 were pursuant to overseas contracts. The Company does not currently engage in hedging activities with respect to such currency fluctuations, but may do so in the future. See "Risk Factors - Risks Associated with Activities Outside the United States."

INFLATION

         The Company does not believe that the relatively moderate rates of inflation experienced in the United States over the last three years have had a significant effect on its revenues or profitability. Although higher rates of inflation have been experienced in a number of foreign countries in which the Company does business, the Company does not believe that they have had a material effect on revenues or profitability.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

         This Prospectus contains forward-looking statements, including statements regarding, among other things, (i) the Company's growth strategies, including its intention to make seven additional acquisitions by the end of 1996 and 12 additional acquisitions by the end of 1997 and enter into new markets and product areas, (ii) anticipated trends in the domestic and international golf industry and in the Company's other businesses and (iii) the Company's future financing plans. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of changes in the trends in the golf industry and the factors described in "Risk Factors" including among others, (i) dependence on licensed trademarks, (ii) expansion strategy and additional financing requirements, (iii) acquisition of additional golf practice and instruction facilities and limited history of direct operations and (iv) competition. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact occur.

                                    BUSINESS

        The Company is a diversified, international brand name golf products and services company engaged in the development, marketing and management of golf-related businesses, including the licensing, ownership and operation of golf practice and instruction facilities, the marketing of golf course design services, the construction and renovation of golf courses and the licensing, distribution and sale of golf related consumer products. Through its two divisions, the Golf Division and the Marketing Division, the Company provides high quality products and services in over 40 countries, primarily under the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR brand names. From 1993 to 1995, the Company realized an increase in revenues and operating income from $11.8 million to $31.5 million and from $0.1 million to $3.3 million, respectively.

        The Company's Golf Division is involved in the licensing, ownership development and operation of golf practice and instruction facilities under the JACK NICKLAUS GOLF CENTER, JACK NICKLAUS ACADEMY OF GOLF and GOLDEN BEAR GOLF CENTER brand names. The Company believes the highly fragmented golf range industry represents advantageous opportunities to acquire, upgrade and renovate golf centers and driving ranges over the next five years. The Company's golf centers are designed to provide affordable golf practice and instruction facilities to a large golfer population, to attract new participants to the game and to create an environment of family entertainment. The Company believes that its golf facilities are differentiated from its competitors on the basis of consumers' recognition of the high quality of the products and services associated with the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR brand names, the quality of its facilities and the unique and individualized golf instruction programs designed by Mr. Nicklaus and Jim Flick, a world renowned instructor, available at its facilities.

        The Company currently operates two golf practice and instruction facilities and recently entered into a purchase agreement for the acquisition of a third facility. See "The Company-Recent Acquisitions." As part of its growth strategy to focus its efforts on the ownership and operation of facilities, the Company has identified approximately 60 to 70 markets within the United States which it believes can support one or more golf practice and instruction facilities. While the Company's strategy is to acquire an additional seven facilities by the end of 1996 and an additional twelve facilities by the end of 1997, there is no assurance any such facilities will be acquired. In addition to the two golf practice facilities it currently operates, the Company currently licenses for operation by third parties 17 golf practice and instruction facilities under the JACK NICKLAUS GOLF CENTER, JACK NICKLAUS ACADEMY OF GOLF and GOLDEN BEAR GOLF CENTER brand names. The Company intends to continue to support its existing licensee base.

        The Company's Golf Division also provides marketing, construction and technical services in connection with the construction and renovation of golf courses. Since 1983, such services have been provided throughout the world in the development of over 40 golf courses, most of which were designed by Mr. Nicklaus through Nicklaus Design. In addition, the Company provides club management and consulting services to golf course owners, with five Nicklaus designed courses currently under management in the United States and one in Asia.

        Through its Marketing Division, the Company licenses NICKLAUS, JACK NICKLAUS and GOLDEN BEAR branded consumer products and operates its Nicklaus/Flick Golf Schools. The Company believes that, based upon estimated mark-ups on wholesale prices or factory costs, retail sales of the Company's licensed products, including apparel and accessories, were approximately $320 million world-wide in 1995, generating approximately $5.1 million of licensing revenue for the Company in 1995. The Company also operates in its Marketing Division its high-end golf schools under the NICKLAUS/FLICK GOLF SCHOOL brand name. The Company has also developed innovative teaching methods which are offered at the Nicklaus/Flick Golf Schools throughout the United States and which serve as the basis for instruction at the Company's golf practice and instruction facilities worldwide.

        The Company's strategy is to increase its worldwide revenue and operating income by capitalizing on the growth and popularity of the game of golf and Mr. Nicklaus' reputation, image and accomplishments as one of the greatest golfers ever to play the game. Specific components of the Company's growth strategy include (i) acquiring well-located golf ranges and golf practice facilities that have the potential for improvement under the Company's management and with improved or expanded facilities; (ii) developing new golf practice facilities in locations where suitable acquisition opportunities are not available; (iii) capitalizing on the demand for the construction of new golf courses and the renovation of existing courses; and (iv) broadening the Company's base of branded consumer product offerings under the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR brand names. The Company also believes that cross-marketing of its products and services will provide it with opportunities to maximize its operating performance. To this end, it is anticipated that the acquisition and development of new golf practice and instruction facilities will provide the Company with opportunities to market instructional programs offered at the Nicklaus/Flick Golf Schools and to sell licensed products at retail pro shops established at such golf practice and instruction facilities. Further, the Company believes that the Company's arrangement as exclusive marketer for Nicklaus Design will increase the exposure of the Company's products and provide it with a competitive advantage in obtaining golf course construction and renovation business.

INDUSTRY OVERVIEW

        GENERAL

        According to the National Golf Foundation ("NGF"), there were approximately 25 million golfers (an individual age 12 or older who played at least one round of golf during the survey year) ("Golfers") in the United States in 1995, representing approximately 11.6% of the total United States population age 12 or older. The average age of a Golfer in 1995 was approximately 40 years old and the average household income of Golfers was approximately $56,900. The Company believes that there will be an increased demand for golf facilities and golf-related products as a result of the increased interest in golf by the aging "baby boom" population, primarily as a consequence of an increase in that group's disposable income and leisure time and the appropriateness of golf as a sport for an aging population.

        Total Golfer spending on golf-related equipment, merchandise, accessories, playing fees and miscellaneous items (not including lessons) was estimated to be approximately $16.3 billion for the twelve months ended August 1994. Approximately 38% of such amount was for golf equipment and other golf merchandise and approximately 62% of the amount was for club membership, cart and greens fees. While the number of Golfers and rounds played increased only moderately from 1986 through 1994, total spending by Golfers increased by 8.6% compounded annually over the same period.

        Total spending can be analyzed further on a segment basis. The NGF evaluates total spending by the following golfer frequency segments: AVID GOLFER, a golfer aged 18 or older who played 25 rounds or more of golf during the survey year; MODERATE GOLFER, a golfer aged 18 or older who played eight through 24 rounds of golf during the survey year; and OCCASIONAL GOLFER, a golfer aged 18 or older who played one through seven rounds of golf during the survey year. Table 1 below provides the number of golfers, the average age, average years played, average household income, and average rounds played per golfer segment. Table 2 below reflects that Avid Golfers, though comprising only 24% of the golfer population, represented 61% of all spending on golf-related purchases by golfers. In addition, Table 2 reveals that Avid Golfers' average annual expenditures are more than double that of Moderate Golfers and approximately nine times greater than Occasional Golfers' average annual expenditures. The Company believes that as the average Occasional and Moderate Golfers age and move into the prime income producing stages of their working lives, the number of Avid Golfers may be anticipated to increase and, if this occurs, total expenditures on golf-related products and services would also be anticipated to increase.

TABLE 1

==============================================================================
                       Characteristics of Golfer Segments
                            (Age 18 years and older)
 ------------------------------------------------------------------------------
Golfer Segments:                     Occasional       Moderate         Avid
- ------------------------------------------------------------------------------
Number of Golfers(000s)                 11,341           5,813          5,518
Average Age                                 37              40             48
Average Years Played                        14              16             22
Average Household Income             $  50,800       $  54,400      $  56,300
Average Rounds Played                        3              14             65
==============================================================================
SOURCE: NGF

TABLE 2

==============================================================================
                   Total Spending by Golfer Frequency Segment
- ------------------------------------------------------------------------------
                       Percent of        Percent of           Average Annual
Golfer Segments:       All Golfers       Total Spending       Expenditures
- ------------------------------------------------------------------------------
Avid                       24%                61%               $   1,710

Moderate                   26%                27%               $     719

Occasional                 50%                12%               $     183
==============================================================================
SOURCE: NGF

The Company also believes that many new golf markets are developing globally. In addition to the popularity of golf in Australia, Japan and New Zealand, each with golfers representing approximately 10% of their respective total populations (according to Golf Asia Magazine), the Company believes the Asian and South American markets represent attractive markets for growth. As of August 1995, Golf Asia Magazine estimated that golfers represented less than 2% of the total populations of China, Hong Kong, India, Korea, Malaysia, and Thailand. The Company believes that its experience in international markets and its brand name recognition and strong reputation will position it to benefit from increased international demand for golf-related products and services.

        GOLF PRACTICE AND INSTRUCTION FACILITIES

        The Company believes that one of the fastest growing segments of the golf industry is the commercial golf range and golf course practice area segment. Golf Range and Recreation Association of America ("GRRA") records indicate that, since 1990, the number of stand-alone commercial ranges has increased from approximately 1,200 to approximately 1,900 at the end of 1995 in the United States. During the twelve months ended December 1994, approximately
11.1 million people used a stand-alone commercial range in the United States. Currently, the stand-alone golf range industry is highly fragmented; GRAA estimates that over 90% of stand-alone ranges are managed by owner-operators. The Company believes that this highly fragmented industry presents advantageous opportunities for the Company to acquire, upgrade and renovate golf centers and driving ranges throughout the United States.

        The Company believes that the growth in the golf practice and instruction facilities markets has been driven by the steady inflow of new players, the limited number of golf courses available for daily fee play, the increase in the number of beginners to the sport who are intimidated on a golf course and the cost and time required to play rounds on overcrowded golf courses. In addition, the Company believes that municipalities and real estate developers are looking to establish affordable recreation alternatives in their communities, and the Company believes golf practice and instruction facilities meet their objectives by providing wholesome, family oriented affordable recreational and entertainment facilities.

        GOLF COURSE CONSTRUCTION

        As of December 31, 1995, there were approximately 15,000 golf courses in the United States, with approximately 1,900 of such courses opening since 1990. The construction of golf courses has trended upward since 1990. During 1995, 468 golf courses opened in the United States. Approximately 86% of all such openings occurred at either a daily fee or municipal facility. Golf course openings in 1995 increased by approximately 23% over golf course openings in 1994. From 1990 to 1995, golf course openings experienced an approximately 8.4% annual growth rate. At year end 1995, 820 golf courses were under construction, with approximately 500 of these anticipated to open in 1996. In addition to the United States, the Company believes emerging markets like China, India, South America and South Africa represent significant golf course design and construction opportunities. This belief is based on the size of the populations in these emerging markets, the receptivity of these cultures to American exports, the fact that the climate in these areas are generally conducive to resort activities, and the rising popularity of the game of golf internationally.

GOLF DIVISION

        The Golf Division is involved in the operation and licensing of the Company's golf practice and instruction facilities, the construction and renovation of golf courses and the provision of golf course management and consulting services primarily to owners and operators of Nicklaus designed golf courses. In addition, through the Golf Division, the Company markets golf course design services for Nicklaus Design. The Golf Division had revenues of $21.5 million in 1995, compared to $7.5 million in 1994 and $3.7 million in 1993. The Company believes that its owned and licensed golf facilities are differentiated from its competitors on the basis of consumers' recognition of the JACK NICKLAUS and GOLDEN BEAR brand names, the quality of the facilities and the unique and individualized golf instruction programs designed by Jack Nicklaus and Jim Flick available at the facilities.

        GOLF CENTERS AND ACADEMIES

        The Company's golf centers and academies are golf practice and instruction facilities designed to provide golf practice facilities, affordable golf instruction and related recreational activities. Domestically, the Company currently operates two golf centers and has entered into a purchase agreement for a third facility. In addition, there are presently ten licensed GOLDEN BEAR GOLF CENTERS being operated by licensees of the Company in the United States, with four additional licensed facilities scheduled to open in 1996. Internationally, the Company's licensees operate seven facilities under the name JACK NICKLAUS GOLF CENTERS and JACK NICKLAUS ACADEMY OF GOLF which are located in nine countries in the Pacific Rim and England.

        DOMESTIC OPERATIONS. The domestic golf centers are generally centered around a practice range designed with target greens, bunkers and traps to simulate golf course conditions. The ranges generally feature both covered and uncovered hitting stations to maximize usage under all weather conditions and are lighted to permit nighttime use. In addition to the practice range, the golf centers typically include short game practice areas, including putting greens and sand traps, comprehensive GOLDEN BEAR instruction programs designed by the internationally recognized NICKLAUS/FLICK GOLF SCHOOL, a JACK NICKLAUS COACHING STUDIO (a proprietary multimedia video and computer swing analysis system) and a clubhouse facility which typically includes a full-line retail pro shop, limited locker facilities and a restaurant or snack bar. The domestic golf centers generally also include other recreational amenities such as miniature golf courses and baseball batting areas.

        The Company currently operates two golf practice and instruction facilities and recently entered into a purchase agreement for a third facility. See "The Company-Recent Acquisitions." While there is no assurance that it will successfully do so, the Company's goal is to acquire an additional seven facilities by the end of 1996 and an additional twelve facilities by the end of 1997. While the Company intends to continue to support its existing licensee network, the Company's present strategy is to focus its efforts on the direct ownership and operation of facilities and to pursue new licenses and enter into additional territory development agreements only in locations and territories where the Company does not intend to acquire or develop its own facilities. The Company anticipates that it will add golf centers either by acquiring or converting existing golf centers or practice facilities or by acquiring undeveloped sites and constructing new golf centers. The Company believes the highly fragmented golf range industry presents advantageous opportunities for the Company to acquire, upgrade and renovate golf centers and driving ranges over the next five years. The Company believes that its GOLDEN BEAR branding and its instruction programs will provide the Company with a competitive advantage and differentiate GOLDEN BEAR GOLF CENTERS from other range operators. See "Risk Factors-Expansion Strategy and Additional Financing Requirements" and "-Acquisition of Additional Golf Centers and Limited History of Direct Operations."

        Currently, there are ten licensed GOLDEN BEAR GOLF CENTERS in the United States which are operated by three owners, none of which is affiliated with the Company. Each licensee has been provided an exclusive license in a specified territory to operate a GOLDEN BEAR GOLF CENTER and is able to utilize certain of the Company's trademarks, servicemarks and other rights relating to the operation of the facility. Additionally, the Company has agreements with two licensees which grant to the licensees the exclusive right to develop five GOLDEN BEAR GOLF CENTERS within the Baltimore, Maryland and Fairfax, Virginia areas. Licensees are required to operate their GOLDEN BEAR GOLF CENTERS in compliance with the Company's methods, standards and specifications regarding such matters as facility design, site approval, layout and design of teaching and practice-related facilities, fixtures and furnishings, decor and signage, merchandise type, presentation and customer service. Licensees are not required to purchase supplies or products from the Company other than the workbooks, software and manuals associated with the teaching studios which must be included in each facility. Licensees pay a facility license fee of $35,000 for each facility opened by the licensee within the designated territory, and pay continuing monthly royalty fees of 3 to 5% of adjusted gross revenues, subject to a minimum guaranteed royalty of $50,000 per year. In some instances, generally for facilities in less populated areas, in lieu of monthly revenue-based royalty fees, fixed annual fees are paid generally ranging between $35,000 and $45,000, subject to increases based on the consumer price index. The Company's license fees, royalties and other similar payments from its domestic golf center licensees totalled approximately $461,000, $195,000 and $74,000 for the years 1995, 1994 and 1993, respectively.

        Set forth below is a list of the Company's existing domestic licensees and the facilities operated or which the Company's licensees have informed the Company they anticipate opening.

                                      EXISTING                    ANTICIPATED
LICENSEE GROUP                        FACILITIES                  FACILITIES
- --------------                        ----------                  -----------
Family Golf Centers, Inc.             Henrietta, NY               Seattle, WA
                                      Farmingdale, NY
                                      Elmsford, NY
                                      Douglaston, NY
                                      Liverpool, NY
                                      Wayne, NJ
                                      El Segundo, CA

                                                   FACILITIES
                              EXISTING             UNDER            UNDEVELOPED
LICENSEE GROUP                FACILITIES           DEVELOPMENT      TERRITORIES
- --------------                ----------           -----------      -----------
Highlander Golf Corp. Ltd.    Moreno Valley, CA    None
                              Carrollton, TX

East Coast Golf
  Centers, Inc.               Columbus, OH         Ft. Lauderdale, FL
                                                   Charlotte, NC

Public Country Clubs, Inc.    None                 Fairfax, VA

         INTERNATIONAL OPERATIONS. The Company has entered into license agreements for the development and operation of golf center facilities outside of the United States under the brand names JACK NICKLAUS GOLF CENTER and JACK NICKLAUS ACADEMY OF GOLF. The latter generally provides more substantial practice facilities and practice golf holes on a larger site. In some territories, the Company has granted a master license for a country or region which gives the master licensee the exclusive right within defined territories to own, operate or sublicense to others the right to own and operate golf centers and golf academies in the territory. In other cases, the Company has granted a site specific license similar to its domestic franchise agreements giving the site licensee the right to open a single golf center or golf academy at a specific location. The Company has generally granted its foreign licensees an exclusive radius around the site of each facility.

         The Company's foreign licensees currently have seven facilities open and in operation and an additional three facilities are under development with openings anticipated by the end of 1997. The Company has an agreement with a corporate affiliate of its British licensees to market the Company's golf facility licensing program, contact and identify prospective licensees within the European Economic Community, and assist the Company in negotiating license agreements with such prospects. Outside the United States, the Company currently intends to continue to pursue licensing agreements, rather than direct ownership of golf centers, although there is no assurance that the Company will be successful in its licensing efforts. The Company's license fees, royalties and other similar payments from its international golf center operations totalled approximately $553,000, $527,000 and $423,000 for the years 1995, 1994 and 1993, respectively.

         GOLF COURSE CONSTRUCTION

         The Company provides comprehensive golf course construction services. These services include project management, shaping, renovation and golf course construction. While the Company originally only provided services for Nicklaus designed golf courses, the Company began offering its golf course construction services to non-Nicklaus designed golf courses in 1995. The Company is presently working in eight countries, including the United States, and is currently involved in the construction of fourteen active projects. The Company is currently shaping two golf courses for other architects, one in the United States and one in Korea.

         The Company believes that the rapid development of golf courses in the United States has been a direct result of the increased demand for access to golf courses. In the United States, new facilities are presently being opened for golf course communities, private clubs, semi-private courses, and daily fee facilities at the rate of approximately one per day. In addition, the demand for new golf courses has also substantially increased throughout southeast Asia. In addition to Malaysia, Korea and Indonesia, where golf course construction has been strong, the pace of golf course construction is also increasing steadily in China and India. The Company believes that emerging markets like China, India, South America, and South Africa represent significant opportunities given their vast populations, cultures that are increasingly receptive to American exports, climates which are conducive to resort activities, and the rising popularity of the game of golf.

         In addition to new construction, golf course renovation has become increasingly popular in the United States as established courses try to compete with newer facilities. Over time, even the best maintained golf courses require some renovation. Such improvements are generally necessitated by the effects of wear and tear, the introduction of new golf equipment and technology which render a hole design or yardage obsolete, or improvements in technology and efficiency which require upgrades of irrigation, drainage or course features, including greens, tees and bunkers.

         The Company and its predecessors have furnished golf construction and renovation services on approximately 39 golf courses since 1983, 9 domestically and 30 internationally. Set forth below are the projects undertaken and services provided by the Company since 1993:

YEAR                   LOCATION                          PROJECT DESCRIPTION

1993   Chung Shan Hot Springs, Zongshan, China        18  -   hole shaping
       Eaglebend Golf Club, Big Fork, Montana          9  -   hole construction
       Governors Club, Chapel Hill, North Carolina     9  -   hole construction
       Ishioka Country Club, Ogawa, Japan             18  -   hole shaping
       Le Robinie Golf Club, Solbiate, Italy          18  -   hole shaping
       London Golf Club, London, England              36  -   hole shaping
       Miramar Linkou, Taipei, Taiwan                 36  -   hole shaping

1994

       Borneo Golf Club, Kota Kinabalu, Malaysia      18  -   hole construction
       English Turn, New Orleans, Louisiana           18  -   hole renovation
       Hammock Creek, Stuart, Florida                 18  -   hole construction
       Jeredong Resort Golf Course, Brunei            18  -   hole project
                                                              management/shaping
       La Gorce Country Club, Miami, Florida          18  -   hole renovation
       Sanyo Golf Club, Okyama, Japan                 18  -   hole shaping

1995

       Montreux Golf Club, Reno, Nevada               18  -   hole construction
       Top Of The Rock, Branson, Missouri              9  -   hole construction
       Indigo Run Country Club, Hilton Head,
         South Carolina                               18  -   hole construction
       MacGregor Golf Course, Gumma-ken, Japan        18  -   hole shaping
       Suzhou Golf Course, Suzhou, China              18  -   hole project
                                                              management/shaping
       Oshige Country Club, Nagoya, Japan             18  -   hole shaping
       Rokko Kokusai, Kobe, Japan                      9  -   hole shaping
       Borneo Golf Club, Kota Kinabalu, Malaysia      18  -   hole construction
       Classic Golf, New Delhi, India                 18  -   hole construction
       Beijing Well Bond, Beijing, China              36  -   hole construction

The Company believes it is well-positioned to continue to grow its golf course construction and renovation activities given its full service organization, its strong reputation for quality and the Company's contractual arrangement as exclusive marketing agent for Nicklaus Design. The Company markets its services simultaneously with its marketing of design services. The Company believes its association with Nicklaus Design provides it a competitive advantage based on its opportunity to meet with prospective developer clients at the earliest stage of a course's planning and the fact that its familiarity with the Nicklaus Design philosophy enables the Company to anticipate problems and reduce duplication of efforts. In addition, the Company believes that the combination of Nicklaus Design with the other services offered by the Company, provide clients with an array of high-quality services with the convenience and advantages of "one-stop shopping." While the relationship with Nicklaus Design may be a disadvantage in obtaining the work of other course designers, the Company believes that Paragon's reputation for quality and service will attract non-Nicklaus design firms to utilize Paragon's services. See "Certain Relationships and Related Transactions-Reorganization-Nicklaus Design Marketing Agreement."

         The Company's construction services are generally offered pursuant to either a general construction contract or a technical services agreement. The Company may also supply specialized golf construction services to third parties on a subcontract or consulting basis where warranted by the needs of the customer. The general construction contract generally offers developers and owners comprehensive management of the entire course construction process on a cost plus fee or a fixed price basis. Under a technical services agreement, the Company typically provides only a technical team, which generally consists of a project manager, shapers, finishers and foremen. This team focuses primarily on the management of personnel and equipment and the purchase of materials required for the construction of the golf course. Payments for construction services are generally made in installments over the term of the contract based on the stage of completion of the project.

         MARKETING OF GOLF COURSE DESIGNS

         Pursuant to a Design Services Marketing Agreement with GBI, the Company markets golf course design worldwide for Nicklaus Design and may in the future seek to market golf course design for other designers and architects subject to certain limitations set forth in the agreement. The Company will receive 10% of gross design fees received by GBI. The Company believes the marketing of Nicklaus Design provides a competitive advantage to the Company in obtaining construction and renovation contracts as well as obtaining club management contracts at Nicklaus Design courses. See "Certain Relationships-Reorganization-Nicklaus Design Marketing Agreement."

         Mr. Nicklaus has been a leader in the golf course design industry for more than 25 years, having designed, co-designed or re-designed 124 courses that are open for play. Seventeen of Mr. Nicklaus' course designs have been ranked by GOLF DIGEST in the United States Top 100. In GOLF MAGAZINE'S latest rankings of the "Greatest Courses in the World," four of Mr. Nicklaus' designs are listed:
Muirfield Village (Dublin, OH), Harbour Town (Hilton Head, SC), Cabo del Sol (Los Cabos, Mexico) and Shoal Creek (Birmingham, AL).

         GOLF COURSE MANAGEMENT

         In 1995, the Company began offering comprehensive golf club management services, including services related to course maintenance and marketing of club operations. In addition to offering comprehensive club management, the Company is available as a consultant or independent contractor to assist clubs in developing conceptual plans, membership programs, employee policies and procedures, operations manuals, job descriptions, budgets and financial systems. The Company offers its management services primarily to owners and operators of Nicklaus designed courses throughout the world and currently provides management services to five golf facilities in the United States and one in Asia.

MARKETING DIVISION

         The Marketing Division is involved primarily in the licensing of NICKLAUS, JACK NICKLAUS, and GOLDEN BEAR branded products and services throughout the world and the operation of the Nicklaus/Flick Golf Schools. The Marketing Division focuses its efforts on combining the marketing power associated with the recognition and reputation of the Jack Nicklaus brand names with high quality products and services in the markets it serves. The Company believes that, based upon estimated mark-ups of wholesale prices or factory costs, retail sales of the Company's licensed products were $320 million in 1995, generating approximately $5.1 million in licensing revenue for the Company in 1995. The Marketing Division, as a whole, had revenues of $10.1 million in 1995 compared to $9.1 million in 1994 and $8.1 million in 1993.

         MARKETING AND LICENSING

         The Company manages Jack Nicklaus' brands and marketing relationships. The Company's activities include the licensing and marketing of a wide variety of Jack Nicklaus branded consumer products and services, primarily under the NICKLAUS, JACK NICKLAUS, and GOLDEN BEAR brand names. These three separate brands are targeted at distinct markets segmented by product design, distribution channels and price. The Company believes that the continued growth in the popularity of golf worldwide represents a strong opportunity to grow the NICKLAUS, JACK NICKLAUS, and GOLDEN BEAR brand names. In addition, the Company believes that the trend toward casual dress in the workplace and the growing importance of leisure activities within its target markets should enhance the growth potential of its brands.

         The Company currently licenses the Jack Nicklaus brands to over 20 companies which distribute products in over 35 countries. The largest markets for the Company's branded markets are currently the United States, Korea and Japan. Licensed product categories includes men's and women's sportswear, men's tailored clothing, neckwear, luggage, socks, headwear, belts, small leather goods, jewelry, accessories, calendars and various forms of artwork and commemoratives.

         The following table sets forth the Company's principal licensees and products:

- --------------------------------------------------------------------------------------------------------------------------------
                                                                            Licensed           Territories         Licensee
        Licensee                                Products                     Brands                                 Since
- --------------------------------------------------------------------------------------------------------------------------------
Hart, Schaffner & Marx,               Slacks, sportscoats, blazers,       JACK NICKLAUS       United States          1969
  a business unit of Hartmarx              woven dress shirts
  Corporation

Trans-Apparel Group,                    Men's and women's shirts,         JACK NICKLAUS       North America          1990
  a business unit of Hartmarx        slacks, shorts, blazers, socks,        NICKLAUS              Europe
  Corporation                            sweatshirts, outerwear,
                                                rainwear

The Rockport Corporation              Casual and dress shoes, golf        JACK NICKLAUS         Worldwide            1992
                                                  shoes                    GOLDEN BEAR

Brookville Corporation                          Neckwear                  JACK NICKLAUS       United States          1995
                                                                            NICKLAUS

Abba Accessories, Inc.                Cufflinks, belt buckles, tie        JACK NICKLAUS       United States          1995
                                             bars and tacks                 NICKLAUS          Great Britain

Platinum Hosiery                                  Socks                   JACK NICKLAUS       United States          1995
                                                                            NICKLAUS

American Contract                                Luggage                  JACK NICKLAUS       United States          1995
Manufacturers, a business                                                   NICKLAUS
unit of Boyt

Italian Design Group                  Belts and small leather goods       JACK NICKLAUS       United States          1995
                                                                            NICKLAUS          Great Britain

JNAI:                                  Men's and ladies' sportswear       JACK NICKLAUS           Japan              1973
  Partnership with                                                          NICKLAUS          Southeast Asia
  Hartmarx Corporation                                                     GOLDEN BEAR          Australia
                                                                                               South Africa
                                                                                              South America

JNAI/FE:                               Men's and ladies' sportswear       JACK NICKLAUS          Thailand            1973
  Partnership between JNAI                   and accessories                NICKLAUS            Indonesia
  and Kosugi Sangyo to                                                     GOLDEN BEAR            Korea
  license Jack Nicklaus                                                                          Malaysia
  brands in Asia                                                                                Singapore
                                                                                               Philippines

JNJ:                                           Hats, ties,                JACK NICKLAUS           Japan              1995
  Partnership between JNAI              men's/ladies'/children's            NICKLAUS
  and Kosugi Sangyo to                 sportswear, gloves, belts,          GOLDEN BEAR
  serve as master licensee            luggage, casual and business          MUIRFIELD
  in Japan                                  bags and eyewear
- --------------------------------------------------------------------------------------------------------------------------------

         The Company's licensing of apparel outside of the United States and Europe is conducted exclusively through JNAI, a joint venture with an affiliate of Hartmarx Corporation. This joint venture has in turn entered into separate licensing arrangements through partnerships relating to Japan (the "Japanese Partnership") and the rest of Asia (the "Asian Partnership"). Pursuant to such arrangements, JNAI will receive from 50% to 75% of the revenues of the Japanese Partnership and approximately 66-2/3% of amounts distributed by the Asian Partnership.

         The Company also has developed two types of "marketing partnerships" for Mr. Nicklaus with selected companies worldwide. These partnerships involve either Mr. Nicklaus' personal endorsement and use of his likeness or strategic marketing alliances which utilize golf and the Company's marketing capabilities to help market a partners' products or services. Such marketing partnerships have been established with, among others, Lincoln-Mercury, a division of Ford Motor Company, Gulfstream Aerospace Corporation, Rolex, Textron, GOLF MAGAZINE and Griptec. Marketing partnerships are important to the Company in that they increase the exposure and reinforce the image of Mr. Nicklaus and his brands in the Company's target markets. The Company will receive a percentage of all revenues received by Mr. Nicklaus for personal endorsement services obtained through the marketing efforts of the Company equal to (i) 30% of all such revenues under any existing contract or arrangement or renewal thereof and (ii) 20% of all such revenues received under any new contract or arrangement. The Company will receive 100% of any revenues associated with strategic marketing alliances. See "Certain Relationships and Related Transactions-Reorganization-Personal Services Management Agreement."

         The Company's marketing and licensing strategy is to (i) expand the worldwide sales of the Company's products, particularly throughout the United States, Europe and Asia; (ii) selectively expand its licensed product lines, particularly in accessories and women's sportswear; (iii) work with existing licensees to maximize brand advertising and promotional exposure; and (iv) develop new licensing relationships for product categories that are appropriate for Jack Nicklaus brands, such as home furnishings and skincare. The Company is also considering several retail strategies, including stand alone retail shops devoted primarily to the Company's branded products and the creation of dedicated areas in golf shops and better department stores. No assurances can be given that any such retail strategies will be undertaken. The Company will seek to create dedicated areas for the sale of the Company's branded products within the pro shops of GOLDEN BEAR GOLF CENTERS and at Nicklaus designed golf courses.

         NICKLAUS/FLICK GOLF SCHOOL

         The Company operates a high-end golf school principally under the NICKLAUS/FLICK GOLF SCHOOL ("NFGS") brand name. Jack Nicklaus and Jim Flick, a world renowned instructor, collaborated to develop a program which has been recognized by major golf publications for its leadership role in the golf instruction industry since the school's inception in 1991.

         The Company believes that growth in the golf instruction industry is driven by existing golfers' desire to continually improve their golf games and by new golfers seeking to learn the game. Historically, instruction was provided by local golf professionals. In recent years technological changes have made possible the development of sophisticated instruction products and computer programs for use in teaching. The Company has invested over $1.5 million in a proprietary teaching method including instruction books and a computer assisted video swing analysis device. This teaching methodology is the basis for the JACK NICKLAUS COACHING STUDIOS included within the Company's golf practice and instruction facilities worldwide as well as teaching at the NFGS.

         The NFGS offers over 85 Master Golf Instruction multi-day programs including several specialty programs targeted at women, couples, parents and children and special alumni groups. NFGS currently operates as an independent contractor at five resort destinations and/or private clubs located in the United States: Pebble Beach, Monterey, California; Desert Mountain Golf Club, Carefree, Arizona; Ibis Golf & Country Club, Palm

Beach, Florida; Boyne Highlands Resort, Harbor Springs, Michigan; and Park Meadows, Park City, Utah. The Company is currently pursuing additional venues for its NFGS operations.

         The target market for the NFGS retail schools is consumers who have significant disposable income. NFGS has historically priced its package offerings at the upper end of golf school pricing which is consistent with other Company product offerings. The Company is considering commencing operation of a moderately priced golf school under the GOLDEN BEAR brand name in 1997. The Company currently markets retail schools principally through: (i) direct response media advertising; (ii) direct mail programs targeted at NFGS graduates (currently over 3,000) and high net worth golfers; (iii) word of mouth referrals; and (iv) telemarketing.

         The NFGS teaching faculty is currently comprised of 18 teaching professionals selected by Jack Nicklaus and Jim Flick, six of whom were included in Golf Magazines list of the top 100 golf instructors in the United States in 1995. These professionals have been trained in a philosophy that is consistent with Jack Nicklaus' approach to playing the game and Jim Flick's approach to teaching. Most of NFGS' instruction staff are independent outside contractors and their agreements with NFGS are negotiated annually.

         In addition to its regular three and five-day consumer packages, NFGS provides businesses and corporations with a wide range of program alternatives including, three-day executive golf programs, one-day golf outings, charity golf events and hospitality programs at select professional tour events. These corporate programs, which operate under the brand name GOLDEN BEAR EXECUTIVE GOLF, are designed specifically for corporations as an effective way to entertain clients, strengthen business relationships, reward top performers and raise funds for charitable organizations. The corporate programs also expose a wide variety of people to the Company's golf programs, which provide future referral sources for the NFGS retail sessions.

         JACK NICKLAUS INTERNATIONAL GOLF CLUB

         The Jack Nicklaus International Golf Club was founded in mid-1995 to provide additional benefits to Nicklaus Design golf courses. The Jack Nicklaus International Golf Club is a proprietary membership club which offers its members an opportunity to obtain a variety of member services including golf playing privileges at prestigious private clubs worldwide that feature a Jack Nicklaus Signature or Nicklaus Design golf course. Membership in the Club is by invitation only and is restricted to members of the golf clubs that agree to participate in the program ("Host Clubs"). There are currently approximately 70 Host Clubs. Members enjoy reciprocal playing and guest privileges at each of the Host Clubs. The current membership fee is $250 per year. There is no membership fee to the participating Host Clubs and each is permitted to impose a direct charge for golf playing privileges extended to Club members. In addition to fees generated from its members, the Company may receive revenues through travel services and the sale of golf-related products. The Company believes the availability of the Jack Nicklaus International Golf Club assists the Company's marketing efforts for Nicklaus Design.

COMPETITION

         The Company's competition varies among its business lines. The markets in which the Company competes in its Golf Division are generally highly competitive. The Company's golf practice and instruction facilities compete against other golf centers, traditional golf ranges, golf courses and other recreational pursuits. Competition for prime locations is intense. In the provision of golf course construction and golf course management and consulting services, the Company faces competition both domestically and internationally from several national golf course construction firms and golf course management firms, as well as from several smaller regional firms. Competition in these areas is based mainly on reputation, quality of service, experience and price. While many of the Company's Golf Division competitors and potential competitors have considerably greater financial resources and experience than does the Company, the Company believes that its well recognized brand names and its reputation for providing high quality, innovative products and services will distinguish it from its competitors.

         The consumer markets for goods and services in which the Company's Marketing Division competes are extremely competitive, with the Company's products and services competing against a mix of established brand name consumer products and services, products and services licensed or endorsed by sports and entertainment celebrities, private label products and generic products which have not established a distinct brand identity. Competition in these products and services is centered mainly on styling, quality, price, brand recognition and service. In order for the Company to be competitive in these marketplaces, the Company must effectively maintain and promote the unique brand image of its services and its licensed products among consumers and establish strong marketing relationships with manufacturers and distributors of products which enhance that brand image. While the Company believes that its strong brand name recognition and established licensing and distribution networks will enable it to compete effectively, the Company and its licensees compete with a number of manufacturers and marketers of sporting goods, recreational products, apparel and other consumer products and services, many of which have substantially greater resources than the Company and its licensees and many of which have well recognized brand names and broader and more established distribution networks. These markets also face competition from other leisure and recreational activities and sales of leisure and recreational products and services are affected by changes in consumer preferences, which are difficult to predict.

EMPLOYEES

         As of March 31, 1996, the Company had 107 full-time employees and 8 part-time employees. The number of part-time employees fluctuates during peak seasonal periods. The Company has no collective bargaining agreements covering any of its employees, has not experienced any material labor disruption and is unaware of any efforts or plans to organize its employees. The Company considers relations with its employees to be satisfactory.

INTELLECTUAL PROPERTY RIGHTS

         The Company's NICKLAUS, JACK NICKLAUS and GOLDEN BEAR brand names are believed by the Company to be well-recognized by consumers and therefore important in the sales of its licensed products. The public identification of these brands has been developed historically through their association with the personal rights of Jack Nicklaus as a living individual to commercialize his personality under common law and various statutes enacted in certain domestic states and foreign countries. As part of the Reorganization, the Company will acquire from GBI the exclusive royalty-free rights to utilize and license the major trademarks and service marks which have been developed under common law prior to the formation of the Company, including marks previously registered in the United States and various foreign countries in which products or services are currently sold by GBI and its licensees, and the right, subject to the approval of GBI, to obtain the registration of additional trademarks and service marks for the future expansion of the business of the Company. The Company also will acquire rights to utilize customer lists, trade secrets, know-how, and certain copyrighted materials necessary or useful in the conduct of its business, including intellectual property currently provided to the predecessors of the Company under license from GBI. See "Certain Relationships and Related Transactions-Reorganization-Trademark License," and "Risk Factors-Use of the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR Names and Symbols."

PROPERTIES

         The following table sets forth certain information concerning the Company's principal properties and facilities:

                                                                                 APPROXIMATE           NATURE
                                                                                    SQUARE               OF
LOCATION                            PRIMARY USE                                    FOOTAGE            OCCUPANCY
- --------                            -----------                                    -------            ---------

North Palm Beach, Florida           Corporate and administrative offices            19,000              Lease

Singapore                           Corporate and administrative offices             3,000              Lease

         The Company subleases its corporate headquarters in North Palm Beach, Florida from GBI, a private company controlled by Nicklaus Family Members. Each of the leases expire at various times through January 31, 2000, subject to certain renewal options. The Company believes that its facilities are adequate and suitable for its current needs. See "Certain Relationships and Related Transactions-Reorganization-Sublease and Sharing Agreement." The Company has also begun operating two golf instruction and practice facilities which are described under "The Company-Recent Acquisitions."

GOVERNMENTAL REGULATION

         The Company's golf centers and its golf course and construction operations are subject to numerous federal, state and local laws and regulations designed to protect the environment from waste emissions and hazardous substances. The Company has not been informed by the United States Environmental Protection Agency or any state or local governmental authority of any non-compliance or violation of any environmental laws, ordinances or regulations likely to be material to the Company, and the Company believes that it is in substantial compliance with all such laws, ordinances and regulations applicable to its properties and operations. Although the Company has periodically hired environmental consultants to conduct environmental studies, including invasive procedures such as soil sampling or ground water analysis, on golf facilities it owns, operates or intends to acquire or develop, in some cases only limited invasive procedures are conducted on such properties. Accordingly, there may be environmental liabilities or conditions of which the Company is not aware. The Company is also subject to the Federal Occupancy Safety and Health Act and other laws and regulations affecting the safety and health of employees. Further, the Company is subject to the Fair Labor Standards Act and various state laws governing such matters as minimum wage requirements, overtime and other working conditions and citizenship requirements. Additionally, certain restaurants and snack bars at the Company's golf facilities serve alcoholic beverages and are subject to certain state "dram shop" laws, which provide a person injured by an intoxicated individual the right to recover damages from an establishment that wrongfully served such beverages to the intoxicated individual. The Company will also be subject to foreign immigration, labor, safety and environmental laws in those jurisdictions where the Company performs services.

LEGAL PROCEEDINGS

         The Company is a party to various legal proceedings that have arisen in the ordinary course of its business. The Company does not believe that it is currently involved in any legal proceedings which, individually or in the aggregate, could be expected to have a material adverse effect on its operations or financial position.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock (after giving pro forma effect to the Reorganization) immediately prior to and immediately following the Offering by (i) each person or entity who is the beneficial owner of five percent or more of the outstanding shares of Class A Common Stock or Class B Common Stock, (ii) each director and named executive officer of the Company and (iii) all directors and executive officers of the Company as a group. Except as set forth in the notes to the table, the business address of each five percent holder is the Company's corporate address. As described in the notes to the table, voting and/or investment power with respect to certain shares of Common Stock is shared by the named individuals. Consequently, such shares are shown as beneficially owned by more than one person.

                                                                                                TOTAL COMMON STOCK
                                                                                   ---------------------------------------------
                                       NUMBER OF SHARES        NUMBER OF SHARES
                                          OF CLASS A              OF CLASS B             PERCENT OF         PERCENT OF TOTAL
                                         COMMON STOCK            COMMON STOCK           TOTAL VOTING          VOTING POWER
                                        OWNED PRIOR TO          OWNED PRIOR TO         POWER PRIOR TO          AFTER THE
        BENEFICIAL OWNER                 THE OFFERING          THE OFFERING(1)          THE OFFERING            OFFERING
        ----------------                 ------------          ---------------          ------------            --------
Jack W. Nicklaus(2)

Golden Bear International,
Inc.(3)

Richard P. Bellinger and
Barbara B. Nicklaus, as co-
trustees (4)

Richard P. Bellinger(5)

Mark F. Hesemann(5)

Thomas P. Hislop(5)

Jack P. Bates(5)

All Directors and executive
officers as a group (5
persons)(6)

- ----------
(1) Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and is automatically converted into a share of Class A Common Stock upon transfer to a person who is not a Nicklaus Family Member or if the total number of shares of Class B Common Stock is less than 20% of the aggregate number of shares of Common Stock outstanding on the record date of any shareholders meeting. See "Description of Capital Stock."
(2) Does not include _______ shares of Class B Common Stock held in family trusts for the benefit of Mr. Nicklaus' children, or the ____ shares of Class A Common Stock pledged to Mr. Nicklaus by Messrs. Bellinger, Hesemann, Hislop and Bates as to which Mr. Nicklaus disclaims beneficial ownership. Includes the ____ shares of Class B Common Stock owned of record by GBI.

                                     - 41 -



(3) Mr. Nicklaus is the Chairman of the Board and the beneficial owner of the controlling interest in GBI and, accordingly, will be deemed to beneficially own all such shares.
(4) Includes _____ shares of Class B Common Stock beneficially owned or deemed to be beneficially owned by Mr. Bellinger and Mrs. Nicklaus as co-trustees of trusts for the benefit of Mr. and Mrs. Nicklaus' children. Mr. Bellinger and Mrs. Nicklaus share voting and investment power with respect to all such shares, but disclaim beneficial ownership of such shares. All of these shares are subject to a shareholders' agreement with Mr. Nicklaus which, among other things, imposes certain limitations on the transfer of such shares. Certain of these shares are pledged to Mr. Nicklaus to secure loans made by Mr. Nicklaus to each of the trusts to fund the purchase by the trusts of additional shares of Golf Centers. These pledged shares are subject to further restrictions prohibiting the sale or other disposition of any such shares for a two year period and granting Mr. Nicklaus an irrevocable proxy to vote all of such shares for a period of _____ years or until such shares are sold or transferred to a third party. See "Certain Relationships and Related Transactions-Shareholder Agreements."
(5) Messrs. Bellinger, Hesemann, Hislop and Bates acquired shares of the capital stock of Golf Centers immediately prior to the Reorganization. As a consequence of the Reorganization, Messrs. Bellinger, Hesemann, Hislop and Bates received shares of the Company's Class A Common Stock in exchange for their shares in Golf Centers. See "The Company-Reorganization." All of such shares are pledged to Mr. Nicklaus to secure loans made by Mr. Nicklaus to such individuals to fund the purchase of such shares. All of these shares are subject to shareholder agreements with Mr. Nicklaus, prohibiting each of Messrs. Bellinger, Hesemann, Hislop and Bates from selling or otherwise disposing of any such shares for a two year period ending in June 1998 and granting Mr. Nicklaus an irrevocable proxy to vote all of such shares for a period of _____ years or until such shares are sold or transferred to a third party. See "Certain Relationships and Related Transactions-Shareholder Agreements." Mr. Nicklaus disclaims beneficial ownership of such shares.
(6) Excludes stock options with respect to a total of ____ shares granted to executive officers and Directors of the Company immediately prior to the Offering. See "Management - Executive Compensation - 1996 Stock Option Plan."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The table below sets forth the names and ages of the directors and executive officers of the Company as well as the positions and offices held by such persons. Each of the Company's executive officers is currently employed by and provides services to GBI and/or various of the Operating Subsidiaries. Upon completion of the Offering, each of the Company's executive officers other than Messrs. Nicklaus, Bellinger and Bates, will be employed solely by the Company. Messrs. Bellinger and Bates have agreed to dedicate a minimum of 80% of their business time to providing services to the Company. Mr. Nicklaus will only be required to spend two days of personal services or appearances on behalf of the Company for each licensing contract or arrangement of the Company, up to a maximum of ten days per year. A summary of the background and experience of each of these individuals is set forth after the table. The officers of the Company serve at the discretion of the Company's Board of Directors.

NAME                     AGE   POSITION WITH THE COMPANY
- ----                     ---   -------------------------
Jack W. Nicklaus         56    Chairman of the Board

Richard P. Bellinger     44    President, Chief Executive Officer and Director

Mark F. Hesemann         42    Senior Vice President and Director

Thomas P. Hislop         39    Senior Vice President and Director

Jack P. Bates            36    Senior Vice President and Chief Financial Officer

JACK W. NICKLAUS will serve as the Chairman of the Board of the Company. Mr. Nicklaus founded GBI in 1970 and has served as Chairman of the Board of GBI since its inception. Mr. Nicklaus, who has been a professional golfer for over 35 years, continues to be one of professional golf's most recognized players. Mr. Nicklaus also has over 25 years experience as a golf course designer, having designed 124 courses in 23 countries. Mr. Nicklaus received the Athlete of the Decade Award (1970-1979) from SPORTS ILLUSTRATED magazine and the Golfer of the Century Award in 1988.

RICHARD P. BELLINGER is a member of the Company's Board of Directors and will serve as the President and Chief Executive Officer of the Company. Mr. Bellinger joined GBI in 1979 as Controller for the golf course and real estate development areas of GBI. In 1981, he was promoted to Treasurer, and in 1984, became GBI's Chief Financial Officer. Mr. Bellinger was promoted to Chief Operating Officer of GBI in 1985 and was named President in 1989. Mr. Bellinger graduated from the University of Miami where he earned both his BBA in accounting and his MBA.

MARK F. HESEMANN is a member of the Company's Board of Directors and will serve as the Senior Vice President of the Company, with primary responsibility for the Company's Golf Division. Mr. Hesemann joined GBI in 1982 as Director of Marketing. He became Executive Vice President of Jack Nicklaus Club Management, a division of GBI in 1984 and was named Vice President of GBI in 1985 with responsibility for marketing of Jack Nicklaus Golf Services, the golf course design division of GBI. He became General Manager of Jack Nicklaus Golf Services in 1986 and assumed the additional responsibility of Senior Vice President of GBI in 1992. From October 1994 to January 1996, Mr. Hesemann served as Managing Director in charge of all of the GBI's business in Asia operating out of the company's Asian headquarters in Singapore. Mr. Hesemann graduated from Indiana University where he earned both a BS in Marketing and an MBA in International Finance.

THOMAS P. HISLOP is a member of the Company's Board of Directors and will serve as a Senior Vice President of the Company, with primary responsibility for the Company's Marketing Division. Mr. Hislop joined GBI in 1984 as Director of Marketing. Mr. Hislop became Vice President of Marketing in 1985 with responsibility for Jack Nicklaus' marketing and endorsement relationships. Mr. Hislop was named General Manager of Jack Nicklaus Marketing Services in 1986, Senior Vice President of GBI in 1992 and member of GBI's Executive Committee in 1994. Mr. Hislop completed his undergraduate education at Bucknell University and obtained his MBA from Harvard Business School.

JACK P. BATES will serve as a Senior Vice President and the Chief Financial Officer of the Company. Mr. Bates joined GBI in 1984. From 1985 to 1993, he served as Treasurer and became Chief Financial Officer, Senior Vice President and an Executive Committee member of GBI in 1993. Mr. Bates is a member of the Florida Institute of Certified Public Accountants. He received a Bachelor of Science Degree in Accounting from Florida Southern College.

BOARD OF DIRECTORS

         GENERAL. The Board of Directors of the Company is currently comprised of four directors. The Company anticipates that the Board of Directors will be comprised of seven directors, including the four current directors and three independent directors to be appointed as soon as practicable but no later than 90 days after consummation of the Offering. The directors will be divided into three classes at the first annual meeting of shareholders after the Offering. At such meeting, one class will be elected to serve a term expiring one year thereafter, the second class will be elected to serve for a term expiring two years thereafter and the third class will be elected to serve for a term expiring three years thereafter. After expiration of such initial terms, each class will be elected for a three-year term. Directors may be removed only for cause and only by the affirmative vote of holders of greater than 66-2/3% of the total voting power of the Company.

         COMMITTEES. Upon election of the additional directors, the Board of Directors will establish an audit committee and a compensation committee. The audit committee, which will consist entirely of directors who are not employees of the Company, will, among other things, make recommendations to the Board of Directors regarding the independent auditors for the Company, approve the scope of the annual audit activities of the independent auditors and review audit results and have general responsibility for all auditing related matters. The compensation committee will consist entirely of directors who are not employees of the Company. The compensation committee will recommend to the Board of Directors compensation plans and arrangements with respect to the Company's executive officers and will administer certain employee benefit plans, including the Company's 1996 Stock Option Plan.

         COMPENSATION OF DIRECTORS. The Company intends to implement a compensation program for non-employee directors pursuant to which such directors will receive fees and stock options. Non-employee directors will be entitled to receive $______ per year for his or her services as a director plus reimbursement of travel expenses to board and committee meetings. Pursuant to the Company's 1996 Stock Option Plan, non-employee directors automatically are granted each year, on the first business day following the Company's annual meeting of shareholders, non-qualified options to purchase 1,000 shares of Class A Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant, and having a term of ten years. Directors who are also employees of the Company will receive no additional compensation for service as a director other than reimbursement of any travel expenses to attend meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Prior to the Offering, the Company had no separate compensation committee or other board committee performing equivalent functions. The Company's Board of Directors carried out this function. Each of the directors of the Company participated in deliberations concerning executive compensation.

EXECUTIVE COMPENSATION

         The following table sets forth the total compensation earned by the chief executive officer and the four other most highly compensated executive officers of the Company for services rendered in all capacities to GBI and the Operating Subsidiaries for the fiscal year ended December 31, 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                        ALL OTHER
                                          ANNUAL COMPENSATION(2)                    COMPENSATION($)(1)
                           --------------------------------------------------       ------------------
    NAME AND                                                  OTHER ANNUAL
PRINCIPAL POSITION         YEAR      SALARY($)    BONUS($)    COMPENSATION($)
- ------------------         ----      ---------    --------    ---------------
Jack W. Nicklaus,          1995       800,000      --             --                      8,550
  Chairman of the
  Board

                                     - 44 -


Richard P. Bellinger,      1995       400,000      38,000            --                   24,864
  President and Chief
  Executive Officer

Mark F. Hesemann,          1995       172,700       8,125            --                   40,604
  Senior Vice President

Thomas P. Hislop,          1995       175,000       9,800            --                   21,384
  Senior Vice President

Jack P. Bates,             1995       150,000       5,417            --                   20,330
  Senior Vice President
  and Chief Financial
  Officer

- ----------
(1) The amounts included in the "All Other Compensation" column represent matching contributions made by the Company under the Company's 401(k) plan, the allowances for automobile related expenses and profit sharing contributions.
(2) Only approximately 50% of the amounts included in the "Annual Compensation" and "All Other Compensation" columns for Messrs. Bellinger, Hesemann and Bates and 15% of such amounts for Mr. Nicklaus, were expenses allocated to the Predecessor Companies for services rendered by such individuals to such companies and reflected in the historical financial statements of the Company. The remainder of such amounts were expenses allocated to divisions of GBI and its affiliates not being contributed to the Company pursuant to the Reorganization.

1996 STOCK OPTION PLAN

        The Company's 1996 Stock Option Plan was adopted on _________, 1996. A total of ________ shares of Class A Common Stock may be issued under the 1996 Stock Option Plan. The Company has granted under the 1996 Stock Option Plan, subject to the closing of the Offering, options to purchase _______ shares of Class A Common Stock, exercisable at the initial public offering price set forth on the cover page hereof. Messrs. Bellinger, Hesemann, Hislop and Bates have received options to purchase ________, ________, ________ and ________ shares of Class A Common Stock, respectively, pursuant to their employment agreements. Additionally, pursuant to an employment agreement with Mr. Nicklaus, the Company has agreed to grant Mr. Nicklaus options to purchase 65,000 shares of Class A Common Stock each year, for a period of four years, commencing one year after consummation of the Offering at the fair market value on the date of grant. See "Management-Employment Agreements."

        Pursuant to the 1996 Stock Option Plan, the Company may grant incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), to employees, and non-qualified stock options to non-employee directors, independent contractors and agents, as well as to employees of the Company. The 1996 Stock Option Plan provides for administration by a committee of the Board of Directors. As stated above, the compensation committee of the Board of Directors (the "Compensation Committee"), once it is established, will administer the 1996 Stock Option Plan.

        The Compensation Committee will select the optionees (excluding non-employee directors), authorize the grant of options and determine the exercise price, terms and vesting schedule for options. The Compensation Committee also has the authority to prescribe, amend and rescind rules and regulations relating to the Plan, to accelerate the exercise date of any option, to delegate authority to specific members or a committee of management, and to interpret the Plan and make all necessary determinations in administering the Plan. All options granted under the Plan shall be evidenced by written option agreements, which shall contain such provisions, including, without limitation, restrictions upon the exercise of the options, as the Committee shall determine.

        Under the 1996 Stock Option Plan, an option to purchase 1,000 shares was granted to each person who was a non-employee director as of the date the Plan was adopted and thereafter shall be granted to each person who is a non-employee director on the first business day following the annual meeting of shareholders of the Company. These non-employee director options shall terminate 10 years from the date of grant.

        The per share exercise price of an option shall be as determined by the Compensation Committee, provided that the exercise price of incentive stock options and non-qualified stock options may not be less than fair market value on the date of grant and shall be equal to the fair market value on the date of grant for non-qualified stock options granted to non-employee directors. Further, no person who owns, directly or indirectly, at the time of the granting of an incentive stock option to such person, 10% or more of the total combined voting power of all classes of stock of the Company (a "10% Shareholder") shall be eligible to receive any incentive stock options under the 1996 Stock Option Plan unless the exercise price is at least 110% of the fair market value of the shares of Class A Common Stock subject to the option, determined on the date of grant. The purchase price for shares acquired pursuant to the exercise of an option shall be as determined by the Committee and may consist of cash, check, promissory note, surrender of other shares of the Company's capital stock, or any combination thereof.

        No stock options may be transferred by an optionee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and, except with respect to a qualified domestic relations order, during the lifetime of an optionee, the option will be exercisable only by the optionee. Notwithstanding the foregoing, to the extent permitted by applicable law and Rule 16b-3 under the Securities Exchange Act of 1934, the Compensation Committee may permit a recipient of a non-qualified stock option to
(i) designate in writing during the optionee's lifetime a family member or a trust established by the optionee or a family member (a "Beneficiary"), to receive and exercise the optionee's non-qualified stock options in the event of such optionee's death or (ii) transfer a non-qualified stock option to a Beneficiary. In the event of termination of employment other than by reason of retirement or as a result of termination by the Company for deliberate, willful or gross misconduct, the option will be exercisable within twelve months after such termination (unless otherwise determined by the Compensation Committee) to the extent the option was exercisable as of the date of termination. Upon termination of employment of an optionee by reason of such employee's retirement, such optionee's options remain exercisable for thirty-six months thereafter to the extent such options were exercisable on the date of such termination. In the event of termination of employment of an optionee by the Company for deliberate, willful or gross misconduct, all stock options held by such optionee will be immediately cancelled and will not be exercisable, unless otherwise determined by the Compensation Committee. Upon termination of employment by reason of death, such optionee's options remain exercisable. subject to certain limitations by the Optionee's legal representative or heir, but only to the extent such options were exercisable as of the date of death. The exercise of any option after termination of employment will be subject to the condition that the optionee not engage in deliberate action which, as determined by the Compensation Committee, causes substantial harm to the interests of the Company or constitutes a breach of any obligation of the optionee to the Company. In no case may options be exercised later than the expiration date of the stock options originally specified in the option agreements. In the event of change of control of the Company, all options then outstanding under the plan will become immediately exercisable.

        The 1996 Stock Option Plan will expire in 2006 unless terminated earlier by the Board of Directors. No options granted under the 1996 Stock Option Plan can be exercised more than 10 years from the date of grant. Incentive stock options issued to a 10% Shareholder are limited to five-year terms. Shares under any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the 1996 Stock Option Plan.

        The 1996 Stock Option Plan may be amended or terminated by the Board of Directors without shareholder approval, except that no amendment which increases the maximum aggregate number of shares which may be issued under the 1996 Stock Option Plan, changes the class of persons who are eligible to participate in the 1996 Stock Option Plan or materially increases the benefits accruing to the participants, may be made without the approval of the shareholders of the Company. No amendment or termination of the 1996 Stock Option Plan will affect previously granted awards without the optionee's consent unless the Compensation Committee determines that such amendment is in the best interest of the shareholders or optionees.

ANNUAL INCENTIVE PLAN

        The Company's annual incentive compensation plan (the "Annual Incentive Plan") is designed to motivate employee participants to achieve the Company's annual strategic goals. Approximately ____ employees are currently eligible to participate in the Annual Incentive Plan.

        Under the Annual Incentive Plan, each participating employee is assigned a target bonus award representing up to ___% of his or her annual base salary that will be paid if the Company's annual performance objectives and the participant's individual performance objectives are achieved. Company performance objectives are established by senior management members for each fiscal year and individual performance objectives are established by the manager of the applicable subsidiary or division of the Company for each fiscal year. Performance objectives and awards for executive officers under the Annual Incentive Plan will be made by the Compensation Committee for recommendation to the full Board of Directors. Payouts are determined annually following determination of the Company's fiscal year-end results, and the Company intends to make the payments in [quarterly] installments to participants who remain employed at that time or, in the Company's discretion, to participants who have ceased to be employed by the Company. No individual may receive under the Annual Incentive Plan more than $___________ with respect to any fiscal year. The Annual Incentive Plan is subject to amendment or termination at any time, but no such action may adversely affect any rights or obligations with respect to any awards theretofore made under the Annual Incentive Plan.

EMPLOYEE SAVINGS PLAN

        The Company also sponsors a defined contribution profit-sharing plan (the "401(k) Savings Plan). Under the plan, each participant may, subject to the requirements and limitations imposed on 401(k) plans under the Code, elect to have up to 15% of his or her annual earnings deferred and contributed to the Plan. All full-time employees of the Company who are at least 21 years old are eligible to participate in the 401(k) Savings Plan on the first day of the quarter following the employee's date of hire. Under the 401(k) Savings Plan, the Company may, in its discretion, match the participant's annual contributions in cash or shares of Class A Common Stock, up to a maximum amount to be determined by the Company each year. The 401(k) Savings Plan also allows the Company to make other discretionary contributions, including profit sharing contributions, which will be administered by the Compensation Committee.

EMPLOYMENT AGREEMENTS

        The Company has entered into an employment agreement with Mr. Nicklaus, effective upon consummation of the Offering, which provides for an annual base salary of $125,000, subject to annual increases thereafter as determined by the Compensation Committee. The Company will employ Mr. Nicklaus for a period extending through _________, 2001, which period is automatically extended for additional one year periods until the employment agreement is terminated by the Company or Mr. Nicklaus. Pursuant to the terms of this agreement, Mr. Nicklaus will be obligated to provide, on an annual basis, a minimum of two days of personal services or appearances on behalf of the Company for each licensing contract or arrangement of the Company, up to a maximum of ten days per year. Compensation for any additional days in which Mr. Nicklaus agrees to provide such personal services or appearances on behalf of the Company will be agreed upon by the Company and Mr. Nicklaus on a case-by-case basis. Mr. Nicklaus will also be entitled to receive options to purchase 65,000 shares of Class A Common Stock each year, for a period of four years, commencing one year after consummation of the Offering. The options will be immediately exercisable upon grant, will expire in 2006 and will have a per share exercise price equal to the fair market value on the date of grant. In the event of Mr. Nicklaus' death, Mr. Nicklaus' heirs will be entitled to continue to receive the stock options which Mr. Nicklaus would have been entitled to receive under the employment agreement.

        The Company has also entered into employment agreements with Messrs. Bellinger, Hesemann, Hislop and Bates (the "Employment Agreements"), effective upon consummation of the Offering, which provide for an annual base salary and certain other benefits. Pursuant to the Employment Agreements, the fiscal 1996 base salaries of Messrs. Bellinger, Hesemann, Hislop and Bates are to be $450,000, $210,000, $210,000 and $160,000, respectively, subject in each case to annual increases thereafter as determined by the Compensation Committee. The Employment Agreements also provide for the payment of annual performance-based additional compensation through the Company's Annual Incentive Plan, equal to a percentage of such executive's base salary, based on the achievement by the Company and the executive of certain pre-established performance objectives. Under the terms of the Employment Agreements, the Company will employ Messrs. Bellinger, Hesemann, Hislop and Bates for periods extending through September 30, 2001, March 31, 2001, September 30, 2000 and March 31, 2000, respectively, which periods are automatically extended for additional one-year periods until their respective Employment Agreements are terminated by the Company or the executive.

        Pursuant to the Employment Agreements, if Messrs. Bellinger, Hesemann, Hislop or Bates are terminated by the Company without "cause" (as defined in each agreement), or if such executive terminates the agreement for "good reason" (as defined in the agreement), which would include a material breach by the Company under the agreement or a material reduction in such executive's duties or responsibilities, such executive will: (i) be entitled to continue to be paid for two years (a) his base salary (as in effect at the time of termination of the agreement (the "Base Salary") and (b) annual additional compensation equal to the average of the actual additional incentive compensation paid to him prior to such termination for the most recent fiscal year (the "Bonus Compensation");
(ii) continue to participate in the Company's benefit plans during the remainder of the term of the agreement; and (iii) not be subject to a covenant not to compete provided for in such agreement. If any of the executives is terminated for cause or resigns, the payment of salary and additional compensation will cease. In the event such executive's employment is terminated due to death or "disability" (as defined in the agreement), such executive or his legal representative (as applicable) will be paid (i) such executive's Base Salary for a period of one year from the date of termination and (ii) any unpaid Bonus Compensation with respect to calendar years completed prior to such executive's death or disability plus a pro rata portion of Bonus Compensation for the year in which such executive's death or disability occurs. If the Company does not elect to extend such executive's agreement upon the expiration of the original term or any extension thereof, such executive will be entitled, for a period of two years from expiration of his employment agreement to (i) receive his Base Salary, (ii) receive the Bonus Compensation and (iii) participate in the Company's benefit plans.

        Pursuant to the Employment Agreements, each of the executives have agreed to devote their full business time (except for Messrs. Bellinger and Bates, who are required to dedicate at least 80% of their business time) to providing services to the Company. The remainder of Messrs. Bellinger's and Bates' business time may be spent on management of other entities, including those controlled by Jack Nicklaus. Each agreement also provides that the Company may reduce severance payments to be received by the executive if necessary to avoid imposition of the excise tax imposed by Section 4999 of the Code on certain types of severance payments. Each agreement also contains certain confidentiality and non-competition provisions.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FAMILY RELATIONSHIPS

        As described under the heading "Reorganization," various businesses and operations were contributed to the Company by GBI and its affiliates. Mr. Nicklaus, who founded GBI in 1970, is the principal shareholder of GBI and will also be the Chairman of the Board and the principal shareholder of the Company. See "Risk Factors-Potential Conflicts of Interest" and "The Reorganization."

        As used in this Prospectus, the term "Nicklaus Family Member" includes the following persons: (i) Mr. Jack W. Nicklaus, Barbara B. Nicklaus and their estates, guardians, conservators, committees or attorneys-in-fact; (ii) each lineal descendant of Jack W. Nicklaus and Barbara B. Nicklaus (a "Nicklaus Descendant") and their respective guardians, conservators, committees or attorneys-in-fact; (iii) each "Family Controlled Entity" (as defined below); and
(iv) the trustee, in their respective capacities, as such, of each "Family Controlled Trust" (as defined below). The term "Family Controlled Entity" means
(i) any not-for-profit corporation if at least 80% of its Board of Directors is composed of Mr. Nicklaus and/or Nicklaus Descendants; (ii) GBI and any other corporation if at least 80% of the value of its outstanding equity is owned by Nicklaus Family Members; (iii) any partnership if at least 80% of the value of its partnership interests are owned by Nicklaus Family Members; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Nicklaus Family Members. The term "Family Controlled Trust" includes certain trusts existing on the date hereof and trusts, the primary beneficiaries of which are Mr. Nicklaus, Nicklaus Descendants, spouses of Nicklaus Descendants and/or charitable organizations, provided that if the trust is a wholly-charitable trust, at least 80% of the trustees of such trust consist of Mr. Nicklaus and/or Nicklaus Descendants.

REORGANIZATION

        Immediately prior to the consummation of the Offering, the Company, its shareholders, GBI and certain other Nicklaus Family members will consummate the Reorganization. As a result of the Reorganization, GBI will contribute to the Company certain assets and Messrs. Bellinger, Hesemann, Hislop and Bates, Mr. Nicklaus and certain other Nicklaus Family Members will contribute to the Company their shares in Club Services in the Operating Subsidiaries, in exchange for shares of the Company's Common Stock. Additionally, in connection with the transactions described under the heading "Reorganization," the Company entered into various agreements with GBI, which will, following completion of the Offering, continue to be involved in or affiliated with the businesses of (i) golf course design and consulting, (ii) residential community development, (iii) daily fee golf course development, (iv) the manufacture and marketing of golf clubs and equipment, (v) the creation, production and marketing of golf and other sporting events and (vi) the creation, development and editing of books, articles and print media creative works. The terms of these agreements were established by Mr. Nicklaus and management of GBI and are not the result of arm's-length negotiations. There is no assurance that these agreements are on terms as favorable as those which could have been obtained in arm's-length transactions. All of these agreements will be effective only upon consummation of the Offering. See "Risk Factors-Potential Conflicts of Interest."

        TRADEMARK LICENSE

        Pursuant to a Trademark License Agreement, GBI has granted to the Company a royalty-free, exclusive right (subject to the exceptions described below) to utilize and sublicense all major trademarks, tradenames and service marks owned or developed by GBI, including the GOLDEN BEAR, NICKLAUS and JACK NICKLAUS trademarks (collectively, the "Licensed Marks") in any jurisdiction worldwide in which GBI has trademark rights, and the right, subject to the approval of GBI which shall not be unreasonably withheld, to obtain the registration of additional trademarks and service marks related to the Nicklaus name deemed by the Company to be necessary or prudent to the maintenance and future expansion of the Company. The Company has the right to sublicense the Licensed Marks provided such sublicense is expressly subject to the terms of the Trademark License Agreement. Subject to receipt of GBI's approval which shall not be unreasonably withheld or delayed, the Company will have the right to adopt and use any mark which is similar in sound or appearance to any of the Licensed Marks subject to compliance with quality standards. GBI also granted to the Company the right to use the name, likeness, nickname, biographical data and other identifying characteristics of Mr. Nicklaus in connection with the advertising, promotion, sale or rendering of the Company's products or services throughout the world. GBI has retained the exclusive right to utilize and license any of the Licensed Marks in connection with its continuing businesses (such businesses being hereinafter referred to as the "Retained Businesses"), which are limited to (i) golf course design and consulting; (ii) residential community development; (iii) the creation, sponsorship, production and marketing of golf and other sporting events; (iv) daily fee golf course development; (v) the manufacture and marketing of golf clubs and equipment; and (vi) the creation, development and editing of books, articles and print media creative works.

        Pursuant to the license agreement, in the event GBI decides to assign, transfer or otherwise convey its legal title and ownership interest in any of the Licensed Marks, GBI must first offer to transfer such interests to the Company for nominal consideration, subject to GBI's exclusive rights with respect to the Retained Businesses. In the event GBI desires to negotiate with any third party (other than a Nicklaus Family Member) to assign, convey or transfer its ownership interest in or to license substantially all of its beneficial interest in the right to license and utilize any part of the Licensed Marks in connection with the Retained Businesses, GBI has agreed to enter into good faith negotiations with the Company for a period of sixty days for the acquisition by the Company of any such rights and related assets which GBI desires to transfer to third parties.

        The license agreement contains provisions which are intended to assure the quality of the goods produced and services rendered under the Licensed Marks including the obligation of the Company to produce goods that meet established standards of quality. New products will be subject to quality standards which GBI must approve, which approval shall not be unreasonably withheld. In order to insure the quality standards, the Company has agreed to furnish, at GBI's request, samples of any product and to allow GBI or its designee to inspect the Company's goods and services. In addition, all advertising and labeling of the Company's products must be in conformity with good industry practice and must be submitted to GBI for approval, which shall not be unreasonably withheld. Under the License Agreement, GBI is also required to maintain certain quality standards with respect to its goods and services using the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR trademarks.

        Under the terms of the license agreement, the Company will bear the cost of filing and maintenance of registration of the Licensed Marks and will advance to GBI any governmental fees and out-of-pocket expenses, including attorneys' fees in connection with filing or maintenance of registrations or trademark litigation involving the Licensed Marks. GBI has also agreed to maintain registrations for as long as the Company is using the mark and will, upon request of the Company, file applications to register any of the Licensed Marks in any country where the Licensed Marks are not presently registered.

        GBI has also granted the Company a security interest in the Licensed Mark for the purpose of securing a claim for damages which the Company would incur in the event that the license granted to the Company were rejected in a future bankruptcy proceeding.

        The term of the Company's license is initially for a period of thirty years but is renewable by the Company for additional ten year periods thereafter and may only be terminated by GBI in the event the Company abandons its use of all or substantially all of the Licensed Marks in all or substantially all of the countries where the Company has the right to use the Licensed Marks or materially breaches the license agreement and fails to correct or take immediate action in good faith to correct any such curable breach, violation or failure following the receipt of notice of such breach or violation. The Company may transfer its rights under the license agreement, without the consent of GBI, by assignment or by operation of law, to any entity which acquires all or substantially all of the Company's licensing business and which agrees in writing to accept and be bound by all of the terms and conditions of the agreement to the extent such undertaking is not made by operation of law.

        AGREEMENTS REGARDING CORPORATE
        HEADQUARTERS IN NORTH PALM BEACH, FLORIDA

        The Company subleases its corporate headquarters in North Palm Beach, Florida from GBI pursuant to a Sublease and Sharing Agreement. The sublease commences concurrently with the consummation of the Offering and terminates January 31, 2000. The terms of the sublease are expressly subject to the provisions of a Lease Agreement between the third party unaffiliated lessor, Golden Bear Plaza Associates and GBI, as lessee (the "Primary Lease"). Aggregate monthly rent under the Primary Lease, including all common area maintenance, personal property taxes and sales taxes, is $101,630, and pursuant to the Sublease and Sharing Agreement, the Company is responsible for 47% of such monthly rent. Such percentage was calculated based on an estimate of the percentage of the total leased space which will be utilized by the Company. GBI and the Company have further agreed to share the usage and costs of all common areas and facilities located in the premises covered by the Primary Lease (the "Premises"), which generally consist of reception areas, conference rooms and storage areas.

        In connection with the sublease, GBI and the Company also entered into an Office Staff and Equipment Service Agreement which provides for the sharing of office and business services and equipment formerly provided by or owned by GBI, including the telephone systems, main switchboard, central facsimile machines, photocopying machines and computer networks. The Company has also agreed, during the term of the Office Staff and Equipment Service Agreement, to provide to GBI the services of certain identified office staff and personnel whom the parties believe can effectively serve the needs of both organizations and facilitate the joint use of the common areas of the Premises. Pursuant to the agreement, GBI has agreed to pay to the Company a monthly management fee equal to fifty percent (50%) of the current cost to the Company of employing the identified shared office staff and personnel and a monthly equipment fee equal to fifty percent (50%) of the agreed costs to the Company of service, consumable supplies and maintenance of the shared office and business equipment. Additionally, the Company will pay GBI a monthly phone rental fee based upon the Company's pro rata share of GBI's costs of providing local telephone service and maintenance to dedicated and shared phone equipment in the Premises. Both the Sublease and Sharing Agreement and the Office Staff and Equipment Service Agreement will be subject to future adjustment to re-apportion the costs to be shared by the parties based upon actual usage.

        PERSONAL SERVICES MANAGEMENT AGREEMENT

        Pursuant to a Personal Services Management Agreement, GBI has retained the Company as the exclusive manager and representative to market the personal endorsement services of Jack W. Nicklaus as a celebrity and corporate spokesman for third parties not affiliated with GBI or the Company throughout the world. The Company may, during the term of the agreement, represent, manage or otherwise provide marketing services similar to those contemplated by the agreement to any other professional golfer without the prior written consent of GBI, subject to various conditions restricting the use of any confidential information obtained by the Company and so long as the Company does not otherwise take unfair advantage of its corporate affiliations or

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licensing relationships with GBI or Mr. Nicklaus (i) to further the interests of any other professional golfer in obtaining personal service contracts in competition with the endorsement of Mr. Nicklaus or (ii) to imply the endorsement of GBI or Mr. Nicklaus for the personal services of such a golfer. The services provided by the Company will include development of personal appearance and personal service opportunities for approval by Mr. Nicklaus and GBI, reviewing requests from prospective clients, identification and qualification of prospects, negotiation of contracts for approval by GBI and Mr. Nicklaus, and coordination of all scheduling and performance under approved contracts. As compensation for the services to be provided by the Company under the agreement, GBI will pay the Company, on a monthly basis in arrears, a percentage of the net revenues (as defined) received by GBI from endorsement services (i) equal to 30% of all such net revenues recorded under any existing contract or arrangement or renewal thereof during the term of the agreement and
(ii) 20% of all such revenues under any new contract (and extensions thereof) signed or substantially negotiated during the term of the agreement.

        The term of the agreement will commence concurrently with the consummation of the Offering and will expire on December 31, 2006, unless otherwise terminated or renewed. The Company has the right, upon expiration of the initial term of this agreement, to continually renew the agreement for successive three (3) year terms, subject to its satisfactory performance of its responsibilities to GBI under the agreement through the effective date of such renewal. The agreement may be terminated by the Company at the end of any calendar year, commencing with the end of calendar year 1997, upon written notice to GBI of its intention to terminate not later than July 1 of the year in which such termination is to be effective. Either party has the right to terminate the agreement in the event of a material breach by the other party which is not cured within ninety (90) days after receipt of written notice specifying the breach.

        DESIGN SERVICES MARKETING AGREEMENT

        Pursuant to a Design Services Marketing Agreement, GBI has retained the Company as its exclusive worldwide marketing representative and sales agent (except for certain exclusions described below) for the purpose of identifying and negotiating contracts with developers, owners and operators of golf facilities for GBI's or its division, Nicklaus Design's golf course design and consulting services, including the promotion of the golf course design services of Jack W. Nicklaus, Jack W. Nicklaus II, Steven C. Nicklaus, Gary T. Nicklaus and other associated designers employed or retained by GBI. The Company is not required to represent Nicklaus Design exclusively and may, during the term of this agreement, participate in the promotion, sale, negotiation, contracting or performance of golf course design for its own account or on behalf of any other golf course designer, subject to certain covenants and conditions. In particular, the Company agrees at all times during the term of the agreement to use its reasonable efforts to promote the services of Nicklaus Design throughout the world and to actively encourage all prospective clients to utilize the services of Nicklaus Design, unless (i) Nicklaus Design has expressly rejected a client introduced by the Company or (ii) a client has contacted the Company for the express purpose of obtaining the services of another golf course designer. Additionally, the Company has agreed not to utilize any confidential information obtained in connection with this agreement or any other agreement or association with GBI or a Nicklaus Family Member to further the interests of any competing golf course designer or to imply the endorsement of Nicklaus Design or any Nicklaus Family Member for the services of such a designer. However, GBI is free to deal directly with respect to the marketing and negotiation of contracts, agreements and undertakings to provide any of the following design services: (i) any design or design consulting services provided for any entity controlled by, or under common control with GBI; or (ii) any design services provided to modify, upgrade or redesign any existing golf course which was designed or previously redesigned by GBI or its predecessor entities. To the extent the Company provides services to GBI in connection with any of these particular design services, it will be entitled to receive reasonable compensation as determined by mutual agreement of the parties on a case-by-case basis. GBI will have the right to approve, which approval shall not be unreasonably withheld, any prospective clients identified by the Company prior to their solicitation by the Company. GBI will also provide promotional materials and

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other information regarding GBI's design business and will provide access to its professional staff in connection with the marketing of design work.

        As compensation for the services provided by the Company under the agreement, GBI will pay the Company, on a monthly basis in arrears, a commission at the rate of ten percent (10%) of the gross fees (as defined) received by GBI from any design contract executed by GBI during the term of this agreement, except for design contracts for any of the specifically excluded design services described above. The term of the agreement will commence concurrently with the consummation of the Offering and will expire on December 31, 2006, unless otherwise terminated or received. The Company has the right, upon expiration of the initial term of this agreement, to continually renew the agreement for successive three (3) year terms, subject to its satisfactory performance of its responsibilities to GBI under the agreement through the effective date of such renewal. The agreement may be terminated by the Company at the end of any calendar year, commencing with the end of calendar year 2000, upon written notice to GBI of its intention to terminate not later than July 1 of the year in which such termination is to be effective. Either party has the right to terminate the agreement in the event of a material breach by the other party which is not cured within ninety (90) days after receipt of written notice specifying the breach.

        MARKETING, CONSULTING AND COOPERATION AGREEMENT

        Pursuant to a Marketing, Consulting and Cooperation Agreement, GBI has agreed to retain the Company to provide services to Nicklaus Golf Equipment Company, L.C. ("NGEC") which GBI is currently required to provide to GBEC relating to certain marketing activities. The Company will receive a fee of approximately $100,000 per year for such services. NGEC, in which GBI has a 50% ownership interest, manufactures, markets and distributes golf equipment, including golf clubs, bags, belts, gloves, carts (other than riding golf cars) and other accessories (other than items of apparel, footwear and luggage) utilizing the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR trademarks and tradenames. The term of the agreement will commence concurrently with the consummation of the Offering and will expire on December 31, 2006, unless otherwise terminated or renewed. The Company has the right, upon expiration of the initial term of this agreement, to continually renew the agreement for successive three (3) year terms, subject to its satisfactory performance of its responsibilities to GBI under the agreement through the effective date of such renewal. The agreement may be terminated by the Company at the end of any calendar year, commencing with the end of calendar year 2000, upon written notice to GBI of its intention to terminate the agreement. Either party has the right to terminate the agreement in the event of a material breach by the other party which is not cured within ninety (90) days after receipt of written notice specifying the breach.

        REGISTRATION RIGHTS AGREEMENT

        Mr. Nicklaus, GBI, certain Family Controlled Trusts and the Company will enter into a Registration Rights Agreement (the "Registration Rights Agreement") upon the consummation of the Offering, pursuant to which each of Mr. Nicklaus, GBI and the Family Controlled Trusts will be granted three demand registration rights with respect to their shares of Class A Common Stock (including Class A Common Stock issued upon conversion of Class B Common Stock) held by them; provided that each such registration includes at least 33% of their current holdings or all remaining shares of Class A Common Stock held by Mr. Nicklaus, GBI and the Family Controlled Trusts. Each of the foregoing parties to the Registration Rights Agreement (other than the Company) and Messrs. Bellinger, Hesemann, Hislop and Bates will also have an unlimited number of piggyback registration rights in respect of their shares. The Company will not be required to effect more than one registration of Class A Common Stock under the Registration Rights Agreement in any twelve calendar month period. The piggyback registration rights will allow the holders to include their shares of Class A Common Stock in any registration statement filed by the Company, subject to certain limitations. The Company may postpone any registration pursuant to this agreement for a period of up to 90 days if the Company believes that

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such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalization, reorganization or other similar transaction, or the Company is in possession of material non-public information which if disclosed could result in a material disruption of a material corporate development or transaction then pending or in progress or in other material adverse consequences to the Company.

        The Company will pay all expenses (other than underwriting discounts and commissions of the selling shareholders, taxes payable by the selling shareholders and the fees and expenses of the selling shareholders' counsel) in connection with any demand registrations, as well as any registrations pursuant to the exercise of piggyback rights. The Company also will agree to indemnify such persons against certain liabilities, including liabilities arising under the Securities Act. The Nicklaus Family Members who are parties to the Registration Rights Agreement will agree not to exercise their registration rights without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 180 days following the date of this Prospectus. See "Underwriting."

ARRANGEMENTS WITH GBI

        A majority of the construction, shaping and consulting contracts received by Paragon have been entered into with respect to golf courses designed by GBI, through its division Nicklaus Design. Certain payments under consulting contracts awarded to Paragon are remitted directly to GBI. At December 31, 1995, $637,210 of such amounts were due from GBI. Historical revenues of the Company include 10% of the golf course design fees received by GBI. Such amounts totalled $953,656, $1,160,371, $1,310,523 and $299,539 in 1993, 1994 and 1995
and the first three months of 1996, respectively.

        During the year ended December 31, 1994, Paragon paid off a note payable to GBI in the amount of $20,593. Additionally, Paragon contracted to build a golf course for GBI at cost. The estimated project cost is $1,360,000 and construction began in February 1995. Approximately 7% of the Company's revenues in 1995 related to this project.

        Historical revenues of the Company also include 30% of net revenues for GBI's endorsement contracts. Such amounts totalled $116,250, $300,000, $480,000 and $78,750 in 1993, 1994, 1995 and the first three months of 1996 respectively. In the future, the Company will be entitled to 30% of net revenues for endorsement contracts (and continuations thereof) entered into prior to the Reorganization and 20% of net revenues for new endorsement contracts.

SHAREHOLDERS' AGREEMENTS

        All Nicklaus Family Members (other than Jack W. Nicklaus) that beneficially own shares of Class B Common Stock as of the date of this Prospectus will enter into a shareholders' agreement upon consummation of the Offering (the "Family Shareholders' Agreement"). The Family Shareholders' Agreement will contain certain limitations on the transfer of shares of Class A Common Stock and Class B Common Stock. In addition, each shareholder who is a party to the Family Shareholders' Agreement (the "Offering Shareholders") will grant to the other parties thereto (the "Offerees") a right of first offer to purchase the shares of Common Stock the Offering Shareholder intends to sell to a person (or group of persons) who is not a Nicklaus Family Member, except in certain circumstances, such as sales in underwritten public offerings or sales made in compliance with Rule 144. Each Offeree will have the opportunity to purchase the Offeree's pro rata portion of the shares to be offered by the Offering Shareholder, as well as additional shares not purchased by other Offerees. Any shares not purchased pursuant to the right of first offer may be sold at or above the price offered to the Offerees. The Family Shareholders' Agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the Family Shareholders' Agreement that causes

                                     - 54 -

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all parties thereto immediately after such transaction to own beneficially in the aggregate shares having less than 20% of the total voting power of the Company.

        Certain of the shares of Class B Common Stock owned by certain Family Controlled Trusts were acquired pursuant to the Reorganization in exchange for additional shares of the capital stock of Golf Centers purchased by such trusts for an aggregate purchase price of $900,000 immediately prior to the Reorganization. All of such shares are pledged to Mr. Nicklaus to secure loans made by Mr. Nicklaus to such trusts to fund the purchase of such shares of Golf Centers. The Family Controlled Trusts have granted to Mr. Nicklaus an irrevocable proxy to vote all of such shares (representing approximately ___% of the voting power of the Company immediately after the Offering ) in Mr. Nicklaus' discretion for a period of ____ years or until such shares are sold or transferred to a third party. The Family Controlled Trusts will be prohibited from selling, disposing or otherwise transferring any such shares for a period of two years ending June, 1998.

        Messrs. Bellinger, Hesemann, Hislop and Bates acquired shares of the outstanding capital stock of Golf Centers immediately prior to the Reorganization for an aggregate purchase price of $900,000. As a consequence of the Reorganization, Messrs. Bellinger, Hesemann, Hislop and Bates will receive shares of the Company's Class A Common Stock (representing in the aggregate, approximately ____% of the voting power of the Company immediately after the Offering) in exchange for their shares in Golf Centers. All of such shares are pledged to Mr. Nicklaus to secure loans made by Mr. Nicklaus to such individuals to fund the purchase of such shares of Golf Centers. All of such individuals have entered into a shareholders' agreement with Mr. Nicklaus and the Company (the "Management Shareholders' Agreement"), pursuant to which they granted Mr. Nicklaus an irrevocable proxy to vote all of such shares in Mr. Nicklaus' discretion for a period of ____ years or until such shares are sold or transferred to a third party. The Management Shareholders' Agreement also prohibits any of Messrs. Bellinger, Hesemann, Hislop or Bates from selling, disposing or otherwise transferring any such shares for a period of two years ending June 1998.

INDEBTEDNESS TO MR. NICKLAUS

        Mr. Nicklaus has agreed to provide a bridge loan of approximately $1 million to Golf Centers in connection with the Acquisitions. The loan will be evidenced by a promissory note, will bear interest at the Federal Mid-Term annual interest rate in effect at the time the note is executed and will be repaid from the proceeds of the Offering.

FUTURE TRANSACTIONS WITH AFFILIATES

        Following the closing of the Offering, the Company intends to submit transactions between the Company and its directors and their affiliates to a committee of disinterested members of the Company's Board of Directors or to require approval of any such transactions by a majority of the disinterested members of the Board of Directors. Additionally, provisions of the Florida Business Corporation Act require that certain specified transactions between the Company and holders of more than 10% of the outstanding voting power of the Company's Common Stock will require the approval of disinterested shareholders of the Company, unless such transactions are approved by a majority of disinterested members of the Board of Directors.

                          DESCRIPTION OF CAPITAL STOCK

       The Company's authorized capital consists of 70 million shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), 10 million shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock"), and 20 million shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date of this Prospectus (and after consummation of the Reorganization) there are ____ shares of Class B Common Stock outstanding (which may be converted into Class A Common Stock at any time), all

                                     - 55 -

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of which are held of record by Nicklaus Family Members and _____ shares of Class
A Common Stock outstanding. See "The Reorganization" and "Principal Shareholders." No shares of Preferred Stock are outstanding as of the date of this Prospectus.

       The Company's shareholders have approved Amended and Restated Articles of Incorporation and Bylaws to become effective upon consummation of the Offering. The discussions herein describe the Company's capital stock, Articles of Incorporation and Bylaws as anticipated to be in effect upon consummation of the Offering. The following descriptions of the Company's capital stock do not purport to be complete and are subject to and qualified in their entirety by the provisions of the Company's Articles of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

       The shares of Class A Common Stock and Class B Common Stock are identical in all respects, except for voting rights and certain conversion rights and transfer restrictions in respect of the shares of the Class B Common Stock, as described below.

       VOTING RIGHTS. Each share of Class A Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's shareholders and each share of Class B Common Stock entitles the holder to ten votes on each such matter, including the election of directors. Except as required by applicable law, holders of the Class A Common Stock and Class B Common Stock will vote together on all matters submitted to a vote of the shareholders. See "Risk Factors - Control By Current Shareholders and Anti-Takeover Effect of Dual Classes of Stock." Neither the Class A Common Stock nor the Class B Common Stock have cumulative voting rights.

       Any action that can be taken at a meeting of the shareholders may be taken by written consent in lieu of the meeting if the Company receives consents signed by shareholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present. This could permit the holders of Class B Common Stock to take all actions required to be taken by the shareholders without providing the other shareholders the opportunity to make nominations or raise other matters at a meeting.

       DIVIDENDS. Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends at the same rate if and when declared by the Board of Directors out of funds legally available therefore, subject to the dividend and liquidation rights of any Preferred Stock that may be issued and outstanding. No dividend or other distribution (including redemptions or repurchases of shares of capital stock) may be made if after giving effect to such distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or if the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of any holders of Preferred Stock. See "Dividend Policy."

       If a dividend or distribution payable in Class A Common Stock is made on the Class A Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class B Common Stock payable in shares of Class B Common Stock. Conversely, if a dividend or distribution payable in Class B Common Stock is made on the Class B Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class A Common Stock payable in shares of Class A Common Stock.

       RESTRICTIONS ON TRANSFER. If a holder of Class B Common Stock transfers such shares, whether by sale, assignment, gift, bequest, appointment or otherwise, to a person other than a Nicklaus Family Member, such

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shares will be converted automatically into shares of Class A Common Stock. In the case of a pledge of shares of Class B Common Stock to a financial institution, such shares will not be deemed to be transferred unless and until a foreclosure or similar event occurs.

       CONVERSION. Class A Common Stock has no conversion rights. Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. In the event of a transfer of shares of Class B Common Stock to any person other than a Nicklaus Family Member, each share of Class B Common Stock so transferred will be converted automatically into one share of Class A Common Stock. Each share of Class B Common Stock will also automatically convert into one share of Class A Common Stock if, on the record date for any meeting of the shareholders, the number of shares of Class B Common Stock then outstanding is less than 20% of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding.

       LIQUIDATION. In the event of liquidation, after payment of the debts and other liabilities of the Company and after making provision for the holders of Preferred Stock, if any, the remaining assets of the Company will be distributable ratably among the holders of the Class A Common Stock and Class B Common Stock treated as a single class.

       MERGERS AND OTHER BUSINESS COMBINATIONS. Upon the merger of consolidation of the Company, holders of each class of Common Stock are entitled to receive equal per share payments or distributions, except that in any transaction in which shares of capital stock are distributed, such shares may differ as to voting rights to the extent and only to the extent that the voting rights of the Class A Common Stock and Class B Common Stock differ at that time.

       OTHER PROVISIONS. The holders of the Class A Common Stock and Class B Common Stock are not entitled to preemptive rights. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion.

       TRANSFER AGENT AND REGISTRAR. The Transfer Agent and Registrar for the Class A Common Stock is _________________________.

       LISTING. The Company intends to file an application for the approval for quotation of the Class A Common Stock on The NASDAQ National Market under the proposed trading symbol "JACK", subject to official notice of issuance.

PREFERRED STOCK

       The Board of Directors of the Company is authorized, without further shareholder action, to divide any or all shares of the authorized Preferred Stock into series and fix and determine the designations, preferences and relative rights and qualifications, limitations, or restrictions thereon of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this Prospectus, the Board of Directors has not authorized any series of Preferred Stock, and there are no plans, agreements or understandings for the authorization or issuance of any shares of Preferred Stock. The issuance of Preferred Stock with voting rights or conversion rights may adversely affect the voting power of the Common Stock, including the loss of voting control to others. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company without shareholder approval. See "Risk Factors - Preferred Stock; Possible Anti-Takeover Effect of Certain Charter Provisions."

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CERTAIN PROVISIONS OF FLORIDA LAW

       The Company is subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law, unless the corporation has elected to opt out of such provisions in its articles of incorporation or bylaws. The Company has not elected to opt out of such provisions. Accordingly, the Common Stock of the Company is subject to the "affiliated transactions" and "control-share acquisition" provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that an "affiliated transaction" be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder" or by a majority of disinterested directors and that voting rights be conferred on "control shares" acquired in specified control share acquisitions generally only to the extent conferred by resolution approved by the shareholders, excluding holders of shares defined as "interested shares." In addition, Florida law presently limits the personal liability of a corporate director for monetary damages, except where the director (i) breaches his or her fiduciary duties and (ii) such breach constitutes or includes certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct. See "Risk Factors - Preferred Stock; Possible Anti-Takeover Effect of Certain Charter Provisions."

INDEMNIFICATION AND LIMITED LIABILITY

       Pursuant to the Company's Articles of Incorporation, Bylaws and indemnification agreements between the Company and each of its officers and directors the Company is obligated to indemnify each of its directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered, and reasonable expense incurred, by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. The Company is also obligated to pay the reasonable expenses of indemnified directors or officers in defending such proceedings if the indemnified party agrees to repay all amounts advanced should it be ultimately determined that such person is not entitled to indemnification.

       The Company maintains an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against the directors and officers of the Company for a wrongful act for which they may become legally obligated to pay or for which the Company is required to indemnify its directors or officers.

OTHER CHARTER AND BY-LAW PROVISIONS

       The Articles of Incorporation provide that the Board will be divided into three classes, with each class, after a transitional period, serving for three years, and one class being elected each year. A majority of the remaining directors then in office, though less than a quorum, or the sole remaining director, will be empowered to fill any vacancy on the Board which arises during the term of a director. The provision for a classified board may be altered or repealed only upon the affirmative vote of holders of at least 66 2/3% of the total voting power of the Company. The classification of the Board may discourage a third party from making a tender offer or otherwise attempting to gain control of the Company and may have the effect of maintaining the incumbency of the Board.

       Special meetings of shareholders may be called by the Company's Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer. Shareholders of the Company may only call a special meeting of shareholders if the holders of at least 50% of the total voting power of the Company sign, date and deliver to the Company's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

       Shareholders of the Company are required to provide advance notice of nominations of directors to be made at, and of business proposed to be brought before, a meeting of shareholders. The failure to deliver

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proper notice within the periods specified in the Company's By-laws will result in the denial of the shareholder's right to make such nominations or propose such action at the meeting.

                         SHARES ELIGIBLE FOR FUTURE SALE

       Prior to the Offering, there has been no public market for the Class A Common Stock. No predictions can be made as to the affect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Class A Common Stock of the Company in the public market after the lapse of the restrictions described below, or the potential of such sales, could materially adversely affect the prevailing market prices for the Class A Common Stock and the ability of the Company to raise equity capital in the future.

       After completion of the Offering, the Company will have ______ shares of Class A Common Stock outstanding (_____________ if the Underwriters' over-allotment option is exercised in full) and ____ shares of Class B Common Stock outstanding. All of the _________ shares of Class A Common Stock offered hereby (______ if the Underwriters' over-allotment option is exercised in full), will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144, described below. All of the shares of Class B Common Stock held by Nicklaus Family Members, as well as shares of Class A Common Stock issuable upon conversion of Class B Common Stock, and all of the Class A Common Stock acquired by certain executives of the Company pursuant to the Reorganization are "Restricted Securities," as that term is defined in Rule 144, and may not be sold in the absence of registration other than through Rule 144 described below or another exemption from registration under the Securities Act.

       In general, under Rule 144 as currently in effect, any affiliate of the Company or any person (or persons whose shares are aggregated in accordance with the Rule) who has beneficially owned Common Stock which is treated as Restricted Securities for at least two years would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of Class A Common Stock (approximately ______ shares based upon the number of shares outstanding after the Offering) or the reported average weekly trading volume in the Class A Common Stock during the four weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information concerning the Company. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144 (other than the two-year holding period requirements) in order to sell Class A Common Stock that are not Restricted Securities (such as Class A Common Stock acquired by affiliates in market transactions). Further, if a period of at least three years has elapsed from the date Restricted Securities were acquired from the Company or an affiliate of the Company, a holder of such Restricted Securities who is not an affiliate at the time of the sale and who has not been an affiliate for at least three months prior to such sale would be entitled to sell the shares immediately without regard to the volume, manner of sale, notice and public information requirements of Rule 144.

       Mr. Nicklaus, GBI and the Family Controlled Trusts will each have three demand registration rights (subject to the 180-day lock-up arrangement described below), under certain circumstances and subject to certain conditions, to require the Company to register their shares of Common Stock under the Securities Act and along with Messrs. Bellinger, Hesemann, Hislop and Bates, have unlimited piggyback registration rights to participate in any future registration of securities by the Company. The Company is not required to effect more than one registration in any twelve calendar month period. See "Certain Relationships and Related Transactions Registration Rights Agreement."

       The Company intends to file a registration statement on Form S-8 covering all shares of Class A Common Stock issuable under the Company's employee benefit plans in effect on the date of this Prospectus. The Company has outstanding stock options with respect to an aggregate of approximately ________ shares of Class A Common Stock as of the date of this Prospectus. Accordingly, any shares issued upon exercise of outstanding options will be eligible for sale in the public market (subject to the 180-day lock-up arrangement described below) beginning on the effective date of such registration statement.

       The Company and Nicklaus Family Members and members of the Company's management who are shareholders of the Company have agreed not to sell, offer to sell, grant any option for the sale of, assign, pledge, grant any security interest in or otherwise dispose of, or register for sale by others, any shares of Common Stock or any security convertible into or exchangeable or exercisable for shares of Common Stock, except transfers to Nicklaus Family Members, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of The Underwriters, for a period of 180 days after the date of this Prospectus. The transfer of shares of Common Stock held by Nicklaus Family Members (other than Mr. Nicklaus) and by Messrs. Bellinger, Hesemann, Hislop and Bates, are subject to restrictions contained in certain shareholder agreements. See "Certain Relationships and Related Transactions-Shareholders' Agreements" and "Underwriting."

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                  FOR NON-U.S. HOLDERS OF CLASS A COMMON STOCK

       The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of shares of Class A Common Stock applicable to non-U.S. Holders of such shares of Class A Common Stock. In general, a "non-U.S. Holder" is any holder other than
(i) a citizen or resident of the United States for income tax purposes, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any State, or (iii) any estate or trust whose income is includible in gross income for United States federal income tax purposes regardless of its source. The discussion is based on the provisions of the Code and regulations thereunder and judicial and administrative interpretations as of the date hereof, all of which are subject to change, possibly with retroactive effect, and is for general information only. The discussion does not address all aspects of federal income and estate taxation nor any aspects of state, local or foreign tax laws. The discussion does not consider any specific facts or circumstances that may apply to a particular non-U.S. Holder (including, without limitation, certain U.S. expatriates, insurance companies, tax-exempt organizations, financial institutions or broker dealers). Accordingly, prospective investors are urged to consult their tax advisors regarding the United States federal, state, local and non-U.S. income, estate and other tax consequences of the acquisition, ownership and disposition of shares of Class A Common Stock that may apply to them.

       An individual may, subject to certain exceptions, be deemed to be a resident alien for income tax purposes (as opposed to a non-resident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to tax as if they were U.S. Citizens.

DIVIDENDS

       The Company currently intends to retain any earnings to finance the development and expansion of the Company's business and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy." If, however, the Company were to pay dividends, then, in general, dividends paid to a non-U.S. Holder will be subject to United States federal withholding tax at a 30% rate (or lower rate as may be prescribed by an applicable tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. Holder within the United States. Dividends effectively connected with such a trade or business will generally not be subject to withholding tax (if the non-U.S. Holder properly files an executed IRS Form 4224 with the payor of the dividend) and will generally be subject to United States federal income tax on a net income basis at regular graduated rates. In the case of a non-U.S. Holder which is a corporation, such effectively connected income also may be subject to the branch profits tax (which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits at a 30% rate). The branch profits tax may not apply (or may apply at a reduced rate) if the recipient is a qualified resident of certain countries with which the United States has an income tax treaty. To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payor has definite knowledge that such presumption is not warranted. Proposed Treasury regulations, if finally adopted, however, would require non-U.S. Holders to file certain forms to obtain the benefit of any applicable tax treaty providing for a lower rate of withholding tax on dividends. A non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service. The Company must report annually to the Internal Revenue Service and to each non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. Holder resides.

SALE OF CLASS A COMMON STOCK

       Generally, a non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the disposition of such holder's shares of Class A Common Stock unless (i) the gain is effectively connected with a trade or business carried on by the non-U.S. Holder within the United States or, if an applicable tax treaty provides, is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States (in either case, the branch profits tax described above may also apply to a corporate non-U.S. Holder); (ii) the non-U.S. Holder is an individual who holds the shares of Class A Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or (iii) the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes (which the Company does not believe that it has been) at any time during the five year period ending on the date of disposition (or such shorter period that such shares were held). A corporation is generally a "U.S. real property holding corporation" if the fair market value of its "United States real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. As discussed above, one of the Company's strategies is to focus its efforts on the acquisition and development of golf practice and instruction facilities and may in the future, depending on the assets which it then holds, be deemed to be a "U.S. real property holding corporation." If the Company is or has been a "U.S. real property holding corporation" at any time during the relevant period, a non-U.S. Holder which did not directly or indirectly own more than 5% of the Class A Common Stock at any time during the period would not be subject to U.S. federal income tax provided that the Class A Common Stock is regularly traded on an established securities market.

ESTATE TAX

       Shares of Class A Common Stock owned or treated as owned by an individual who is a non-U.S. Holder at the time of death will be includible in the individual's gross estate for the United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may be subject to United States federal estate tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

       Under current United States federal income tax law, backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain required information, including the person's U.S. taxpayer identification number) and information reporting requirements apply to payments of dividends (actual and constructive) made to certain non-corporate United States persons. The United States backup withholding tax and information reporting requirements (other than those described above under "Dividends") will generally not apply to dividends paid on Class A Common Stock to a non-U.S. Holder at an address outside the United States that is either subject to the 30% withholding discussed above or that is not so subject because a tax treaty applies that reduces or eliminates such 30% withholding. However, backup withholding and information reporting generally will apply to the dividends paid on shares of Class A Common Stock to addresses in the United States to beneficial owners that are not "exempt recipients" and that fail to provide in the manner required certain identifying information.

       The payment of the proceeds from the disposition of shares of Class A Common Stock through the United States office of a broker will be subject to information reporting and backup withholding unless the holder, under penalty of perjury, certifies, among other things, its status as a non-U.S. Holder, or otherwise establishes an exemption. Generally, the payment of the proceeds from the disposition of shares of Class A Common Stock to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding and will not be subject to information reporting. In the case of the payment of proceeds from the disposition of shares of Class A Common Stock through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person," existing regulations require information reporting (but not backup withholding) on the payment unless the broker receives a statement from the owner, signed under penalties of perjury, certifying, among other things, its status as a non-U.S. Holder, or the broker has documentary evidence in its files that the owner is a non-U.S. Holder and the broker has no actual knowledge to the contrary. Proposed regulations state that backup withholding will not apply to such payments (absent actual knowledge that the payee is a U.S. person). For this purpose, a "U.S.-related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes or (ii) a foreign person, 50% or more of whose gross income from all sources for the three year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

       Any amounts withheld from a payment to a non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the U.S. Internal Revenue Service. The backup withholding and information reporting rules are currently under review by the U.S. Treasury Department and their application to the shares of Class A Common Stock is subject to change.

       Non-U.S. Holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

                                  UNDERWRITING

       Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") among the Company and the Underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, William Blair & Company, L.L.C. and Dean Witter Reynolds Inc. are acting as representatives (the "Representatives"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters severally has agreed to purchase from the Company, the number of shares of Class A Common Stock set forth opposite its name below.

                                                          NUMBER OF SHARES OF
                   UNDERWRITERS                          CLASS A COMMON STOCK

       Merrill Lynch, Pierce, Fenner & Smith
                   Incorporated.......................

       William Blair & Company, L.L.C. ...............

       Dean Witter Reynolds Inc.......................
                                                             -------------
                   Total..............................
                                                             =============

       The Underwriters have agreed, subject to the terms and conditions set forth in the Purchase Agreement, to purchase all of the shares of Class A Common Stock being sold pursuant to the Purchase Agreement, if any are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased as set forth in the Purchase Agreement.

       The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Class A Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $________ per share of Class A Common Stock. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $________ per share of Class A Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

       The Company has granted an option to the Underwriters, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional ______ shares of Class A Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the Class A Common Stock offered hereby. To the extent that the Underwriters exercise this option, each Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Class A Common Stock proportionate to such Underwriter's initial amount reflected in the foregoing table.

       The Company and the Nicklaus Family Members and members of the Company's management who are shareholders of the Company have agreed not to sell, offer to sell, grant any option for the sale of, assign, pledge, grant any security interest in, or otherwise dispose of, or register for sale by others, any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, except transfers to Nicklaus Family Members, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the Underwriters, for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sales."

       At the request of the Company, the Underwriters have initially reserved up to _____ shares of Class A Common Stock for sale at the initial public offering price set forth on the cover page of this Prospectus to directors, officers, employees and business associates of the Company and other persons associated with the Company or affiliated with any director, officer or employee of the Company. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby. Certain managerial employees of the Company who purchase reserved shares will be required to agree not to dispose of such shares for a period of 180 days after the date of this Prospectus.

       Prior to the Offering, there has been no public market for the shares of Class A Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company and the Representatives. Among the factors considered in determining the public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the Representatives believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance given as to the liquidity of the trading market for the Class A Common Stock or that an active public market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price. If an active public market for the Common Stock does not develop, the market price and liquidity of the Class A Common Stock may be adversely affected.

       The Company intends to file an application for the approval for quotation of the Class A Common Stock on the NASDAQ National Market under the proposed trading symbol "JACK", subject to official notice of issuance.

       Each Underwriter has agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the Closing Date, will not offer or sell any shares of Class A Common Stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Class A Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of Class A Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

       The Underwriters do not intend to confirm sales of the Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

       The Company and GBI have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

       The validity of the Class A Common Stock being offered hereby and certain other legal matters will be passed upon for the Company by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida 33130-1557. Certain legal matters will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership, including professional corporation), New York, New York 10004-1980. Fried, Frank, Harris, Shriver & Jacobson will rely on the opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson P.A. as to matters relating to Florida law.

                                     EXPERTS

       The financial statements and schedule included in this Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

       The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

       Upon completion of the Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, amended, and, in accordance therewith, will file reports and other information with the Commission. Such reports and other information, as well as the Registration Statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                             GOLDEN BEAR GOLF, INC.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                        PAGE
                                                                        ----

THE REGISTRANT - GOLDEN BEAR GOLF, INC.:

The Balance Sheet of Golden Bear Golf, Inc., consisting of deferred offering costs and accrued expenses of $400,000 and common stock and subscriptions receivable of $10, has not been presented as it is not considered meaningful.

COMBINED BUSINESSES TO BE ACQUIRED - GOLDEN BEAR GOLF CENTERS, INC.,
     PARAGON GOLF CONSTRUCTION, INC. AND CERTAIN OPERATIONS OF
     GOLDEN BEAR INTERNATIONAL, INC.:

     Report of Independent Certified Public Accountants                  F-3

     Combined Balance Sheets as of December 31, 1994 and 1995 and
         March 31, 1996 (Unaudited)                                      F-4

     Combined Statements of Operations for each of the three years in the period ended December 31, 1995 and for the three
         months ended March 31, 1995 and 1996 (Unaudited)                F-5

     Combined Statements of Shareholders' Equity for each of the three years in the period ended December 31, 1995 and
         for the three months ended March 31, 1996 (Unaudited)           F-6

     Combined Statements of Cash Flows for each of the three years in the period ended December 31, 1995 and for the three
         months ended March 31, 1995 and 1996 (Unaudited)                F-7

     Notes to Combined Financial Statements                              F-9

UNAUDITED PRO FORMA FINANCIAL INFORMATION

     Introduction to Unaudited Pro Forma Financial Information           P-1

     Unaudited Pro Forma Balance Sheet as of March 31, 1996              P-4

     Unaudited Pro Forma Statements of Operations for the three months
         ended March 31, 1996 and the year ended December 31, 1995       P-6

     Notes to Unaudited Pro Forma Financial Information                  P-8

                         GOLDEN BEAR GOLF CENTERS, INC.,
                       PARAGON GOLF CONSTRUCTION, INC. AND
              CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

                          COMBINED FINANCIAL STATEMENTS

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Boards of Directors of
    Golden Bear Golf Centers, Inc.,
    Paragon Golf Construction, Inc. and
    Golden Bear International, Inc.:

We have audited the accompanying combined balance sheets of Golden Bear Golf Centers, Inc., Paragon Golf Construction, Inc. and Certain Operations of Golden Bear International, Inc. (Florida corporations) as of December 31, 1994 and 1995 and the related combined statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Golden Bear Golf Centers, Inc., Paragon Golf Construction, Inc. and Certain Operations of Golden Bear International, Inc. as of December 31, 1994 and 1995, and the results of their combined operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

West Palm Beach, Florida,
    April 17, 1996.

                         GOLDEN BEAR GOLF CENTERS, INC.,
                       PARAGON GOLF CONSTRUCTION, INC. AND
              CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

                             COMBINED BALANCE SHEETS

                                                                        DECEMBER 31,
                                                                 --------------------------    MARCH 31,
                                                                     1994           1995         1996
                                                                 -----------    -----------   -----------
                                                                                              (Unaudited)
ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                     $   441,308    $   377,796   $   299,784
   Restricted cash                                                    52,353         52,353        52,353
   Accounts receivable, net of allowances of $572,999,
      $511,833 and $519,719 (unaudited)                            3,263,338      6,366,435     5,287,144
   Due from International                                             30,089        647,146       253,840
   Costs and estimated earnings in excess of billings
      on uncompleted contracts                                       194,177        666,338       869,940
   Prepaid expenses and other current assets                         188,972        174,032       363,085
                                                                 -----------    -----------   -----------
               Total current assets                                4,170,237      8,284,100     7,126,146

PROPERTY AND EQUIPMENT, net                                          620,109        582,586       566,682

OTHER ASSETS                                                          50,400         39,673       195,426
                                                                 -----------    -----------   -----------
               Total assets                                      $ 4,840,746    $ 8,906,359   $ 7,888,254
                                                                 ===========    ===========   ===========

                   LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                                              $ 1,307,916    $ 4,268,808   $ 3,463,573
   Accrued expenses                                                1,168,643      1,889,912     1,594,272
   Billings in excess of costs and estimated earnings
      on uncompleted contracts                                       829,792        602,990       846,213
   Deferred revenue                                                  858,019        700,824     1,144,767
   Current portion of notes payable                                   62,975        219,225       674,145
   Provision for estimated losses on construction
      contracts in process                                            82,147         67,288        67,288
                                                                 -----------    -----------   -----------
               Total current liabilities                           4,309,492      7,749,047     7,790,258
                                                                 -----------    -----------   -----------
NOTES PAYABLE, net of current portion                                112,735         43,510        25,158
                                                                 -----------    -----------   -----------
MINORITY INTEREST                                                    162,903         83,484      (207,209)
                                                                 -----------    -----------   -----------
COMMITMENTS AND CONTINGENCIES
     (Notes 8 and 11)

SHAREHOLDERS' EQUITY:
   Common stock                                                        2,500          2,500         2,500
   Additional paid-in capital                                        867,500        867,500       867,500
   Retained earnings                                                (614,384)       160,318      (589,953)
                                                                 -----------    -----------   -----------
               Total shareholders' equity                            255,616      1,030,318       280,047
                                                                 -----------    -----------   -----------
               Total liabilities and shareholders' equity        $ 4,840,746    $ 8,906,359   $ 7,888,254
                                                                 ===========    ===========   ===========

            The accompanying notes to combined financial statements
             are an integral part of these combined balance sheets.

                         GOLDEN BEAR GOLF CENTERS, INC.,
                       PARAGON GOLF CONSTRUCTION, INC. AND
              CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

                        COMBINED STATEMENTS OF OPERATIONS

                                                                                             FOR THE THREE MONTHS ENDED
                                                   FOR THE YEARS ENDED DECEMBER 31,                   MARCH 31,
                                              -----------------------------------------      --------------------------
                                                  1993           1994           1995             1995           1996
                                              -----------    -----------    -----------      -----------    -----------
                                                                                                    (Unaudited)
REVENUES:
   Golf division                              $ 3,698,509    $ 7,503,898    $21,474,773      $ 1,799,055    $ 2,589,385
   Marketing division                           8,069,453      9,120,727     10,070,704        2,453,070      2,382,327
                                              -----------    -----------    -----------      -----------    -----------
                                               11,767,962     16,624,625     31,545,477        4,252,125      4,971,712
                                              -----------    -----------    -----------      -----------    -----------
OPERATING COSTS AND EXPENSES:
   Golf division                                4,226,861      7,703,258     19,389,354        1,780,001      2,392,414
   Marketing division                           4,169,230      4,789,970      5,532,653        1,257,983      1,306,880
   Corporate overhead                           2,994,015      3,051,444      3,121,257          714,052        750,466
   Depreciation and amortization                  243,318        198,710        233,041           53,305         72,207
                                              -----------    -----------    -----------      -----------    -----------
                                               11,633,424     15,743,382     28,276,305        3,805,341      4,521,967
                                              -----------    -----------    -----------      -----------    -----------
        Operating income                          134,538        881,243      3,269,172          446,784        449,745
                                              -----------    -----------    -----------      -----------    -----------
OTHER INCOME (EXPENSE):
   Interest income                                  9,146         17,929         37,166            1,352          4,356
   Interest expense                                  --           (7,541)       (25,255)          (4,054)       (12,342)
   Other                                           (6,751)       (20,069)       (12,954)          (1,355)        12,116
                                              -----------    -----------    -----------      -----------    -----------
        Total other income (expense)                2,395         (9,681)        (1,043)          (4,057)         4,130
                                              -----------    -----------    -----------      -----------    -----------
        Income before income taxes and
          minority interest                       136,933        871,562      3,268,129          442,727        453,875

FOREIGN TAX PROVISION                             616,038        699,499      1,010,312          177,880         95,975

MINORITY INTEREST                                 924,935      1,037,698      1,023,942          203,294        324,708
                                              -----------    -----------    -----------      -----------    -----------
        Income (loss) before pro forma
          income taxes                         (1,404,040)      (865,635)     1,233,875           61,553         33,192

PRO FORMA INCOME TAX BENEFIT - UNAUDITED
  (Note 1)                                       (923,358)      (764,292)      (135,080)         (84,502)       (45,600)
                                              -----------    -----------    -----------      -----------    -----------
        Pro forma net income (loss)           $  (480,682)   $  (101,343)   $ 1,368,955      $   146,055    $    78,792
                                              ===========    ===========    ===========      ===========    ===========
Pro forma net income per share of
  common stock                                                              $                               $
                                                                            ===========                     ===========
Weighted average number of common stock
   and common stock equivalents outstanding
                                                                            ===========                     ===========

The accompanying notes to combined financial statements are an integral part of these combined statements.

                         GOLDEN BEAR GOLF CENTERS, INC.,
                       PARAGON GOLF CONSTRUCTION, INC. AND
              CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

                   COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                 RETAINED
                                                                  ADDITIONAL     EARNINGS/
                                                      COMMON       PAID-IN      DIVISIONAL
                                                       STOCK       CAPITAL        EQUITY          TOTAL
                                                   -----------   -----------   -----------    -----------
BALANCE, December 31, 1992                         $     1,250   $     8,750   $ 1,429,022    $ 1,439,022

     Sale of common stock of Golf Centers                1,250       108,750          --          110,000

     Divisional transfers from International              --            --         965,063        965,063

     Net loss                                             --            --      (1,404,040)    (1,404,040)
                                                   -----------   -----------   -----------    -----------
BALANCE, December 31, 1993                               2,500       117,500       990,045      1,110,045

     Contributions to Paragon                             --         750,000          --          750,000

     Divisional transfers to International                --            --        (738,794)      (738,794)

     Net loss                                             --            --        (865,635)      (865,635)
                                                   -----------   -----------   -----------    -----------
BALANCE, December 31, 1994                               2,500       867,500      (614,384)       255,616

     Divisional transfers to International                --            --        (459,173)      (459,173)

     Net income                                           --            --       1,233,875      1,233,875
                                                   -----------   -----------   -----------    -----------
BALANCE, December 31, 1995                               2,500       867,500       160,318      1,030,318

     Divisional transfers to International
        (Unaudited)                                       --            --        (783,463)      (783,463)

     Net income (Unaudited)                               --            --          33,192         33,192
                                                   -----------   -----------   -----------    -----------
BALANCE, March 31, 1996 (Unaudited)                $     2,500   $   867,500   $  (589,953)   $   280,047
                                                   ===========   ===========   ===========    ===========

            The accompanying notes to combined financial statements
               are an integral part of these combined statements.

                         GOLDEN BEAR GOLF CENTERS, INC.,

                       PARAGON GOLF CONSTRUCTION, INC. AND
              CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

                        COMBINED STATEMENTS OF CASH FLOWS

                                                                                                FOR THE THREE MONTHS
                                                   FOR THE YEARS ENDED DECEMBER 31,                ENDED MARCH 31,
                                              -----------------------------------------      --------------------------
                                                  1993           1994           1995             1995           1996
                                              -----------    -----------    -----------      -----------    -----------
                                                                                                    (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                          $(1,404,040)   $  (865,635)   $ 1,233,875      $    61,553    $    33,192
   Adjustments to reconcile net income
      (loss) to net cash provided by
      operating activities-
         Depreciation and amortization            243,318        198,710        233,041           53,305         72,207
         Provision for uncollectibles              96,037        476,962         98,046             --            7,886
         Provision for estimated losses on
            construction contracts in
            process                                  --           82,147        (14,859)            --             --
         Minority interest                        924,935      1,037,698      1,023,942          203,294        324,708
         Changes in assets and liabilities:
            Restricted cash                          --          (52,353)          --               --             --
            Accounts receivable                (1,095,818)    (1,879,278)    (3,201,143)         802,810      1,087,177
            Costs and estimated earnings in
               excess of billings on
               uncompleted contracts                 --         (194,177)      (472,161)          14,821       (203,602)
            Prepaid expenses and other
               current assets                     (56,275)       (51,039)        14,940           (5,171)      (189,053)
            Other assets                           91,832          7,485         20,761           56,951       (171,926)
            Accounts payable                      466,077        396,952      2,960,892          (35,556)      (805,235)
            Accrued expenses                      395,557        379,361        721,269          117,573       (295,640)
            Billings in excess of costs and
               estimated earnings on
               uncompleted contracts              196,268        633,524       (226,802)        (132,802)       243,223
            Deferred revenue                      244,985        364,554       (157,195)         538,296        443,943
                                              -----------    -----------    -----------      -----------    -----------
               Net cash provided by
                  operating activities            102,876        534,911      2,234,606        1,675,074        546,880
                                              -----------    -----------    -----------      -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                           (23,259)      (248,551)      (193,913)        (111,876)       (56,303)
   Decrease (increase) in due from
      International                                93,744        (69,488)      (617,057)        (123,548)       393,306
   Distributions to minority investors           (901,388)    (1,002,137)    (1,115,000)        (347,500)      (615,000)
                                              -----------    -----------    -----------      -----------    -----------
               Net cash used in investing
                  activities                     (830,903)    (1,320,176)    (1,925,970)        (582,924)      (277,997)
                                              -----------    -----------    -----------      -----------    -----------

                                   (Continued)

                         GOLDEN BEAR GOLF CENTERS, INC.,
                       PARAGON GOLF CONSTRUCTION, INC. AND
              CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

                        COMBINED STATEMENTS OF CASH FLOWS

                                   (Continued)

                                                                                                FOR THE THREE MONTHS
                                                   FOR THE YEARS ENDED DECEMBER 31,                ENDED MARCH 31,
                                              -----------------------------------------      --------------------------
                                                  1993           1994           1995             1995           1996
                                              -----------    -----------    -----------      -----------    -----------
                                                                                                    (Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:
   Sale of common stock and contributions     $   110,000    $   750,000    $     --         $    --        $     --
   Proceeds from notes payable                       --          200,242        150,000           --            454,922
   Payments on notes payable                     (106,314)       (24,532)       (62,975)         (15,744)       (18,354)
   Divisional transfers from (to)
      International                               965,063       (738,794)      (459,173)        (992,017)      (783,463)
                                              -----------    -----------    -----------      -----------    -----------
         Net cash provided by (used in)
            financing activities                  968,749        186,916       (372,148)      (1,007,761)      (346,895)
                                              -----------    -----------    -----------      -----------    -----------
         Net increase (decrease) in cash
            and cash equivalents                  240,722       (598,349)       (63,512)          84,389        (78,012)

CASH AND CASH EQUIVALENTS, beginning of year      798,935      1,039,657        441,308          441,308        377,796
                                              -----------    -----------    -----------      -----------    -----------
CASH AND CASH EQUIVALENTS, end of year        $ 1,039,657    $   441,308    $   377,796      $   525,697    $   299,784
                                              ===========    ===========    ===========      ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION:
      Cash paid for interest                  $      --      $     7,541    $    24,962      $     6,693    $     3,394
                                              ===========    ===========    ===========      ===========    ===========
      Cash paid for foreign taxes             $   386,038    $   559,499    $   532,383      $   265,811    $   277,975
                                              ===========    ===========    ===========      ===========    ===========

The accompanying notes to combined financial statements are an integral part of these combined statements.

                         GOLDEN BEAR GOLF CENTERS, INC.,
                       PARAGON GOLF CONSTRUCTION, INC. AND
              CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      ORGANIZATION-

The combined financial statements include the accounts of Golden Bear Golf Centers, Inc. ("Golf Centers"), Paragon Golf Construction, Inc. ("Paragon") and Certain Operations of Golden Bear International, Inc. ("GBI Carve-out") (collectively, the "Companies"). All significant intercompany transactions and accounts have been eliminated. Golden Bear International, Inc. ("International") is a privately owned company controlled by Jack Nicklaus, primarily involved in golf course design and consulting, the development of residential communities and daily fee golf courses, the manufacture and marketing of golf clubs and equipment and the production and marketing of golf and other sporting events.

Golf Centers was incorporated in December 1992 to offer franchise opportunities for the operation of golf instruction and practice facilities that consist of practice stations and the teaching techniques developed by Jack Nicklaus, Jim Flick and the International staff. In connection with the franchise program, Golf Centers enters into various agreements with franchisees including, but not limited to, development and license agreements which provide for the establishment and operation of golf centers and use of various trademarks, trade names and associated logos and symbols.

Paragon was incorporated in October 1992 to provide golf course construction, shaping and consulting services to customers located throughout the world. Construction and shaping work is performed under both cost-plus-fee contracts and fixed-price contracts. Paragon also manages or supervises, for a fee, the construction projects of others. The length of Paragon's contracts varies but typically is less than two years.

GBI Carve-out provides golf club management services, operates golf academies, licenses the brand names of Nicklaus, Jack Nicklaus and Golden Bear and develops and conducts golf instruction. GBI Carve-out receives 30% of all revenues received by Jack Nicklaus for personal endorsement services with various companies. GBI Carve-out also receives a 10% management fee based on the golf course design fees received by International. See Note 9.

The financial statements of GBI Carve-out, which are included in the accompanying combined financial statements, have been prepared from the books and records of International. As such, the combined statements of operations include allocations of expenses between GBI Carve-out and the other divisions of International which are material in amount. Such expenses include allocations for corporate overhead, payroll, facilities, administration and other overhead which were allocated to GBI Carve-out using a proportional cost method of allocation because specific identification of expenses is not practicable. Management believes that such allocations are representative of stand-alone expenses based on GBI Carve-out's operations. The divisional equity of GBI Carve-out includes transfers to International. Such transfers represent cash generated by GBI Carve-out used in other operations of International.

In the opinion of management, the results of operations and cash flows of GBI Carve-out are properly reflected in the accompanying financial statements.

The apparel licensing activities of GBI Carve-out are conducted through Jack Nicklaus Apparel International ("Apparel") and its various partnerships. GBI Carve-out serves as general partner and is generally entitled to receive 50% to 66-2/3% of the cash distributions of the various partnerships' operations. GBI Carve-out's duties with respect to the various partnerships include ownership of the various trademarks and licenses, contract negotiation, accounting and determination and processing of distributions. Accordingly, for financial reporting purposes, Apparel is considered to be controlled by the Companies. Notwithstanding the lack of technical majority ownership, consolidation of Apparel is necessary to fairly present the financial position and results of operations of the Companies. The operations and balance sheet data of Apparel are consolidated with GBI Carve-out, and minority interest is reflected.

The minority interest asset of approximately $207,000 (unaudited) at March 31, 1996 results from cash distributions made during the three month period exceeding income recognized during the period. Such asset will be realized as additional income is recognized during the year.

      CASH AND CASH EQUIVALENTS-

The Companies consider all highly liquid investment instruments with a maturity of three months or less when purchased to be cash equivalents. In 1994, the Companies adopted Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and, accordingly, all such instruments are classified as "held to maturity" securities which are reported at amortized cost. The adoption of this pronouncement did not have a material effect on the financial position or results of operations of the Companies.

      RESTRICTED CASH-

In 1994, to begin construction on a certain project, Paragon was required by a local government's environmental department to place $52,353 in a certificate of deposit as a performance bond. This performance bond is required until such time as the government agency deems it unnecessary to be maintained. This three-month certificate of deposit is automatically extended and bears interest at 2.8%.

      ACCOUNTS RECEIVABLE AND REVENUE RECOGNITION-

            GOLF CENTERS

Revenues include franchise fees and royalty fees received from franchisees. Franchise fees relate to the establishment of the golf centers and royalties fees relate to the provision of assistance by Golf Centers with marketing, training and other operational issues. Accordingly, franchise fees are recognized as revenue when substantially all such services required under the development agreement have been performed. Royalty fees are based upon franchisees' adjusted gross revenues, as defined, and are recognized as revenues when earned.

"Deferred revenue" includes franchise fees due or collected in excess of amounts earned and amounted to $177,500, $190,000 and $190,000 (unaudited) at December 31, 1994, December 31, 1995 and March 31, 1996.

            PARAGON

Paragon records profits on long-term construction and shaping contracts using the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total cost for each contract. This method is used as management considers expended contract costs to be the best available measure of progress on these contracts. Provision for estimated losses on uncompleted contracts are made in the period in which the Company determines that such losses are probable.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs, and depreciation costs. Selling, general and administrative costs are charged to expense as incurred.

Accounts receivable are principally from owners of golf courses under construction. Paragon performs periodic credit evaluations of its customers and maintains allowances for potential credit losses.

In 1995, revenues from a single unaffiliated Paragon customer represented approximately 16% of the combined Companies' total revenues. Accounts receivable at December 31, 1995 include amounts due from this same customer of approximately $1,000,000.

            GBI CARVE-OUT

Fees received for golf management services are generally received and recorded over the life of the related contracts. Golf academy and golf instruction revenues are recognized concurrent with the time the services are rendered. License revenue is recognized over the term of the underlying license agreement, generally from five to ten years.

GBI Carve-out is also entitled to receive 30% of revenues received by Jack Nicklaus for personal endorsement services with various companies and is entitled to receive a management fee which represents 10% of the golf course design fees received by International. Related revenues are recognized as Jack Nicklaus becomes entitled to receive such personal endorsement fees and as International receives its design fees. International generally receives deposits ranging from 10% to 50% for its design services. The remaining design fee is received in installments over the period of the design contract.

      PROPERTY AND EQUIPMENT-

Property and equipment are stated at cost less accumulated depreciation. Property and equipment are depreciated using straight-line and accelerated methods over the estimated useful lives of the assets.

Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon the sale or retirement of assets, the cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized currently.

      USE OF ESTIMATES-

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      FAIR VALUE OF FINANCIAL INSTRUMENTS-

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS 107), requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, accounts receivable, costs and estimated earnings in excess of billings on uncompleted contracts, prepaid expenses and other current assets, accounts payable, accrued expenses, billings in excess of costs and estimated earnings on uncompleted contracts, deferred revenue, provision for estimated losses on construction contracts in process and long-term debt are reflected in the accompanying financial statements at cost which approximates fair value.

      PRO FORMA INCOME TAX BENEFIT-

Golf Centers and Paragon are S Corporations for Federal income tax reporting purposes. GBI Carve-out is a division of International, an S Corporation. As S Corporations, net income (loss) and related temporary differences which arise in the recording of income and expense items for financial and income tax reporting purposes of the Companies are reported in the tax returns of the individual shareholders.

Foreign tax provision represents taxes paid or accrued on the Companies' foreign operations as foreign jurisdictions do not recognize the S Corporation status.

The pro forma income tax benefit is included in the combined statements of operations and is presented for informational purposes as if the domestic operations of the Companies were C Corporations during the years presented. Generally foreign taxes paid will serve to reduce the Companies' tax obligation.

Pro forma taxes have been presented to reflect this benefit and to reduce the historical effective tax rate to an overall estimated effective rate of approximately 39%.

      PRO FORMA NET INCOME PER SHARE OF COMMON STOCK-

Pro forma net income is divided by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding, after applying the treasury stock method to determine net income per share. Primary and fully diluted net income per share are the same for all periods presented as there were no common stock equivalents outstanding during any of the periods presented.

      INTERIM FINANCIAL DATA-

In the opinion of the management of the Companies, the accompanying unaudited combined financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Companies as of March 31, 1996, and the results of operations for the three-month periods ended March 31, 1995 and 1996. The results of operations and cash flows for the three-month period ended March 31, 1996, are not necessarily indicative of the results of operations or cash flows which may be reported for the remainder of 1996.

2.    COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs and estimated earnings on uncompleted construction and shaping contracts consist of the following for contracts recognized under the percentage-of-completion method of accounting:

                                                     DECEMBER 31,
                                            ---------------------------     MARCH 31,
                                                 1994           1995          1996
                                            ------------   ------------   ------------
                                                                           (Unaudited)
Costs incurred on uncompleted contracts     $  4,368,661   $ 16,614,195   $ 16,529,729
Estimated earnings                               435,335      2,116,225      2,560,969
                                            ------------   ------------   ------------
                                               4,803,996     18,730,420     19,090,698
Less- Billings to date                         5,439,611     18,667,072     19,066,971
                                            ------------   ------------   ------------
                                            $   (635,615)  $     63,348   $     23,727
                                            ============   ============   ============

Such amounts are included in the accompanying combined balance sheet under the following captions:

                                                     DECEMBER 31,
                                            ---------------------------     MARCH 31,
                                                 1994           1995          1996
                                            ------------   ------------   ------------
                                                                           (Unaudited)
Costs and estimated earnings in excess of
   billings on uncompleted contracts        $    194,177   $    666,338   $    869,940
Billings in excess of costs and estimated
   earnings on uncompleted contracts            (829,792)      (602,990)      (846,213)
                                            ------------   ------------   ------------
                                            $   (635,615)  $     63,348   $     23,727
                                            ============   ============   ============

Construction contract revenues and cost of construction contract revenues consist of the following:

                                 CONSTRUCTION CONTRACT REVENUES            COST OF CONSTRUCTION CONTRACT REVENUES
                            -----------------------------------------    -----------------------------------------
                                    DECEMBER 31,                                 DECEMBER 31,
                            --------------------------     MARCH 31,     --------------------------      MARCH 31,
                                1994           1995           1996           1994           1995           1996
                            -----------    -----------    -----------    -----------    -----------    -----------
                                                          (Unaudited)                                  (Unaudited)
Completed contracts         $   477,337    $ 4,255,046    $     --       $   367,939    $ 3,391,505    $     --
Uncompleted contracts         5,121,641     14,922,414      2,055,874      4,368,661     13,108,530      1,567,540
                            -----------    -----------    -----------    -----------    -----------    -----------
                            $ 5,598,978    $19,177,460    $ 2,055,874    $ 4,736,600    $16,500,035    $ 1,567,540
                            ===========    ===========    ===========    ===========    ===========    ===========

3.    PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                     DECEMBER 31,                           USEFUL
                                            ---------------------------     MARCH 31,        LIFE
                                                 1994           1995          1996         IN YEARS
                                            ------------   ------------   ------------   -----------
                                                                           (Unaudited)
Leasehold improvements                      $    299,354   $    333,337   $    333,337      3 - 5
Equipment, furniture
  and fixtures                                 1,466,937      1,684,103      1,861,511      5 - 10
                                            ------------   ------------   ------------
                                               1,766,291      2,017,440      2,194,848
Less- Accumulated
  depreciation and
  amortization                                 1,146,182      1,434,854      1,628,166
                                            ------------   ------------   ------------
                                            $    620,109   $    582,586   $    566,682
                                            ============   ============   ============

4.    ACCRUED EXPENSES

Accrued expenses consist of the following:

                                                     DECEMBER 31,
                                            ---------------------------     MARCH 31,
                                                 1994           1995          1996
                                            ------------   ------------   ------------
                                                                           (Unaudited)
Payroll and related costs                   $    345,691   $    623,811   $    636,067
Foreign taxes                                    680,000      1,132,464        922,214
Other                                            142,952        133,637         35,991
                                            ------------   ------------   ------------
                                            $  1,168,643   $  1,889,912   $  1,594,272
                                            ============   ============   ============

5.    NOTES PAYABLE

Paragon purchased construction equipment valued at $200,000 and received financing from a finance company. The note, which extends through July 1997, requires payments of $6,414 per month, including interest at 9.5% per annum and is secured by the construction equipment. The note balance outstanding at December 31, 1994 and 1995 was $175,710 and $112,735.

In 1995, Paragon entered into a loan agreement with a bank which provides for a revolving line of credit collateralized by substantially all of Paragon's assets. Borrowings under the line of credit are limited to a percentage of eligible accounts receivable, as defined, and may not exceed $1,000,000 through the April 26, 1996, maturity date. See Note 11. Interest is payable at 8.5% per annum. The amount outstanding under the line was $150,000 at December 31, 1995 and $600,000 (unaudited) at March 31, 1996.

The loan agreement contains restrictive covenants, including the maintenance of various ratios. At December 31, 1995, Paragon was in compliance with the covenants in the agreement. The loan agreement is guaranteed by the Companies' majority stockholder.

6.    STOCKHOLDERS' EQUITY

The combined stockholders' equity accounts include the accounts of the Companies at December 31, 1995 as follows:

                                     COMMON STOCK
                                  -------------------       ADDITIONAL      RETAINED EARNINGS/
                                  SHARES       AMOUNT     PAID-IN CAPITAL   DIVISIONAL EQUITY
                                  ------      -------     ---------------   -----------------
Golf Centers, $1 par value,
   2,000 shares authorized         1,250      $ 1,250        $108,750            $(56,683)
Paragon, $1 par value,
   2,000 shares authorized         1,250        1,250         758,750             125,864
GBI Carve-out                                    --              --                91,137
                                   -----      -------        --------            --------
                                   2,500      $ 2,500        $867,500            $160,318
                                   =====      =======        ========            ========

7.    RETIREMENT SAVINGS PLAN

The Companies participate in a retirement savings plan (the "Plan") sponsored by International. The Plan operates as a defined contribution plan and is qualified under Section 401(k) of the Internal Revenue Code. The Plan covers all employees who have completed one year of service. The Companies match the employees' contributions, up to a maximum of $1,500 per employee per Plan year. A participant's individual contribution is limited to the maximum amount for such year under the Internal Revenue Code. Discretionary contributions can also be made to the Plan. All employees who have completed one year of service and are employed at year-end are eligible for this contribution.

Contributions to the Plan were $47,183, $59,639 and $59,218 during the years ended December 31, 1993, 1994 and 1995, respectively.

8.    COMMITMENTS AND CONTINGENCIES

      OPERATING LEASES-

The Companies lease vehicles through lease agreements expiring at various dates through 1997. Minimum lease payments under noncancelable operating lease obligations at December 31, 1995 are as follows:

         YEARS ENDING DECEMBER 31,
         -------------------------
                  1996                         $32,712
                  1997                          15,735
                                               -------
                                               $48,447
                                               =======

      LITIGATION-

In August 1995, Paragon brought an arbitration claim against a customer for breach of contract. Paragon alleges it has properly completed the construction relating to the renovation of the customer's golf course and is seeking final payment of retainage and other amounts due, totaling $238,053. In addition, Paragon is seeking additional damages of $144,820. Simultaneous to this claim of arbitration, the customer filed a counterclaim of arbitration against Paragon for alleged construction defects in the renovation of its golf course. The customer is seeking damages in the amount of $750,000. In the opinion of both legal counsel and management of Paragon, the outcome of this counterclaim is indeterminable. As such, no additional provision for loss has been recorded at December 31, 1995 or March 31, 1996.

      GUARANTEES-

Several of Paragon's construction contracts guarantee that Paragon shall, at its sole cost and expense, properly correct and remedy, to the satisfaction of the golf course owner, any structural, aesthetic or functional defects which may appear in the work within a designated period of time.

Additionally, Paragon has entered into construction agreements which specify that Paragon will be liable for penalties incurred on all construction projects uncompleted within a specified period of time.

Paragon's management does not expect the costs associated with corrective action or penalties incurred, if any, to materially impact the financial statements.

9.    RELATED PARTY TRANSACTIONS

Due from International consists of the following:

                                                     DECEMBER 31,
                                            ---------------------------     MARCH 31,
                                                 1994           1995          1996
                                            ------------   ------------   ------------
                                                                           (Unaudited)
Paragon                                     $       --     $    637,210   $    253,840
GBI Carve-out                                     30,089          9,936           --
                                            ------------   ------------   ------------
                                            $     30,089   $    647,146   $    253,840
                                            ============   ============   ============

A majority of the construction, shaping and consulting contracts received by Paragon have been entered into with respect to golf courses designed by International. Certain payments under consulting contracts awarded to Paragon are remitted directly to International. In 1994, Paragon contracted to build a golf course for International at cost. The estimated project cost is $1,360,000 and construction began in February 1995. At December 31, 1995, $637,210 was due from International related to these arrangements.

During the year ended December 31, 1994, Paragon paid off a note payable to International in the amount of $20,593.

GBI Carve-out revenues include 30% of the personal endorsement fees received by Jack Nicklaus. Such amounts totaled $116,250, $300,000 and $480,000 in 1993, 1994 and 1995, respectively, and $78,750 (unaudited) for the three-month period ended March 31, 1996.

GBI Carve-out revenues include 10% of the golf course design fees received by International. Such amounts totaled $953,656, $1,160,371 and $1,310,523 in 1993, 1994 and 1995, respectively, and $299,539 (unaudited) for the three-month period ended March 31, 1996.

10.   SEGMENT REPORTING AND INTERNATIONAL OPERATIONS

The Companies operate in two business segments, Golf and Marketing. The Golf Division includes the operating results of Centers, Paragon and the golf club management services and golf academy activities of GBI Carve-out. The Marketing Division includes the operating results of apparel licensing and instructional activities of GBI Carve-out.

Operating results of each segment are disclosed on the face of the combined statement of operations. Identifiable assets and capital expenditures for each segment are detailed below.

                                                     DECEMBER 31,
                                            ---------------------------     MARCH 31,
                                                 1994           1995          1996
                                            ------------   ------------   ------------
                                                                           (Unaudited)
IDENTIFIABLE ASSETS
Golf                                        $  1,847,139   $  6,082,513   $  6,165,837
Marketing                                      2,570,261      2,441,429      1,311,400
Corporate                                        423,346        382,417        411,017
                                            ------------   ------------   ------------
                                            $  4,840,746   $  8,906,359   $  7,888,254
                                            ============   ============   ============

CAPITAL EXPENDITURES
Golf                                        $    224,308   $    102,638   $     35,752
Corporate                                         24,243         91,275         20,551
                                            ------------   ------------   ------------
                                            $    248,551   $    193,913   $     56,303
                                            ============   ============   ============

The Companies derive a portion of their revenues from foreign sources. Foreign operations are primarily conducted through Paragon and Apparel. Substantially all Paragon contracts and agreements are denominated in U.S. currency. Accordingly, Paragon is not generally subject to foreign currency transactions. A substantial portion of the revenues of Apparel's licensees are generated in foreign currencies. The licensees pay the license to Apparel in U.S. dollars based on the exchange rate on the date of payment. Although foreign currency fluctuations have not been significant historically, fluctuations in the values of these currencies relative to the United States dollar could have a material adverse effect on the Company's future profitability. The following summarizes the combined financial data of foreign activities (after elimination of intercompany transactions):

                                                             DECEMBER 31,                             MARCH 31,
                                              -----------------------------------------      --------------------------
                                                  1993           1994           1995             1995           1996
                                              -----------    -----------    -----------      -----------    -----------
                                                                                                    (Unaudited)
Assets                                        $   149,097    $ 2,468,810    $ 4,202,734      $ 1,542,768    $ 2,993,023
                                              ===========    ===========    ===========      ===========    ===========
Revenues                                      $ 5,289,594    $ 6,537,105    $ 9,585,534      $ 1,614,106    $ 1,687,615
                                              ===========    ===========    ===========      ===========    ===========
Contribution to operating income
   before allocation of corporate
   overhead                                   $ 2,591,013    $ 3,660,780    $ 4,703,812      $   848,047    $   778,977
                                              ===========    ===========    ===========      ===========    ===========

11.   SUBSEQUENT EVENTS

      PLAN OF REORGANIZATION

The Companies have entered into a proposed plan of reorganization which will be consummated only upon the closing of a proposed initial public offering of Class A Common Stock. The Companies will become subsidiaries of a newly-formed parent company, Golden Bear Golf, Inc. ("Golden Bear"). Pursuant to an exchange agreement, Golden Bear will acquire all of the outstanding common stock of the Companies in exchange for ________ shares of Golden Bear's Class B Common Stock.

If the exchange agreement is consummated and Golden Bear closes its initial public offering, the transaction will be accounted for on a historical cost basis in a manner similar to a pooling of interests.

In connection with the proposed initial public offering, Golden Bear intends to adopt a stock option plan and enter into employment agreements with certain officers.

      AGREEMENTS-

In connection with the offering described above, Golden Bear intends to enter into the following agreements:

      DESIGN SERVICES MARKETING AGREEMENT

International will retain Golden Bear as its exclusive worldwide marketing agent for the purpose of identifying and negotiating contracts with developers, owners and operators of golf facilities for International or its division, Nicklaus Design's, including the promotion of the golf course design and consulting services of Jack W. Nicklaus, Jack W. Nicklaus II and other associated designers employed or retained by International.

As compensation for the services provided by Golden Bear under the agreement, International will pay Golden Bear, on a monthly basis in arrears, a commission at the rate of ten percent (10%) of the gross fees (as defined) received by International from any design contract executed by International during the term of this agreement, except for design contracts for any of the specifically excluded design services. The term of the agreement will commence concurrently with the commencement of the proposed initial public offering and will expire on December 31, 2006, unless otherwise terminated or received. Golden Bear has the right, upon expiration of the initial term of this agreement, to continually renew the agreement for successive three (3) year terms, subject to its satisfactory performance of its responsibilities to International under the agreement through the effective date of such renewal. The agreement may be terminated by Golden Bear at the end of any calendar year, (commencing with the end of calendar year 2000), upon written notice to International of its intention to terminate not later than July 1 of the year in which such termination is to be effective.

      TRADEMARK LICENSE AGREEMENT

International will grant Golden Bear a royalty-free, exclusive right (subject to certain exclusions) to utilize and sublicense all major trademarks, tradenames and service marks owned or developed by International, including the GOLDEN BEAR, NICKLAUS and JACK NICKLAUS trademarks (collectively, the "Licensed Marks") and the right, subject to the approval of International, to obtain the registration of additional trademarks and service marks deemed by Golden Bear to be necessary or prudent to the maintenance and future expansion of Golden Bear. International also granted Golden Bear the right to use the name, likeness, nickname, biographical data and other identifying characteristics of Jack Nicklaus in connection with the advertising, promotion, sale or rendering of Golden Bear's products or services throughout the world. International has retained the exclusive right to utilize any of the Licensed Marks in connection with its continuing businesses, which encompass (i) golf course design and consulting; (ii) residential community development; (iii) creation, sponsorship, production and marketing of golf and other sporting events; (iv) daily fee golf course development; (v) the manufacture and marketing of golf clubs and equipment; and (vi) the creation, development and editing of books, articles and print media creative works.

The initial term of Golden Bear's license is 30 years, renewable and may only be terminated by International in the event Golden Bear abandons its use of the Licensed Marks or breaches, violates or fails to perform or observe in any material respect any of the material covenants, terms or conditions of the Trademark License Agreement and fails to correct or take immediate action in good faith to correct any such curable breach, violation or failure within ninety (90) days following the receipt of notice of such breach or violation from International.

      PERSONAL SERVICES MANAGEMENT AGREEMENT

International has agreed to retain Golden Bear as the exclusive manager and representative to market the personal services of Jack Nicklaus as a professional athlete, celebrity and corporate spokesman for third parties not affiliated with International or Golden Bear throughout the world. Golden Bear has agreed that it will not, during the term of the agreement, represent, manage or otherwise provide marketing services similar to those contemplated by the agreement to any other professional golfer without the prior written consent of International. The services provided by Golden Bear will include development of personal appearance and personal service opportunities for approval by Jack Nicklaus and International as well as requests from prospective clients, identification and qualification of prospects, negotiation of contracts for approval by International and Jack Nicklaus, and coordination of all scheduling and performance under approved contracts. As compensation for the services to be provided by Golden Bear, International will pay Golden Bear, on a monthly basis in arrears, thirty percent (30%) of the net revenues (as defined) received by International from existing endorsement services and twenty percent (20%) of net revenues (as defined) received by International from endorsement services under any contract which is signed or substantially negotiated during the term of the agreement.

The term of the agreement will commence concurrently with the consummation of the Offering and will expire on December 31, 2006, unless otherwise terminated or renewed. Golden Bear has the right, upon expiration of the initial term of this agreement to continually renew the agreement for successive three years terms, subject to its satisfactory performance of its responsibilities under the agreement through the effective date of such renewal.

      GOLF EQUIPMENT MARKETING, CONSULTING AND COOPERATION AGREEMENT

International has agreed to retain Golden Bear to provide marketing, consulting and cooperation services to International in connection with its marketing obligations as a licensee and member of Nicklaus Golf Equipment Company, L.C., a Florida limited liability company ("NGEC"). For these services Golden Bear will receive a fee of approximately $100,000 per year. International has a 50% ownership interest in NGEC which manufacturing and distributes golf equipment utilizing the Nicklaus, Jack Nicklaus and Golden Bear trademarks and trade names.

The term of the agreement will commence concurrently with the commencement of the proposed initial public offering and will expire on December 31, 2006, unless otherwise terminated or renewed. Golden Bear has the right, upon expiration of the initial term of this agreement, to continually renew the agreement for successive three (3) year terms, subject to its satisfactory performance of its responsibilities to International under the agreement through the effective date of such renewal. The agreement may be terminated by Golden Bear at the end of any calendar year, commencing with the end of calendar year 2000, upon written notice to International of its intention to terminate the agreement.

      OFFICE FACILITIES LICENSING AGREEMENT

Golden Bear will sublease its corporate headquarters from International, pursuant to a sublease and sharing agreement. The sublease commences concurrently with the commencement of the proposed initial public offering and terminates January 31, 2000. Aggregate monthly rent payable under the agreement will be approximately $50,000, including sales taxes and common area maintenance, representing approximately 47% of the primary lease.

The agreement also provides for the sharing of office and business services and equipment formerly provided by or owned by International, including the telephone systems, main switchboard, central facsimile machines, photocopying machines and computer networks. Pursuant to the agreement, International has agreed to pay a monthly management fee equal to fifty percent (50%) of the costs of employing the identified shared office staff and personnel and a monthly equipment fee equal to fifty percent (50%) of the agreed costs, consumable supplies and maintenance of the shared office and business equipment. Additionally, Golden Bear will pay International a monthly phone rental fee based upon the pro rata share of costs of providing local telephone service and maintenance to dedicated and shared phone equipment in the premises.

      LINE OF CREDIT-

Subsequent to year-end, Paragon extended the maturity date of its line of credit to April 26, 1997.

      ACQUISITIONS-

Subsequent to year-end, the Companies entered into agreements to lease one independently owned golf center and to acquire two independently owned golf centers for approximately $4.8 million in cash and notes. The acquisitions will be accounted for as purchases and, accordingly, the purchase price will be allocated to the net assets acquired based on their estimated fair values at the date of acquisition resulting in the recording of goodwill in the amount of approximately $0.3 million as follows:

          Aggregate purchase price                       $ 4,800,000

          Estimated fair value of net assets               4,542,000
                                                         -----------
          Goodwill                                       $   258,000
                                                         ===========

Had these acquisitions occurred as of January 1, 1994, the Companies unaudited results of operations would have been as follows (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                              ------------------------------------------   THREE MONTHS ENDED
                                                       1994                 1995             MARCH 31, 1996
                                              --------------------  --------------------  --------------------
                                                        NET INCOME            NET INCOME            NET INCOME
                                              REVENUES    (LOSS)    REVENUES    (LOSS)    REVENUES    (LOSS)
                                              --------  ----------  --------  ----------  --------  ----------
Historical operating results                  $ 16,625   $   (866)  $ 31,545   $  1,234   $  4,972   $     62

Operating results of
  business to be acquired                        1,746        138      2,170        121       --          --

Pro forma adjustments,
  primarily interest expense
  and goodwill, net of tax                        --         (131)      --         (235)      --         (140)
                                              --------   --------   --------   --------   --------   --------
Pro forma                                     $ 18,371   $   (879)  $ 33,715   $  1,120   $  4,972   $    (78)
                                              ========   ========   ========   ========   ========   ========

The operations of the acquired businesses are insignificant during the months of January through March due to the seasonality of the acquired golf centers' businesses which are all located in the Northeastern United States.

12.   QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Quarterly operating results for the year ended December 31, 1995, are as follows:

                                                          THREE MONTHS ENDED
                                        -------------------------------------------------------
                                         MARCH 31,      JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                           1995           1995          1995           1995
                                        ----------    ----------   -------------   ------------
Revenues:
  Golf division                         $  1,799      $  5,248        $ 8,076        $  6,352
  Marketing division                       2,453         3,113          1,938           2,566
                                        ----------    ----------   -------------   ------------
                                           4,252         8,361         10,014           8,918
                                        ----------    ----------   -------------   ------------
Costs and operating expenses:
  Golf division                            1,780         4,546          7,249           5,814
  Marketing division                       1,258         1,585          1,210           1,480
  Corporate overhead                         714           788            773             846
  Depreciation and amortization               53            58             59              63
                                        ----------    ----------   -------------   ------------
                                           3,805         6,977          9,291           8,203
                                        ----------    ----------   -------------   ------------

Operating income                             447         1,384            723             715
Other income (expense)                      (207)         (304)          (159)           (355)
                                        ----------    ----------   -------------   ------------
Income before income taxes                   240         1,080            564             360
Foreign tax expense                          178           265            292             275
                                        ----------    ----------   -------------   ------------
     Net income                         $     62      $    815        $   272        $     85
                                        ==========    ==========   =============   ============

                             GOLDEN BEAR GOLF, INC.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

                             GOLDEN BEAR GOLF, INC.

                                 INTRODUCTION TO

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION


GENERAL

The following Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1996 and the Unaudited Pro Forma Consolidated Statements of Operations for the three months ended March 31, 1996 and for the year ended December 31, 1995 reflect adjustments to Golden Bear Golf, Inc.'s ("Golden Bear") historical financial position and results of operations to give effect to the transactions discussed below as if such transactions had been consummated at March 31, 1996, or at the beginning of the period presented.

Golden Bear was formed on June ___, 1996 to enter into an exchange agreement which will be consummated only upon the closing of a proposed initial public offering of Golden Bear's Class A Common Stock. Parties to the plan of reorganization include Golden Bear's affiliates, Golden Bear Golf Centers, Inc., Paragon Golf Construction, Inc. and Certain Operations of Golden Bear International, Inc. (collectively the "Companies"). Pursuant to the exchange agreement, Golden Bear will acquire all of the outstanding common stock of the Companies in exchange for ________ shares of its Class B Common Stock.

If the exchange agreement is consummated and Golden Bear closes its initial public offering, the transaction will be accounted for on a historical cost basis in a manner similar to a pooling of interests.

The pro forma financial statements have been prepared by Golden Bear based, in part, on the audited financial statements of certain of the businesses acquired and to be acquired as required under the Securities Act, which financial statements are included elsewhere in this Prospectus, and the unaudited financial statements of other businesses acquired, which financial statements are not included herein, adjusted where necessary, with respect to pre-acquisition periods, to the basis of accounting used in Golden Bear's historical financial statements. These pro forma financial statements are not intended to be indicative of the results that would have occurred on the dates indicated or which may be realized in the future.

THE OFFERING

The pro forma financial statements reflect the Offering and the application of the net proceeds therefrom, as if the Offering had occurred on March 31, 1996, or at the beginning of the period presented, as applicable. See "Use of Proceeds."

BUSINESSES TO BE ACQUIRED

Subsequent to year-end, the Companies entered into agreements to acquire or lease the operations of three previously independently owned golf centers. The two acquisitions will be made for approximately $4.8 million in cash and notes. The acquired businesses will be accounted for as purchases and, accordingly, the purchase price will be allocated to the net assets acquired based on their estimated fair values at the date of acquisition.

      MCDAIN-

On April 15, 1996, Golden Bear entered into a lease agreement with McDain Golf Center of Monroeville, a Pennsylvania limited partnership, for the lease of an existing golf practice facility. The lease is for a term of twenty-nine years and calls for annual payments of $325,000 with annual cost of living increases commencing after the fifth year. Golden Bear has an option to purchase the premises in 2001 for $2,000,000.

      COOL SPRINGS-

Golden Bear entered into a letter agreement with Cool Springs, Inc., and William
T. Duckworth regarding the purchase of 40.833 acres of land in Pittsburgh, Pennsylvania on which there is an existing golf practice facility. The purchase price of the land and assets will be $2.9 million. Consummation of this acquisition is subject to a number of conditions, including the rezoning of the property and the completion of due diligence by Golden Bear. Pursuant to the letter agreement, Golden Bear has made nonrefundable deposits of $300,000 which are to be credited against the purchase price.

      TOM'S RIVER-

On April 26, 1996, Golden Bear entered into an agreement with First Sports Capital Development Associates, Ltd. to lease certain real property and to purchase certain assets utilized in connection with an existing golf practice facility located in Tom's River, New Jersey. The lease is for an initial term of 29 years and may be extended for two additional five-year terms. The purchase price for the assets is $1.9 million dollars, of which $500,000 will be paid at closing with the remainder of the purchase price to be evidenced by a promissory note for a term of three years at an interest rate of approximately 9%.

                             GOLDEN BEAR GOLF, INC.

                        UNAUDITED PRO FORMA BALANCE SHEET

                              AS OF MARCH 31, 1996

                                 (IN THOUSANDS)

                                     ASSETS

                                                          BUSINESSES ACQUIRED
                                                      ---------------------------                PRO FORMA
                                        PRO FORMA       COOL               TOM'S   ACQUISITION      FOR       OFFERING
                                        ACTUAL (A)    SPRINGS  MCDAIN (B)  RIVER   ADJUSTMENTS ACQUISITIONS ADJUSTMENTS AS ADJUSTED
                                      --------------  -------  ----------  ------  ----------- ------------ ----------- -----------
CURRENT ASSETS:
     Cash and cash equivalents           $ 2,100      $  --      $  --     $    2  $    (2)(d)   $ 1,500
                                                                                      (600)(l)
     Restricted cash                          52         --         --        --                      52
     Accounts receivable, net              5,287         --         --        --                   5,287
     Due from International                  254         --         --        --                     254
     Costs and estimated earnings
        in excess of billings on
        uncompleted contracts                870         --         --        --                     870
     Prepaid expenses and other
        current assets                       363          52        --         12      (64)(d)       363
                                         -------      ------     ------    ------  -------       -------
            Total current assets           8,926          52        --         14     (666)        8,326

PROPERTY AND EQUIPMENT, net                  567       2,232        --      2,310                  5,109

OTHER ASSETS                                 195         --         --         34      258 (c)       453
                                                                                       (34)(d)
                                         -------      ------     ------    ------  -------       -------

            Total assets                 $ 9,688      $2,284     $  --     $2,358  $  (442)      $13,888
                                         =======      ======     ======    ======  =======       =======


                                   (Continued)

                             GOLDEN BEAR GOLF, INC.

                        UNAUDITED PRO FORMA BALANCE SHEET

                              AS OF MARCH 31, 1996

                                 (IN THOUSANDS)

                                   (Continued)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                          BUSINESSES ACQUIRED
                                                      ---------------------------               PRO FORMA
                                        PRO FORMA       COOL               TOM'S   ACQUISITION     FOR       OFFERING
                                        ACTUAL (A)    SPRINGS  MCDAIN (B)  RIVER   ADJUSTMENTS ACQUISITIONS ADJUSTMENTS AS ADJUSTED
                                      --------------  -------  ----------  ------  ----------- ------------ ----------- -----------
CURRENT LIABILITIES:
   Accounts payable                      $ 3,464      $    8     $  --     $   54  $   (62)(d)   $ 3,464
   Accrued expenses                        1,594          31        --         44      (75)(d)     1,594
   Billings in excess of costs and
      estimated earnings on
      uncompleted contracts                  846         --         --        --                     846
   Deferred revenue                        1,145         --         --        --                   1,145
   Current portion of notes payable          674         --         --          8       (8)(d)       674
   Provision for estimated losses on
      construction contracts in process       67         --         --        --                      67
                                         -------      ------     ------    ------  -------       -------
            Total current liabilities      7,790          39        --        106     (145)        7,790
                                         -------      ------     ------    ------  -------       -------
NOTES PAYABLE, net of current portion         25         219        --        615     (834)(d)     4,225
                                         -------      ------     ------    ------                -------
                                                                                     4,200 (h)

MINORITY INTEREST                           (207)        --         --        --                    (207)
                                         -------      ------     ------    ------  -------       -------
SHAREHOLDERS' EQUITY:
   Common stock                                3          23        --          1      (24)(d)         3
   Additional paid-in capital              2,667           5        --      1,653   (1,658)(d)     2,667
   Retained earnings                        (590)      1,998        --        (17)  (1,981)(d)      (590)
                                         -------      ------     ------    ------  -------       -------
            Total stockholders' equity     2,080       2,026        --      1,637   (3,663)        2,080
                                         -------      ------     ------    ------  -------       -------
            Total liabilities and
               stockholders' equity      $ 9,688      $2,284     $  --     $2,358  $  (442)      $13,888
                                         =======      ======     ======    ======  =======       =======

                             GOLDEN BEAR GOLF, INC.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                    FOR THE THREE MONTHS ENDED MARCH 31, 1996

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                                              PRO FORMA
                                                                           BUSINESSES      ACQUISITION            FOR
                                                             ACTUAL       ACQUIRED (J)     ADJUSTMENTS       ACQUISITIONS
                                                         -------------    ------------     -----------       ------------
REVENUES:
   Golf division                                         $       2,590    $    --                            $      2,590
   Marketing division                                            2,382         --                                   2,382
                                                         -------------    ------------                       ------------
                                                                 4,972         --                                   4,972
                                                         -------------    ------------                       ------------
OPERATING COSTS AND EXPENSES:
   Golf division                                                 2,392         --          $    81 (f)              2,473
   Marketing division                                            1,307         --                                   1,307
   Corporate overhead                                              750         --                                     750
   Depreciation and amortization                                    73         --                2 (e)                 75
                                                         -------------    ------------                       ------------
                                                                 4,522         --                                   4,605
                                                         -------------    ------------                       ------------
            Operating income                                       450                                                367

OTHER EXPENSE                                                     (321)        --             (147)(i)               (468)
                                                         -------------    ------------                       ------------
            Income (loss) before foreign and
               pro forma provision for income taxes                129         --                                    (101)

FOREIGN AND PRO FORMA TAX PROVISIONS                                50         --              (90)(g)                (40)
                                                         -------------    ------------     ----------        -------------
            Net income (loss)                            $          79    $    --          $  (140)          $        (61)
                                                         =============    ============     ==========        =============
Net income per share                                     $                                                   $
                                                         =============                                       =============
Weighted average number of common stock
   and common stock equivalents outstanding              =============

                             GOLDEN BEAR GOLF, INC.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          BUSINESSES ACQUIRED
                                                      ---------------------------               PRO FORMA
                                                        COOL               TOM'S   ACQUISITION     FOR
                                          ACTUAL      SPRINGS  MCDAIN (B)  RIVER   ADJUSTMENTS  ACQUISITIONS
                                      --------------  -------  ----------  ------  -----------  ------------
REVENUES:
   Golf division                         $ 21,475     $ 1,277    $ 469     $ 424                 $ 23,645
   Marketing division                      10,070         --       --        --                    10,070
                                         --------     -------    -----     -----                 --------
                                           31,545       1,277      469       424                   33,715

OPERATING COSTS AND EXPENSES:
   Golf division                           19,389         945      452       384   $   325 (f)     21,424
                                                                                       (71)(m)
   Marketing division                       5,533         --       --        --                     5,533
   Corporate overhead                       3,121         --       --        --                     3,121
   Depreciation and amortization              233          41       60        47         9 (e)        330
                                                                                       (60)(f)
                                         --------     -------    -----     -----                 --------
                                           28,276         986      512       431                   30,408
                                         --------     -------    -----     -----                 --------
            Operating income (loss)         3,269         291      (43)       (7)                   3,307

OTHER EXPENSE                              (1,025)        --      (110)      (10)      110 (f)     (1,328)
                                                                                      (293)(i)
                                         --------     -------    -----     -----                 --------
            Income (loss) before foreign
               and pro forma provision
               for income taxes             2,244         291     (153)      (17)                   1,979

FOREIGN AND PRO FORMA TAX PROVISIONS          875         --       --        --       (151)(g)        724
                                         --------     -------    -----     -----   -------       --------
            Net income (loss)            $  1,369     $   291    $(153)    $ (17)  $   235       $  1,255
                                         ========     =======    =====     =====   =======       ========
Net income per share                     $                                                       $
                                         ========                                                ========
Weighted average number of common stock
   and common stock equivalents
   outstanding
                                         ========                                                ========

                             GOLDEN BEAR GOLF, INC.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(a) Reflects the impact of the sale of _____ shares of Class A Common Stock and ______ shares of Class B Common Stock and the receipt of $1,800,000 in connection with such sale and Reorganization.

(b) McDain will be operated under an operating lease agreement, as such, no assets will be acquired and no goodwill will be recorded.

(c) Represents the purchase of the two golf centers and the recording of goodwill as follows (in thousands):

                         PURCHASE        NET ASSETS
                           PRICE          ACQUIRED        GOODWILL
                        ---------        ---------        --------
    Cool Springs        $   2,900        $   2,232        $    668
    Tom's River             1,900            2,310            (410)
                        ---------        ---------        --------
                        $   4,800        $   4,542        $    258
                        =========        =========        ========

(d) Represents assets, liabilities and equity which are not included in the acquisition.

(e) Represents amortization expense related to goodwill resulting from the acquisitions as follows:

                                                                   THREE MONTHS
                                                      YEAR ENDED       ENDED
                                     AMORTIZATION    DECEMBER 31,    MARCH 31,
                          AMOUNT        PERIOD           1995          1996
                        ---------    ------------    ------------  ------------
    Cool Springs        $    668       29 years        $  23           $  6
    Tom's River             (410)      29 years          (14)            (4)
                        --------                       -----           ----
                        $    258                       $   9           $  2
                        ========                       =====           ====

(f) Represents elimination of certain McDain expenses (depreciation and interest expense on debt not assumed) and inclusion of the $325,000 lease entered into as a result of the McDain transaction.

(g) Represents the tax effect of the pro forma adjustments at an effective rate of 39%.

(h) Represents debt resulting from the acquisitions. See Note (i).

(i) Represents interest expense at an estimated 9% on debt resulting from the acquisitions as follows (in thousands):

                                                                          THREE MONTHS
                                                             YEAR ENDED      ENDED
                                                 PERIOD     DECEMBER 31,    MARCH 31,
                              DEBT     RATE   OUTSTANDING       1995          1996
                            -------    ----   -----------   ------------  ------------
    Cool Springs            $ 1,800     9%     12 Months      $  162         $  81
    Tom's River               1,400     9%      6 Months          63            32
    Stockholder Note            500     9%     12 Months          45            23
    Stockholder Note            500     9%      6 Months          23            11
                            -------                           ------         -----
                            $ 4,200                           $  293         $ 147
                            =======                           ======         =====

(j) The operations of the acquired businesses are insignificant during the months of January through March due to the seasonality of the acquired golf centers' business which are all located in the Northeastern United States.

(k) Reflects the receipt of the due proceeds of the Offering and the issuance of 1,800,000 shares of common stock offered by the Company at an assumed initial public offering price of $______ per share for an aggregate of $_____ million, net of underwriting discount and estimated offering expenses.

(l) Represents cash used to fund the acquisitions of CoolSprings and Tom's
    River.

(m) Represents elimination of lease expense on land and facilities incurred by Cool Springs prior to the acquisition of such land and facilities in the last quarter of 1995.

================================================================================

       No dealer, salesperson or any other individual has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the Offering covered by this Prospectus. If given or made, such information and representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Class A Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the affairs of the Company or the information set forth in this Prospectus since the date hereof.

                                   ----------
                                TABLE OF CONTENTS


                                                           PAGE
                                                           ----
Prospectus Summary.......................................
Risk Factors.............................................
The Company...............................................
Use of Proceeds..........................................
Dividend Policy..........................................
Dilution..................................................
Capitalization...........................................
Selected Historical Combined Financial
  Data...................................................
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations..............................
Business.................................................
Principal Shareholders...................................
Management...............................................
Certain Relationships and Related Transactions ..........
Description of Capital Stock.............................
Shares Eligible for Future Sale..........................
Certain U.S. Federal Tax Considerations for
  Non-U.S. Holders of Class A Common Stock...............
Underwriting.............................................
Legal Matters............................................
Experts..................................................
Additional Information...................................
Index to Combined Financial Statements...................

                                   ----------

       Until ____________, 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may by required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                                     Shares

                                     [Logo]

                             GOLDEN BEAR GOLF, INC.

                              Class A Common Stock

                                ----------------

                                   PROSPECTUS

                                ----------------


                               Merrill Lynch & Co.

                             William Blair & Company

                            Dean Witter Reynolds Inc.

                                ----------------



                               ____________, 1996

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a list of the estimated expenses (other than underwriting discounts and commissions) to be paid by the Registrant in connection with the issuance and distribution of the securities being registered herein.

SEC Registration Fee.....................................     $     11,421
NASD Filing Fee..........................................            3,812
NASDAQ National Market Quotation Fee.....................
Legal Fees and Expenses*.................................
Registrar and Transfer Agent Fees and Expenses*..........
Accounting Fees and Expenses*............................
Printing and Engraving Expenses*.........................
Blue Sky Qualification Fees and Expenses.................
Miscellaneous     .......................................

                                                              ------------

             Total *.....................................     $
                                                              ============
- ------------------
* Estimated

ITEM 14.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 607.0831 of the Florida Business Corporation Act (the "Florida Act") provides that a director is not personally liable for monetary damages to the corporation or any person for any statement, vote, decision or failure to act regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) a circumstance under which the director is liable for an improper distribution; (iv) in a proceeding by, or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interests of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

         Section 607.0850 of the Florida Act provides that a corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer or employee or agent of the corporation against liability incurred in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 607.0850 also provides that a corporation shall have the power to indemnify any person, who was or is a party to any proceeding by, or in the right of, the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Under Section 607.0850, indemnification is authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person is adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any of the foregoing proceedings, or in defense of any claim, issue or matter therein Section
607.0850 provides that, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. Under Section 607.0850, any indemnification, unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper under the circumstances because he has met the applicable standard of conduct. Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination by the corporation in a specific case,
Section 607.0850 permits a director, officer, employee or agent of the corporation who is or was a party to a proceeding to apply for indemnification to the appropriate court and such court may order indemnification if it determines that such person is entitled to indemnification under the applicable standard.

         Section 607.0850 also provides that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850.

         The Registrant's bylaws provide that it shall indemnify its officers and directors and former officers and directors to the full extent permitted by law.

         The Registrant has entered into indemnification agreements with its directors and certain of its officers. The indemnification agreements generally provide that the Registrant will pay certain amounts incurred by an officer or director in connection with any civil or criminal action or proceeding and specifically including actions by or in the name of the Registrant (derivative suits) where the individual's involvement is by reason of the fact that he was or is an officer or director. Under the indemnification agreements, an officer or director will not receive indemnification if such person is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant. The agreements provide a number of procedures and presumptions used to determine the officer's or director's right to indemnification and include a requirement that in order to receive an advance of expenses, the officer or director must submit an undertaking to repay any expenses advanced on his behalf that are later determined he was not entitled to receive.

         The Registrant's directors and officers are covered by insurance policies indemnifying them against certain liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the Exchange Act), which might be incurred by them in such capacities.

         The Underwriting Agreement, filed as Exhibit 1.1 to this Registration Statement, provides for indemnification by the Underwriter of the Registrant's directors, officers and controlling persons against certain liabilities that may be incurred in connection with the offering, including liabilities under the Securities Act of 1933, as amended.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         Pursuant to the Agreement and Plan of Reorganization, dated as of June ___, 1996, between the Registrant, Golden Bear International, Inc., a Florida corporation ("GBI"), Jack W. Nicklaus, the Jack W. Nicklaus, II Trust, the Steven Nicklaus Trust, the Nancy J. Nicklaus O'Leary Trust, the Gary T. Nicklaus Trust, the Michael S. Nicklaus Trust, Richard P. Bellinger, Mark F. Hesemann, Thomas P. Hislop and Jack P. Bates (collectively, the "Shareholders"), and John
G. Hines ("Hines"), upon the closing of the Offering contemplated by this Registration Statement, the Registrant will issue to (i) GBI, 444 shares of its Class B Common Stock in exchange for certain assets and the assumption of certain related liabilities of GBI and (ii) the Shareholders, an aggregate of 556 shares of its Class A Common Stock and Class B Common Stock in exchange for the contribution by the Shareholders of their shares in each of Paragon Golf Construction, Inc. ("Paragon") and Golden Bear Golf Centers, Inc. ("GBGC"). The Shareholders currently own all of the issued and outstanding capital stock of Paragon and GBGC and Mr. Nicklaus and the above-named Family Controlled Trusts currently own all of the issued and outstanding capital stock of GBI. GBI and the Shareholders currently own all of the issued and outstanding capital stock of the Registrant. The transactions contemplated by the Reorganization Agreement are exempt from registration under the Securities Act by virtue of the provisions of Section 3(a)(9) and/or Section 4(2) of the Securities Act. None of the transactions contemplated by the Reorganization Agreement involved any general solicitation and no commissions were paid.

         In _____________, 1996, the Company issued to its current shareholders for no additional consideration _______ shares of its Class B Common Stock in connection with a ____- for-one forward stock split. Such shares were issued pursuant to the exemption set forth in Section 3(a)(9) of the Securities Act.

ITEM 16.  EXHIBITS

         The following exhibits either are filed herewith or incorporated by reference to documents previously filed or will be filed by amendment, as indicated below:

EXHIBITS      DESCRIPTION
- --------      -----------
  1.1         Form of Underwriting Agreement*

  2.1         Agreement and Plan of Reorganization

  3.1         Articles of Incorporation of the Registrant

  3.3         Bylaws of the Registrant

  4.1         Form of Class A Common Stock Certificate*

  5.1 Form of Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.*

 10.1         Form of Registration Rights Agreement*

 10.2         The Golden Bear Golf, Inc. 1996 Stock Option Plan*

 10.3 Employment Agreement, between Golden Bear Holdings, Inc. and Richard P. Bellinger*

 10.4         Employment Agreement, between Golden Bear Holdings, Inc. and Mark
              F. Hesemann*

 10.5 Employment Agreement, between Golden Bear Holdings, Inc. and Thomas P. Hislop*

 10.6         Employment Agreement, between Golden Bear Holdings, Inc. and Jack
              P. Bates*

 10.7 Form of Indemnification Agreement between Golden Bear Holdings, Inc. and each of its Directors and Executive Officers.*

 10.8 Amended and Restated Joint Venture Agreement, dated June 1, 1994 of Jack Nicklaus Apparel International ("JNAI"), a joint venture between Seaford Clothing Co. and Golden Bear International, Inc.*

 10.9 Master Apparel Agreement, dated June 1, 1993, by and between Gold Bear International, Inc., Hart Schaffner & Marx and Hartmarx Corporation.*

 10.10 Trademark License Agreement, dated ___________, 1996, between Golden Bear Holdings, Inc. and Golden Bear International, Inc.*

 10.11 Design Services Marketing Agreement, dated ______________, 1996, between Golden Bear Holdings, Inc. and Golden Bear International, Inc.*

 10.12 Personal Services Management Agreement, dated _______________, 1996, between Golden Bear Holdings, Inc. and Golden Bear International, Inc.*

 10.13 Marketing Consulting and Cooperation Agreement, dated ____________, 1996, between Golden Bear Holdings, Inc. and Golden Bear International, Inc.*

 10.14 Office Staff and Equipment Service Agreement, dated _____________, 1996, between Golden Bear Holdings, Inc. and Golden Bear International, Inc.*

 10.15 Sublease and Sharing Agreement, dated ________________, 1996, between Golden Bear Holdings, Inc. and Golden Bear International, Inc.*

 21.1         Subsidiaries of the Registrant*

 23.1         Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson,
              P.A.

 23.2         Consent of Arthur Andersen, LLP

 24.1 Power of Attorney (included with signature pages to this Registration Statement)

 27.1         Financial Data Schedule

- ----------
*      To be filed by amendment.

ITEM 17.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration

Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such name as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Palm Beach, State of Florida, on the 7 day of June, 1996.

                                      GOLDEN BEAR GOLF, INC.

                                      By: /s/ RICHARD P. BELLINGER
                                          -------------------------------------
                                          Richard P. Bellinger
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard P. Bellinger, Mark F. Hesemann and Thomas P. Hislop and each of them acting alone, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                         TITLE                            DATE
- ---------                         -----                            ----

/s/ JACK W. NICKLAUS              Director and Chairman        June 7, 1996
- ----------------------------      of the Board
Jack W. Nicklaus

/s/ RICHARD P. BELLINGER          Director, President and      June 7, 1996
- ----------------------------      Chief Executive Officer
Richard P. Bellinger

/s/ JACK P. BATES                 Senior Vice President and    June 7, 1996
- ----------------------------      Chief Financial Officer
Jack P. Bates                     (Principal Financial and
                                  Accounting Officer)

/s/ MARK F. HESEMANN              Director and Senior          June 7, 1996
- ----------------------------      Vice President
Mark F. Hesemann

/s/ THOMAS P. HISLOP              Director and Senior          June 7, 1996
- ----------------------------      Vice President
Thomas P. Hislop

         REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULE

To the Boards of Directors of
    Golden Bear Golf Centers, Inc.,
    Paragon Golf Construction, Inc. and
    Golden Bear International, Inc.:

We have audited, in accordance with generally accepted auditing standards, the financial statements of Golden Bear Golf Centers, Inc., Paragon Golf Construction, Inc. and Certain Operations of Golden Bear International, Inc. (Florida corporations) as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this registration statement, and have issued our report thereon dated April 17, 1996. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying Schedule II is the responsibility of the companies' management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

West Palm Beach, Florida,
     April 17, 1996.

                                                                    SCHEDULE II

                         GOLDEN BEAR GOLF CENTER, INC.,
                      PARAGON GOLF CONSTRUCTION, INC., AND
              CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                                            ADDITIONS    DEDUCTIONS
                                                            ----------   -----------
                                               BALANCE AT   CHARGED TO                 BALANCE AT
                                               BEGINNING    COSTS AND       AMOUNT        END
                DESCRIPTION                    OF PERIOD     EXPENSES    WRITTEN-OFF   OF PERIOD
- ------------------------------------------     ----------   ----------   -----------   ----------
1993

   Allowance for uncollectible accounts        $     --     $  96,037    $     --       $  96,037
                                               =========    =========    =========      =========
1994

   Allowance for uncollectible accounts        $  96,037    $ 476,692    $     --       $ 572,999
                                               =========    =========    =========      =========
1995

   Allowance for uncollectible accounts        $ 572,999    $  98,046    $ 159,212      $ 511,833
                                               =========    =========    =========      =========

                                INDEX TO EXHIBITS

                                                                   SEQUENTIALLY
EXHIBITS      DESCRIPTION                                          NUMBERED PAGE
- --------      -----------                                          -------------
2.1           Agreement and Plan of Reorganization

3.1           Articles of Incorporation of the Registrant

3.3           Bylaws of the Registrant

23.1          Consent of Stearns Weaver Miller Weissler
              Alhadeff & Sitterson, P.A.

23.2          Consent of Arthur Andersen, LLP

27.1          Financial Data Schedule